AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1998
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                     VASCO DATA SECURITY INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)
                                ----------------


                  DELAWARE                       3577                     36-4169320
   (State or other jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
    incorporation or organization)    Classification Code Number)   Identification Number)
                                         ----------------

                       1901 SOUTH MEYERS ROAD, SUITE 210
                        OAKBROOK TERRACE, ILLINOIS 60181
                                 (630) 932-8844
                               ----------------
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                 T. KENDALL HUNT
                             CHIEF EXECUTIVE OFFICER
                        1901 SOUTH MEYERS ROAD, SUITE 210
                        OAKBROOK TERRACE, ILLINOIS 60181
                                 (630) 932-8844
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                   COPIES TO:

                             ROBERT B. MURPHY, ESQ.
                            STEVEN E. FRIEDMAN, ESQ.
                       SCHNADER HARRISON SEGAL & LEWIS LLP
                   1300 EYE STREET, NW, SUITE 1100 EAST LOBBY
                            WASHINGTON, DC 20005-3314
                                 (202) 216-4200
                                ----------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE
===========================================================================================================
                                                         PROPOSED
                                                         MAXIMUM
                                                         OFFERING          PROPOSED          AMOUNT OF
     TITLE OF EACH CLASS OF            AMOUNT TO BE       PRICE       MAXIMUM AGGREGATE     REGISTRATION
    SECURITIES TO BE REGISTERED         REGISTERED      PER SHARE       OFFERING PRICE           FEE
Common Stock, $0.001 par value(1)        469,640          $ 3.28         $1,540,419           $ 454.42
==========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

                                ----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

                             PRELIMINARY PROSPECTUS
                 SUBJECT TO COMPLETION DATED SEPTEMBER 30, 1998

PROSPECTUS

                     VASCO DATA SECURITY INTERNATIONAL, INC.
                                     [LOGO]

                                 469,640 SHARES
                          COMMON STOCK $.001 PAR VALUE

     This Prospectus relates to the offering by VASCO Data Security International, Inc., a Delaware Corporation (the "Company"), of an aggregate of 469,640 shares of its Common Stock, par value $.001 per share (the "Common Stock"), in connection with the pending merger (the "Merger") of VASCO Corp. a Delaware Corporation ("Old VASCO"), with and into the Company, the majority owner of Old VASCO.

     On or about March 11, 1998, the Company completed an exchange offer (the "Exchange Offer") pursuant to which the Company offered to exchange one share of its Common Stock, for each outstanding share of Old VASCO common stock, par value $.001 per share ("Old VASCO Common Stock"). As a result of the Exchange Offer, the Company acquired 97.7% of the outstanding shares of Old VASCO Common Stock and, consequently, Old VASCO is now a subsidiary of the Company. In addition, as part of the Exchange Offer, which is described more fully in the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on September 12, 1997, additional Old VASCO securities, or rights to purchase Old VASCO securities, were converted into the Company's securities, or rights to purchase the Company's securities, as the case may be.

     The Common Stock is quoted on the electronic Bulletin Board of the National Association of Securities Dealers, Inc. On September 30, 1998, the average stock bid and asked price of the Common Stock was $ .

     The Merger will be effected pursuant to the filing of a Certificate of Ownership and Merger (the "Certificate") with the Secretary of State of the State of Delaware. A form of Certificate is attached hereto as ANNEX A. Under
Section 253 of the Delaware General Corporation Law (the "DGCL"), as the owner of more than 90% of the outstanding shares of Old VASCO Common Stock, the Company has the legal ability, and will in fact, effectuate the Merger without the approval of the remaining Old VASCO stockholders. As a result, APPROVAL OF THE MERGER BY THE STOCKHOLDERS OF OLD VASCO IS NOT REQUIRED BY LAW AND THEY ARE NOT BEING ASKED TO VOTE ON THE MERGER. This Prospectus is being provided to the stockholders of Old VASCO in order to inform them of the Merger as well as to apprise them of the appraisal rights which they have under Section 262 of the DGCL. See "The Merger -- Dissenters' Rights of Appraisal."

     As a result of the Merger, each outstanding share of Old VASCO Common Stock (other than the Old VASCO Common Stock owned by the Company) will be converted into one share of Common Stock. FOLLOWING THE COMPLETION OF THE MERGER, IT WILL NOT BE NECESSARY FOR HOLDERS OF OLD VASCO COMMON STOCK TO SURRENDER THEIR EXISTING STOCK CERTIFICATES FOR STOCK CERTIFICATES REPRESENTING SHARES OF COMMON STOCK. See "The Merger -- Effects of Merger." The principal executive offices of Old VASCO and the Company are located at 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181.

                                 ---------------
          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" ON PAGE 7.

                                 ---------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ---------------
                THE DATE OF THIS PROSPECTUS IS SEPTEMBER    , 1998.

Information   contained  herein  is  subject  to  completion  or  Amendment.   A
Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These Securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these Securities in any State in which such offer, application or sale would be unlawful prior to registration or qualification under the Securites laws of any such state.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                           -----

AVAILABLE INFORMATION ....................................................     2
FORWARD-LOOKING STATEMENTS ................................................    3
SUMMARY ...................................................................    4
RISK FACTORS ..............................................................    7
THE COMPANIES .............................................................   14
MERGER ....................................................................   32
 Introduction .............................................................   32
 Background of the Merger -- The Exchange Offer ...........................   32
 Principal Reasons for the Merger .........................................   34
 Principal Benefits and Disadvantage of the Merger ........................   34
 Changes in Old VASCO's Charter and Bylaws to be Effected by Merger .......   34
 Effects of Merger ........................................................   35
 Dissenters' Rights for Appraisal .........................................   35
 Federal Income Tax Consequences of the Merger ............................   35
BUSINESS ..................................................................   37
DESCRIPTION OF SECURITIES .................................................   57
LEGAL MATTERS .............................................................   61
EXPERTS ...................................................................   61
FINANCIAL STATEMENTS ......................................................  F-1
ANNEX A: CERTIFICATE OF OWNERSHIP AND MERGER ..............................  A-1
ANNEX B: DGCL SECTION 262 .................................................  B-1


                              AVAILABLE INFORMATION

     The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Commission Regional Offices: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") registering the Common Stock that was issued as part of the Exchange Offer and that will be issued as a result of the Merger. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items omitted from this Prospectus but contained in the Registration Statement may be inspected and copied as described above.

                          FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "foresees," "plans," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In addition, from time to time Old VASCO or its representatives have made or may make forward-looking statements, orally or in writing. Furthermore, such forward-looking statements may be included in, but are not limited to, press releases or oral statements made by or with the approval of an authorized executive officer of Old VASCO.

     Management wishes to caution the reader that the forward-looking statements contained in this Prospectus involve predictions. No assurance can be given that anticipated results will be achieved; actual results could differ materially from those anticipated by the forward-looking statements as a result of certain factors such as, changes in market conditions, government regulation, technology, the international security systems industry, and the global economy; and dependence on major customers. These risk factors are discussed in further detail in the the Company's SEC filings with the Commission, including the Prospectus relating to the registration of Common Stock (File. No. 333-35563), Annual Report on Form 10-K for the year ended December 31, 1997, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

--------------------------------------------------------------------------------
                                    SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus and the Annexes hereto. Stockholders are urged to read this Prospectus and the Annexes in their entirety.

     As a result of the Exchange Offer and of the Company being the owner of 97.7% of the voting equity of Old VASCO, the Company effectively succeeded to the business and operations of Old VASCO and, on a consolidated basis, to the prior financial history of Old VASCO. Therefore certain historical financial information contained in this Prospectus refers to the Company and Old VASCO on a consolidated basis as if the Company was in existence concurrently with Old VASCO.

                                  THE MERGER

THE  MERGER...................  The  Company's  Board of Directors  has approved the Merger pursuant to which, each outstanding share of Old VASCO Common Stock (other than Old VASCO Common Stock owned by the Company) will be converted into one share of Common Stock. See "The Merger -- Introduction."

REASONS FOR THE MERGER........  In making its decision to approve the Merger and adopt the Certificate, the Board of Directors considered a number of factors, including (i)
                                the fact that Old VASCO's existence is unnecessary and (ii) to remove confusion caused by having a trading market in the securities of both Old VASCO and the Company. See "The Merger -- Principal Reasons for Merger."

VOTE  REQUIRED................  As the owner of more than 90% of the outstanding shares of Old VASCO Common Stock, Section 253 of the DGCL, authorizes the Company to effect the Merger without the approval of other Old VASCO stockholders. THE OLD VASCO STOCKHOLDERS ARE NOT BEING ASKED TO VOTE ON THE MERGER.

CERTAIN FEDERAL INCOME TAX
 CONSEQUENCES.................  While not entirely  free from doubt,  subject to the discussion below, for federal income tax purposes it is more likely than not that (i) the Merger will qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) no gain or loss will be recognized by the holders of Old VASCO Common Stock as a result of the conversion of Old VASCO Common Stock solely into Common Stock pursuant to the Merger, (iii) the tax basis of the Common Stock received by each such holder pursuant to the Merger will be the same as the holder's basis in Old VASCO Common Stock converted in the Merger, and (iv) the holding period of such Common Stock will include the period during which such holder held the Old VASCO Common Stock converted in the Merger, provided that such Old VASCO Common Stock was held as a capital asset on the date of the exchange. See "The Merger -- Federal Income Tax Consequences of the Merger." Each holder of Old VASCO Common Stock should consult his or her own tax advisor to determine the particular tax consequences of the Merger to him or her.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
THE  CERTIFICATE.............   The form of  Certificate  has  been  unanimously
                                adopted and approved by the  Company's  Board of
                                Directors. The Certificate provides, among other
                                things,  that (i) Old VASCO will be merged  with
                                and into the Company, with the Company being the
                                surviving  corporation,  and (ii) each  share of
                                Old VASCO Common Stock  outstanding  immediately
                                prior to the effective time of the Merger (other
                                than  Old  VASCO   Common  Stock  owned  by  the
                                Company) will automatically be converted into one share of Common Stock.

DIRECTORS AND MANAGEMENT.....   Following   the  Merger,   the   directors   and
                                executive officers of the Company will remain the same as they are as of the date of this Prospectus.

DIVIDEND  POLICY.............   Neither Old VASCO nor the Company currently pays
                                cash  dividends  on Old  VASCO  Common  Stock or
                                Common  Stock  (as the  case  may  be),  and the
                                Company   anticipates   that  it  will  not  pay
                                dividends  in  the   foreseeable   future.   See
                                "Description  of Capital Stock of the Company --
                                Dividends."

TRADING  MARKET..............   The Old  VASCO  Common  Stock is  quoted  on the
                                Over-the-Counter Bulletin Board (the "OTC-BB") as is the Common Stock. The Company has applied to have the Common Stock listed on the NASDAQ
                                National Market (the "NNM").

TRANSFER  AGENT..............   Illinois Stock Transfer  Company is the Transfer
                                Agent  and  Registrar  of the Old  VASCO  Common
                                Stock and Common Stock.

CERTAIN EFFECTS OF
 THE  MERGER.................   Upon  consummation  of the  Merger,  the Company
                                will assume the obligations and liabilities of Old VASCO.

NO SUBSTANTIVE
 DIFFERENCES IN
 CORPORATION LAWS...........    Both Old  VASCO  and the  Company  are  Delaware
                                corporations. As a result, the business and legal affairs of both corporations are governed by the laws of the State of Delaware.

DISSENTERS' RIGHTS..........    Under  the DGCL a  record  holder  of Old  VASCO
                                Common Stock will, subject to the specific appraisal procedures, have the right to dissent and to receive a cash payment from the Company with respect to the Merger. See "The Merger --
                                Dissenters' Rights of Appraisal."

REGULATORY  MATTERS.........    The Merger does not require  any  regulatory  or
                                other approvals.

EXCHANGE  OFFER.............    On  or  about  March  11,   1998,   the  Company
                                completed the Exchange  Offer  pursuant to which
                                the  Company  offered to  exchange  one share of
                                Common Stock for each  outstanding  share of Old
                                VASCO Common Stock.  As a result of the Exchange
                                Offer,   the  Company   acquired  97.7%  of  the
                                outstanding shares of Old VASCO Common Stock and, consequently, Old VASCO is now a subsidiary of the Company.


--------------------------------------------------------------------------------
                                       5

                         SUMMARY FINANCIAL INFORMATION

     The  summary  financial  data  presented  below for the fiscal  years ended
December 31, 1993, 1994, 1995, 1996 and 1997 has been derived from the consolidated financial statements of the Company . The financial data for the six months ended June 30, 1997 and 1998 and as of June 30, 1998 has been derived from the Company's unaudited consolidated financial statements. In the opinion of the Company's management, these unaudited consolidated financial statements include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of such information. Operating results for interim periods are not necessarily indicative of the results that might be expected for the entire fiscal year. For a discussion of factors that affect the comparability of the financial information set forth below, such as significant acquisitions undertaken by Old VASCO and the disposition of Old VASCO's Performance Systems line of business in 1996, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and "RISK FACTORS."

                                                                                                 SIX MONTHS ENDED
                                                 FISCAL YEAR ENDED DECEMBER 31,                      JUNE 30,
                                   ---------------------------------------------------------- -----------------------
                                      1993      1994      1995        1996(2)         1997        1997        1998
                                   --------- --------- --------- ----------------- ---------- ----------- -----------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA (1):
 Total revenues ..................  $ 2,199   $ 2,693   $ 3,695     $  10,192       $ 12,302   $  6,592    $  6,138
 Operating income (loss) .........      138       192      (534)       (8,658)(3)     (3,935)      (647)       (491)
 Net income (loss) available to
   common stockholders ...........       50        30      (465)       (9,349)(3)     (5,998)    (1,291)     (1,603)
 Net income (loss) per common
   share .........................       --        --     (0.03)        (0.53)         (0.31)     (0.07)      (0.08)
 Shares used in computing per
   share amounts .................   13,877    14,260    14,817        17,533         19,106     18,496      20,363





                                                            AS OF

                                                        JUNE 30, 1998
                                                         (UNAUDITED)

                                                       --------------
BALANCE SHEET DATA (1):

 Cash ................................................    $  2,246
 Working capital .....................................       1,425
 Total assets ........................................       9,362
 Long term obligations, less current portion .........      11,471
 Stockholders' equity (deficit) ......................      (7,753)



----------


(1) Represents the consolidated financial information of the Company. Old VASCO is a non-operating subsidiary of the Company.

(2) Includes the results of operations of Lintel Security NV/SA from March 1996 and Digipass SA from July 1996; see "FINANCIAL STATEMENTS."

(3) Includes a pretax charge for acquired in-process research and development of $7,351,000.

                                 RISKS FACTORS



     OLD VASCO STOCKHOLDERS WHO ELECT TO EXERCISE THEIR APPRAISAL RIGHTS IN LIEU OF PARTICIPATING IN THE MERGER WILL RECEIVE CASH IN CONSIDERATION OF THEIR OLD VASCO COMMON STOCK AND IN LIEU OF THE COMPANY COMMON STOCK. ANY HOLDER OF OLD VASCO COMMON STOCK WHO PARTICIPATES IN THE MERGER WILL RECEIVE AN OWNERSHIP INTEREST IN THE COMPANY. IN ANY EVENT, THE EXISTENCE OF OLD VASCO WILL CEASE BY OPERATION OF LAW AS A RESULT OF THE MERGER.

FACTORS RELATING TO THE MERGER

     The following factors relate to the Merger as well as the business and operations of the Company.

     POSSIBLE VOLATILITY OF STOCK PRICE. The market prices for securities of technology-dependent companies such as the Company have been volatile. Factors such as announcements of variations in quarterly financial results, a reduction in sales, changes in governmental regulations, competitive developments, and sales of substantial blocks of the securities of the Company by the holders thereof, among other things, could cause the market price of the Common Stock to fluctuate significantly. The sale in the public trading markets of a significant number of shares of Common Stock issued in connection with future financing requirements or acquisitions, if any, may also cause substantial fluctuations in, or may adversely affect, the price of the Common Stock over short time periods. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies that often has been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock following the Merger.

     ADVERSE EFFECTS OF EXERCISE OF EXISTING OPTIONS AND CONVERSION OF CONVERTIBLE SECURITIES. A substantial number of shares of Common Stock are issuable upon exercise or conversion of other outstanding equity equivalent securities (the "the Company Equity Equivalent Securities") and pursuant to other contractual arrangements of the Company. Certain of these shares may be issued at below-market prices. The issuance of these shares of the Company could have an adverse effect on the market price of the Common Stock.

     HOLDING COMPANY STRUCTURE; ADVERSE EFFECTS OF FAILURE TO BE ENTITLED TO MAXIMUM CORPORATE DIVIDENDS-RECEIVED DEDUCTION. The Company's assets consist principally of its ownership of Old VASCO Common Stock and its other indirectly-owned subsidiaries (as more fully described below) and it is primarily a holding company. As a result, the Company's income, if any, will depend on dividends received from its direct and indirect subsidiaries.

     Intercorporate dividends are subject to federal income taxation, but a corporate shareholder may claim a deduction for dividends received from a domestic corporation. The amount deducted would not be taxable income. The amount of any dividends from its subsidiaries that the Company is able to deduct will depend on its level of equity ownership of those subsidiaries. If the Company's equity ownership in a subsidiary is 80% or more, 20% or more but less than 80%, or less than 20%, the amount which it would be able to deduct would be 100%, 80% or 70%, respectively. Because the Company's principal income, if any, at the holding company level will depend primarily on dividends from its subsidiaries, the Company's ownership of less than 80% of the outstanding equity of any of its subsidiaries and its resulting inability to be entitled to deduct 100% of the amount of any dividends received from its subsidiaries could have an adverse effect on the Company's results of operations and financial condition.

     POTENTIAL DILUTION. The Company's Certificate of Incorporation, as amended, authorizes the issuance of seventy-five million (75,000,000) shares of Common Stock. As of September 28, 1998, there were 20,336,057 shares of Common Stock issued and outstanding. The Company's Board of Directors has the power to issue any or all of the authorized but unissued shares without stockholder approval.

     It is anticipated that the Company will attempt to meet its future financing needs through the issuance of equity or debt securities in public or private offerings. To the extent that any such offering involves the sale of Common Stock or a derivative thereof at a price lower than that paid by any investors prior thereto, including investors in Old VASCO and its predecessors, such offering would have an immediate and possibly substantial dilutive impact on investors who purchased prior thereto at higher prices. In addition, to the extent outstanding options and warrants to purchase Common Stock are exercised, there will be further dilution to new investors.

     LOW PRICE OF COMMON STOCK MAY AFFECT MARKETABILITY BY IMPOSING CERTAIN BROKER-DEALER TRADING RESTRICTIONS. Trading in securities which trade at a price under $5.00 is subject to the Commission's "penny stock" regulations. "Penny stocks" generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq stock market system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The Company has applied for the listing of Common Stock on the NNM.

     The penny stock regulations require additional disclosure by broker-dealers in connection with any trades involving penny stock. The regulations impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors (generally, institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written consent to the transaction prior to sale. Prior to any penny stock transaction, the broker-dealer must deliver a disclosure schedule explaining the penny stock market and the risks associated therewith. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     If the Common Stock  becomes  subject to the penny stock  regulations,  the additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of stockholders to sell their shares of the Common Stock in the secondary market.

     The foregoing required penny stock restrictions will not apply to the Common Stock if it is accepted for listing on the NNM and has certain price and volume information provided on a current and continuing basis or if the Company meets certain minimum net tangible assets or average revenue criteria. There can be no assurances that the Common Stock will qualify for exemption from these restrictions.

     PREFERRED STOCK ISSUANCE. The Company's Certificate of Incorporation, as amended, also authorizes the issuance of five hundred thousand (500,000) shares of preferred stock with such designations, rights, powers and preferences as may be determined from time to time by the Company's Board of Directors. The Company's Board of Directors is empowered, without stockholder approval, to issue up to 500,000 shares of preferred stock with such dividend, liquidation, conversion, voting or other rights, powers and preferences as may be determined from time to time by the Board. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the authorized shares of preferred stock and Common Stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company, depending upon the determination of the Company's Board of Directors as to whether such a change in control would be in the best interests of the Company's stockholders.

     NOT ALL POTENTIAL CLAIMS WILL BE ELIMINATED. While the Company believes that, as a result of the Exchange Offer, it is in a better position to raise capital through public and private markets, there is no assurance that the Exchange Offer eliminated all potential claims against Old VASCO or its predecessors based on or arising out of the Corporate Matters (as defined below). Both those holders who did not participate in the Exchange Offer as well as those who did, may attempt to assert Corporate Matters claims against the Company. Such claims, if any, could have an adverse effect on the Company's ability to raise capital and in turn an adverse effect on its results of operations and financial condition.

FACTORS RELATING TO OPERATIONS

     The following factors are applicable to the operations of the Company.

     HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT. The Company has incurred losses from continuing operations before interest and taxes for the years ended December 31, 1996, December 31, 1997 and the six months ended June 30, 1998 of $8,658,000, $3,935,000, and $491,000 respectively. As of June 30, 1998, the
Company had an accumulated deficit of $17,504,000, which amount includes a pretax write-off of acquired in-process technology related to the acquisitions of Lintel Security NV and Digipass SA for the year ended December 31, 1996 in the amount of $7,351,000. In view of the Company's loss history, there can be no assurance that the Company will be able to achieve or sustain profitability on an annual or quarterly basis in the future.

     POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS. The Company's quarterly operating results have in the past varied and may in the future vary significantly. Factors affecting operating results include: the size, timing, cancellation or rescheduling of significant orders; the level of competition; market acceptance of new products and product enhancements; new product announcements or introductions by the Company's competitors; adoption of new technologies and standards; changes in pricing by the Company or its competitors; the ability of the Company to develop, introduce and market new products and product enhancements on a timely basis, if at all; component costs and availability; the Company's success in expanding its sales and marketing programs; technological changes in the market for data security products; foreign currency exchange rates; and general economic trends and other factors.

     ADDITIONAL CAPITAL NEEDED. The Company requires additional capital to finance its working capital and other needs, including the repayment of outstanding obligations and the financing of future growth. The Company believes that its current cash balances and anticipated cash revenues from operations will be sufficient to meet its anticipated cash needs through March 1999.

     Continuance of the Company's operations beyond March 1999, however, will depend on its ability to obtain adequate financing. Although the Company has obtained the necessary financing in the past and intends to raise capital in the near term through, among other potential financing sources, a possible public offering of Common Stock, there is no assurance that it will be able to do so in the future. In addition, there is no assurance that the Company can reduce its expenditures or sell assets or proprietary rights without having a material effect on its business.

     RAPID TECHNOLOGICAL CHANGES AND DEPENDENCE ON NEW PRODUCTS. The market for the Company's products is very dynamic and characterized by rapidly changing technology, evolving industry standards and government policies, changing customer requirements, price-competitive bidding and frequent product enhancements and innovations. The introduction by the Company or its competitors of products embodying new technologies and the emergence of new industry standards could render the Company's existing products obsolete and unmarketable. Therefore, the Company's future success will depend in part upon its ability to enhance its current products and develop innovative products to distinguish itself from the competition and to meet customers' changing needs in the data security industry. The Company is presently expending significant resources to enhance its existing products and develop and introduce the next generation of token and other security products. There can be no assurance, however, that security-related product developments and technology innovations by others will not adversely affect the Company's competitive position or that the Company will be able to successfully anticipate or adapt to changing technology, industry standards or customer requirements on a timely basis. Any failure by the Company to anticipate and respond to such changes could have a material adverse effect on the Company's results of operations and financial condition.

     DEPENDENCE ON MAJOR CUSTOMERS. Approximately 23% of the Company's revenues during 1997 were derived from the sale of the Company security products to one European distributor, Sirnet/Protect Data, and two other European customers each accounted for approximately 16% of the Company's total revenues. There can be no assurance that the Company will be able to modify its existing products or develop new products that will continue to meet the specifications of these customers. Absent significant future revenues from alternative sources, the unforeseen loss of one or more of the Company's major customers' business, or the inability to maintain reasonable profit margins on sales to any of these customers, would have a material adverse effect on the Company's results of operations and financial condition. See "CERTAIN INFORMATION CONCERNING THE COMPANY -- Business -- Customers and Markets."

     PRODUCT CONCENTRATION. Sales of the Company's AccessKey II and Digipass security tokens together comprised the majority of the Company's net sales during fiscal 1995, 1996 and 1997. Should the demand for or pricing of either of these products decline due to the introduction of superior or lower cost products by competitors, changes in the computer industry or other factors, the Company's results of operations and financial condition would be adversely affected.

     DEPENDENCE ON DEVELOPMENT OF INDUSTRY RELATIONSHIPS. The Company is party to collaborative arrangements with a number of corporations and evaluates, on an ongoing basis, potential strategic alliances and intends to continue to pursue such arrangements. The Company's future success will depend significantly on the success of its current arrangements and its ability to establish additional arrangements. There can be no assurance that these arrangements will result in commercially successful products. See "CERTAIN INFORMATION CONCERNING THE COMPANY -- Business -- the Company Security Products -- Strategic Relationships."

     VARIATIONS IN OPERATING RESULTS. Current the Company's quarterly operating results have in the past varied and may in the future vary significantly. Factors affecting operating results include: the level of competition; the size, timing, cancellation or rescheduling of significant orders; market acceptance of new products and product enhancements; new product announcements or introductions by current competitors; adoption of new technologies and standards; changes in pricing by current competitors; the ability of the Company to develop, introduce and market new products and product enhancements on a timely basis, if at all; component costs and availability; current Company success in expanding its sales and marketing programs; technological changes in the market for data security products; foreign currency exchange rates; and general economic trends and other factors.

     In addition, the Company has experienced, and may experience in the future, seasonality in its business. The seasonal trends have included higher revenue in the last quarter of the calendar year and lower revenue in the next succeeding quarter. The Company believes that revenue has tended to be higher in the last quarter due to the tendency of certain customers to implement or complete changes in computer or network security prior to the end of the calendar year. In addition, revenue has tended to be lower in the summer months, particularly in Europe, when many businesses defer purchase decisions. Because the Company's operating expenses are based on anticipated revenue levels and a high percentage of expenses are fixed, a small variation in the timing of recognition of revenue could cause significant variations in operating results from quarter to quarter.

     RISKS OF INTERNATIONAL OPERATIONS. Sales to customers outside the United States accounted for approximately 61%, 95% and 92% of the Company's net revenues in the years ended December 31, 1995, 1996 and 1997, respectively. Because a significant number of the Company's principal customers are located in other countries, management expects that international sales will continue to generate a significant portion of the Company's total revenue. The Company's international business is subject to a variety of risks, including tariffs and other trade barriers, the establishment and expansion of indirect distribution channels in certain countries or regions, delays in expanding its international distribution channels, difficulties collecting international accounts receivable from distributors or resellers, increased costs associated with maintaining international marketing efforts, the introduction of non-tariff trade barriers and difficulties in enforcing intellectual property rights. In addition, the majority of the supply and sales transactions of the Company are denominated in U.S. dollars, whereas many of the supply and sales transactions of Vasco Data Security NV/SA, the Company's European operating subsidiary ("VDS NV/SA"), are denominated in various foreign currencies. A decrease in the value of any of these foreign currencies relative to the U.S. dollar could affect the profitability in U.S. dollars of the Company's products sold in these markets. The Company is therefore subject to the risks associated with fluctuations in currency exchange rates. In order to reduce the risk of fluctuations in currency exchange rates, VDS NV/SA began in 1997 to buy U.S. dollars based on three- to six-month estimated future needs for

U.S. dollars, has developed price lists denominated in both U.S. dollars and foreign currencies, and endeavors to denominate its new supply and sales transactions in U.S. dollars. VDS NV/SA is also beginning to attempt to match as to timing of delivery, amount of product and denomination of currency, some purchase orders from vendors with sales orders to customers. There can be no assurance, however, that these matching efforts will be successful in reducing currency exchange risks or that the risks of international operations will not have a material adverse effect on the Company's financial condition or results of operations. The Company does not hold forward exchange contracts or other hedging instruments to exchange various foreign currencies for U.S. dollars to offset currency rate fluctuations which might affect its obligations in relation to its repayment out of income from sales (which are principally in foreign currency) of debt under its loan obligations (which are principally in U.S. dollars).

     COMPETITION. The market for computer and network security products is highly competitive and subject to rapid change. The Company believes that the principal competitive factors affecting the market for computer and network security products include name recognition, technical features, ease of use, quality/reliability, level of security, customer service and support, distribution channels and price. The Company's competitors include organizations that provide computer and network security products based upon approaches similar to and different from those employed by the Company. There can be no assurance that the market for computer and network security products will not ultimately be dominated by approaches other than the approach marketed by the Company. See "CERTAIN INFORMATION CONCERNING Company -- Business -- The Data Security Industry -- Industry Background," "-- Company Security Products" and "-- Competition."

     Many of the Company's potential competitors have significantly greater financial, marketing, technical and other competitive resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products. Competition could increase if new companies enter the market or if existing competitors expand their product lines. Any reduction in gross margins resulting from competitive factors could have a material adverse effect the Company's financial condition or results of operations.

     Although the Company believes that it has certain technological and other advantages over its competitors, maintaining such advantages will require continued investment by the Company in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances necessary to maintain such competitive advantages. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom the Company has strategic relationships, to increase the ability of their products to address the security needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. If this were to occur, the financial condition and results of operations of the Company could be materially adversely affected. See "CERTAIN INFORMATION CONCERNING the Company -- Business -- Competition."

     DEPENDENCE ON SINGLE SOURCE SUPPLIERS. The majority of the Company's products are manufactured by two independent vendors headquartered in Hong Kong. One of the vendors is under a contract that extends to January 21, 1999, with automatic one-year renewals subject to termination on six months notice, and purchases from the other vendor are on a purchase order by purchase order basis. Each vendor assembles the Company's security tokens at facilities in mainland China. The importation of these products from China exposes the Company to the possibility of product supply disruption and increased costs in the event of changes in the policies of the Chinese government, political unrest or unstable economic conditions in China or developments in the United States that are adverse to trade, including enactment of protectionist legislation. While the Company believes that it could find substitute contractors for the manufacture and assembly of its products, and has had discussions to that effect with a vendor in Belgium, in the event that the supply of components or finished products is interrupted or relations with either of the two principal vendors is terminated, there could be a considerable delay finding suitable replacement sources to manufacture the Company's products which could have a material adverse effect on the Company's results of operations and financial condition. In addition, the Company's AccessKey II product contains a custom-designed microprocessor which is fabricated by a single supplier located in the United States and is procured by purchase orders. The Company expects AccessKey II production to be reduced during 1998 as production of Digipass 300 increases, which employs a widely available microprocessor. Any unforeseen interruption in the supply of microprocessors for the Access Key II from the sole supplier prior to the full phase-in of the Digipass 300 product, however, would have a material adverse effect on the Company's results of operations or financial condition. See "CERTAIN INFORMATION CONCERNING the Company -- Business -- Production."

     PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY. The Company's success depends significantly upon its proprietary technology. The Company currently relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection and generally enters into confidentiality and nondisclosure agreements with its employees and with key vendors and suppliers. The Company holds several patents in the United States and a corresponding patent in certain European countries, which cover certain aspects of its technology. The U.S. patents expire between 2003 through 2010 and the European patent expires in 2008. There can be no assurance that the Company will develop proprietary products or technologies that are patentable, that any issued patent will provide the Company with any competitive advantages or will not be challenged by third parties, or that patents of others will not have a material adverse effect on the Company's business.

     There has also been substantial litigation in the technology industry regarding intellectual property rights, and litigation may be necessary to protect the Company's proprietary technology. The Company expects that companies in the computer and information security market will increasingly be subject to infringement claims as the number of products and competitors in the Company's target market grows. Any such claims or litigation may be time-consuming and costly, cause product shipment delays, require the Company to redesign its products or require the Company to enter into royalty or licensing agreements, any of which could have a material adverse effect on the Company's results of operations and financial condition.

     Despite efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information and software that the Company regards as proprietary. To the extent the Company believes its proprietary rights are being violated, and regardless of its desire to do so, it may not have adequate financial resources to engage in litigation against the party or parties who may infringe on its proprietary technology. In addition, the laws of some foreign countries do not protect proprietary and intellectual property rights to as great an extent as do the laws of the United States. There can be no assurance, however, that the Company's means of protecting its proprietary and intellectual property rights will be adequate or that the Company's competitors will not independently develop similar technology, duplicate the Company's products or design around patents issued to the Company or other intellectual property rights of the Company.

     PRODUCT LIABILITY RISKS. Customers rely on the Company's token-based and smartcard security products to prevent unauthorized access to their data. A malfunction of or design defect in the Company's products could result in tort or warranty claims. The Company does not presently maintain product liability insurance for these types of claims. In order to reduce the risk of exposure from such claims, the Company attempts to obtain warranty disclaimers and liability limitation clauses in its agreements with distributors, resellers and end-user clients. There can be no assurance, however, that the Company will be successful in obtaining such provisions in its agreements or that such measures will be effective in limiting the Company's liability for any such damages. Any liability for damages resulting from security breaches could be substantial and would have a material adverse effect on the Company's results of operations and financial condition. In addition, a well-publicized actual or perceived security breach involving token-based and/or smartcard security systems could adversely affect the market's perception of token-based security products in general, or the Company's products in particular, regardless of whether such breach is attributable to the Company's products. This could result in a decline in demand for the Company's products, which would have a material adverse effect on the Company's results of operations and financial condition.

     GOVERNMENT REGULATION OF TECHNOLOGY EXPORTS. The Company's international sales and operations are subject to risks such as the imposition of government controls, new or changed export license requirements, restrictions on the export of critical technology, trade restrictions and changes in tariffs. While the Company believes that its products are designed to meet the regulatory standards of foreign markets, any inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on the Company's financial condition or results of operations.

     Certain products of the Company are also subject to export controls under U.S. law. The Company believes it has obtained or will obtain all necessary export approvals as required. There can be no assurance, however, that the list of products and countries for which export approval is required, and the regulatory policies with respect thereto will not be revised from time to time. The inability of the Company to obtain required approvals under these regulations could materially adversely affect the ability of the Company to make international sales. For example, U.S. governmental controls on the exportation of encryption technology prohibit the Company from exporting some of its products with the more sophisticated data security encryption technology. As a result, foreign competitors facing less stringent controls may be able to compete more effectively than the Company in the global data security market.
There can be no assurance that these factors will not have a material adverse effect on the Company's financial condition or results of operations.

     Similarly, Vasco Data Security NV/SA, the Belgian operating subsidiary of Old VASCO, is subject to export licensing requirements under Belgian law. The inability of Vasco Data Security NV/SA to obtain required approvals or licenses under Belgian law also could have a material adverse effect on the Company's financial condition or results of operations. For additional information on such export restrictions and licensing requirements under U.S. and Belgian law, see "CERTAIN INFORMATION CONCERNING THE COMPANY -- Business -- Competition."

     CURRENCY FLUCTUATIONS. The majority of the supply and sales transactions of the Company are denominated in U.S. dollars, whereas many of the supply and sales transactions of VDS NV/SA are denominated in various foreign currencies. In order to reduce the risks associated with fluctuations in currency exchange rates, VDS NV/SA began in September 1997 to buy U.S. dollars based on three to six month estimated future needs for U.S. dollars, has developed price lists denominated in both U.S. dollars and foreign currencies, and endeavors to denominate its new supply and sales transactions in U.S. dollars. In this connection, in September 1997 VDS NV/SA purchased $300,000 in United States dollars to cover purchases of supplies for a six-month period. VDS NV/SA is also beginning to attempt to match as to timing of delivery, amount of product and denomination of currency some purchase orders from vendors with sales orders to customers. See "RISK FACTORS -- Factors Relating to Operations -- Risks of International Operations."

YEAR 2000 CONSIDERATIONS

     Many existing computer systems and software products are coded to accept only two digits entries in the date code field with respect to year. With the 21st century less than two years away, the date code field must be adjusted to allow for a four digit year. The Company believes that its internal systems are Year 2000 compliant, but the Company will need to take the required steps to make its existing products compliant. The total estimated cost of this exercise is $150,000, with an anticipated completion date of December 31, 1998. To date, the Company has spent approximately $110,000 in connection with its Year 2000 compliance efforts. There can be no assurance, however, that the Company will meet its anticipated completion date or that the total cost will not exceed $150,000. The Company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to upgrade their current software systems for Year 2000 compliance. This, in turn, could result in reduced funds available to be spent on other technology applications, such as those offered by the Company, which could have a material adverse effect on the Company's business and results of operations.

     DEPENDENCE ON KEY PERSONNEL. The Company depends, to a significant degree, on the efforts of the Company's President, Chief Executive Officer and the Chairman of its Board of Directors, T. Kendall Hunt, and those other key personnel employed by or serving as consultants to its subsidiaries, including John Haggard, Mario Houthooft, Frank Hoornaert, Hyon Im, Jan Valcke and Richard Vaden. Messr. Hunt, Haggard, Im, Vaden and Gregory T. Apple have entered into employment agreements with the Company. See "Management -- Employment Agreements." In addition, Mr. Houthooft, has entered into a consulting agreement with VDS NV/SA. Key man insurance in the amount of $1.5 million is currently maintained by the Company on the life of Mr. Hunt but not on any of the other key personnel. The loss of the services of Mr. Hunt or one or more of its other key personnel could have an adverse effect on the Company's business and operating results.

     The Company's continued success is also dependent upon its ability to attract and retain qualified employees to support its future growth. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key employees or that it can attract, assimilate or retain other highly qualified personnel in the future.

     MANAGEMENT AND CONTROL. Control of the Company is largely in the hands of its Board of Directors, management and T. Kendall Hunt. Based on the number of shares of Common Stock outstanding on September 28, 1998, the Board of Directors of the Company and their spouses own beneficially and of record approximately 56.2% (and Mr. Hunt and his family will own beneficially and of record 49.8%) of the outstanding shares of Common Stock. As the Chairman of the Company Board of Directors, and Chief Executive Officer and President of the Company, T. Kendall Hunt will have control over the direction and operation of the Company and with his family will be able to elect the directors of the Company and to approve corporate action requiring majority stockholder approval. Such concentration of control may have an adverse effect on the market price of Common Stock.

                                  THE COMPANIES

VASCO DATA SECURITY INTERNATIONAL, INC.

     The Company is a Delaware corporation which, through its direct and indirect operating subsidiaries, designs, develops, markets and supports open standards-based hardware and software security systems which manage and secure access to data. The Company's hardware products include time-synchronous response only, challenge/response and time-synchronous challenge/response user authentication devices, some of which incorporate an electronic signature feature to guarantee the integrity of data transmissions. These devices are commonly referred to as security tokens. The Company's security tokens are based upon the Company's core encryption technology, which utilizes two widely known and accepted algorithms, Data Encryption Standard ("DES") and Rivest, Shamir, Adelman ("RSA"). The Company's Cryptech division produces high speed hardware and software encryption products used both internally for the Company's security tokens and for OEM vendors requiring real time encryption services. In addition, the Company offers a smartcard security token that uses the challenge/response mode and the X.509 certificate authentication standard. The Company's security tokens are designed to be used with the Vasco Access Control Manager server software or to be integrated directly into applications. See "BUSINESS" for further information about the business of the Company.

VASCO CORP.

     Old VASCO is a Delaware corporation and a direct subsidiary of the Company. Currently, Old VASCO is the owner of the two operating subsidiaries as described below. Following the Merger, however, the existence of Old VASCO will be terminated and the Company will become the direct owner of such operating subsidiaries.

SUBSIDIARY OPERATIONS

     The Company is the majority owner of Old VASCO. Through its ownership of Old VASCO, the Company indirectly owns two operating subsidiaries. VASCO Data Security, Inc. ("VDSI"), a Delaware corporation headquartered in Oakbrook Terrace, Illinois, is owned directly by Old VASCO. Old VASCO's other operating subsidiary, VDS NV/SA is a Belgian corporation headquartered in a suburb of Brussels, Belgium. VDS NV/SA is owned by the Company's European holding company subsidiary, VASCO Data Security Europe SA ("VDSE"). VDSI and VDS NV/SA are engaged in the design, development, marketing and support of open standards-based hardware and software based security systems which manage and secure access to data and also provide products that permit their customers to encrypt data.

     VDSI. In November 1989, a Utah corporate predecessor of Old VASCO acquired an option to purchase a controlling interest in ThumbScan, Inc. ("ThumbScan"). Old VASCO acquired a controlling interest in ThumbScan in January 1991, and in December 1991 Old VASCO increased its holdings in ThumbScan. Old VASCO subsequently acquired the remaining shares of ThumbScan. In July 1993, ThumbScan was renamed VASCO Data Security, Inc.

     VDS NV/SA. VDS NV/SA is a combination of two European companies (Lintel Security NV and Digipass SA) acquired by Old VASCO, through VDSE, in 1996, and accounts for a substantial portion of the Company's consolidated revenues.

     ACQUISITION OF LINTEL SECURITY. Effective March 1, 1996, the Company began a significant expansion of its computer security business by acquiring, through VDSE, a 15% interest in Lintel Security NV ("Lintel Security"). Lintel Security, a then-newly formed Belgian corporation, concurrently purchased from Lintel NV, a Brussels, Belgium based company, certain assets associated with the development of security tokens and security technologies for personal computers ("PCS"), computer networks and telecommunications systems using DES and RSA cryptographic algorithms. Old VASCO acquired the remaining 85% of Lintel Security in June 1996. At the time of acquisition of Lintel NV's assets by Lintel Security, Lintel NV was a competitor of Old VASCO in Europe. The purchase price paid for Lintel

Security was approximately $4.4 million, and was paid in cash, shares of Old VASCO Common Stock, Old VASCO Warrants and notes that include Old VASCO Conversion Options. All Old VASCO Common Stock, Old VASCO Warrants and notes given to Lintel NV were exchanged for securities of the Company during the Exchange Offer.

     ACQUISITION OF DIGIPASS. In July 1996, VDSE acquired the stock of Digipass SA ("Digipass") for an aggregate purchase price of $8.2 million. Digipass, based in a suburb of Brussels, was also a developer of security tokens and security technologies for PCS, computer networks and telecommunications systems using the DES cryptographic algorithm. At the time of acquisition, Digipass was a competitor of Old VASCO in Europe.

     Prior to VDSE's acquisition of Digipass, certain assets and liabilities of the interactive voice response ("IVR") business of Digiline SA, an integrator of IVR products based in Belgium, were transferred to Digipass. Digipass' IVR products are used primarily in telebanking applications and incorporate authentication and access control technology. Management determined that the IVR business was not compatible with the Company product strategy, and, therefore, sold this business during 1997.

     In January 1997, Digipass changed its name to VASCO Data Security NV/SA. Concurrent with this event Lintel Security's operations were consolidated with those of VDS NV/SA at a single location near Brussels.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion is based upon the Company's consolidated results of operations for the three and six months ended June 30, 1997 as compared to Old VASCO consolidated results of operations for the three and six months ended June 30, 1998.

     This Registration Statement, including the "Management's Discussion and Analysis of Financial Condition and Results of Operations," contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, the prospects, developments and business strategies for the Company and its operations, including the development and marketing of certain new products and the anticipated future growth in certain markets in which the Company currently markets and sells its products or anticipates selling and marketing its products in the future. These forward-looking statements (i) are identified by their use of such terms and phrases as "expected," "expects," "believe," "believes," "will," "anticipated," "emerging," "intends," "plans," "could," "may," "estimates," "should," "objective," and "goals" and (ii) are subject to risks and uncertainties and represent the Company's present expectations or beliefs concerning future events. The Company cautions that the forward-looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including (a) risks of general market conditions, including demand for the Company's products and services, competition and price levels and the Company's historical dependence on relatively few products, certain suppliers and certain key customers, and (b) risks inherent to the computer and network security industry, including rapidly changing technology, evolving industry standards, increasing numbers of patent infringement claims, changes in customer requirements, price competitive bidding, changing government regulations and potential competition from more established firms and others. Therefore, results actually achieved may differ materially from expected results included in, or implied by these statements.

                             RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain consolidated financial data as a percentage of revenue for the six months ended June 30, 1997 and 1998 and the years ended December 31, 1995, 1996 and 1997.


                                                                     PERCENTAGE OF REVENUE

                                                             YEAR ENDED                SIX MONTHS ENDED
                                                            DECEMBER 31,                   JUNE 30,
                                                 ----------------------------------   -------------------
                                                     1995          1996       1997        1997       1998
                                                     ----          ----       ----        ----       ----
Total revenue ................................       100.0%        100.0%     100.0%      100.0%        100.0%
Cost of goods sold ...........................        78.1          57.6       51.1        50.4          46.9
                                                     -----         -----      -----       -----         -----
Gross profit .................................        21.9          42.4       48.9        49.6          53.4
Operating costs
 Sales and marketing .........................         6.6          13.8       27.5        29.7          31.4
 Research and development ....................         6.5           5.6       14.6        10.5          13.5
 General and administrative ..................        23.1          35.8       38.8        32.9          16.2
 Acquired-in-process research and development           --          72.1         --          --            --
                                                     -----         -----      -----       -----         -----
 Total operating costs .......................        36.2         127.3       80.9        73.1          61.1
Operating (loss) income ......................       (14.4)        (84.9)     (32.0)      (23.5)         (8.0)
Interest expense .............................        (2.0)         (3.4)      (9.3)       (6.0)        (14.3)
Other expense, net ...........................          --          (0.4)      (1.8)       (0.2)         (1.6)
Income (loss) before income taxes ............       (16.4)        (88.8)     (43.1)      (29.7)        (23.9)
Provision (benefit) for income taxes .........        (6.8)          1.4        4.9         5.5           2.1
                                                     -----         -----      -----       -----         -----
Net (loss) income ............................        (9.6)        (90.7)     (48.0)      (35.2)        (26.0)
                                                     =====         =====      =====       =====         =====

     The following discussion is based upon the Company's consolidated results of operation for the nine months ended June 30, 1997 and 1998 and for the years ended December 31, 1995, 1996 and 1997. References to "VASCO NA" mean the Company and VDSI, excluding the acquisition of Lintel Security and Digipass. References to "VASCO Europe" mean the operation of Lintel Security and Digipass following their acquisition by the Company. (Percentages in the discussion are rounded to the closest full percentage point.)

COMPARISON OF THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND JUNE 30, 1998

     The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements for the three and six months ended June 30, 1997 and 1998.

REVENUES

     Revenues for the three months ended June 30, 1998 were $3,525,000, an increase of $481,000, or 16%, as compared to the three months ended June 30, 1997. This increase can be attributed to increased demand related to the Company's newest product, Digipass 300, as well as follow-on orders received from current customers.

     For the six months ended June 30, 1998, revenues decreased 7% to $6,138,000 from $6,592,000 in 1997. This decrease can be attributed, in part, to the introduction of the Digipass 300 during the first quarter of 1998. Due to the anticipated release of this product, management believes that many customers held off ordering existing products, thus curtailing revenue until the shipment of Digipass 300, which began mid-way through the first quarter of 1998. In addition, this decrease was due to a reduction in shipments to Concord-Eracom Nederland BV, the Company's largest customer, during the three months ended March 31, 1998. However, during 1998, Concord-Eracom Nederland BV has placed additional orders of approximately $3,750,000. These orders are expected to be shipped during the second half of 1998 and 1999.

COST OF GOODS SOLD

     Cost of goods sold for the three months ended June 30, 1998 was $1,656,000, an increase of $282,000, or 21%, as compared to the three months ended June 30, 1997. This increase is consistent with the increase in revenues for the same period.

     For the six months ended June 30, 1998, cost of goods sold decreased 13% to $2,877,000 from $3,296,000 in 1997. This decrease is consistent with the decrease in revenues for the same period. The cost of goods sold for security products, however, decreased as a percentage of revenues at a quicker pace than revenues for security products due to efficiencies realized in the manufacture of the products.

GROSS PROFIT

     The Company's gross profit for the three months ended June 30, 1998 was $1,869,000, an increase of $199,000, or 12%, as compared to the three months ended June 30, 1997. This represents a gross margin of 53% as compared to 55% for the same period in 1997. The decrease reflects the increased involvement of the Company's indirect channel during the second quarter of 1998, which results in a slightly lower margin.

     For the six months ended June 30, 1998, gross profit was $3,260,000, a decrease of $35,000, or 1%, as compared to 1997. This represents a gross margin of 53% as compared to 50% for the same period in 1997. Margins have remained steady during 1998. With the introduction of the Digipass 300 during the first quarter of 1998, the Company anticipates improved gross margins as acceptance of the Digipass 300 increases.

SALES AND MARKETING EXPENSES

     Sales and marketing expenses for the three months ended June 30, 1998 were $1,047,000, an increase of $175,000, or 20%, over the three months ended June 30, 1997. Selling and marketing expenses also increased 20% in the first six months of 1998 to $1,929,000 from $1,603,000 in the first six months of 1997. The increases are attributed to increased sales efforts including, in part, increased travel costs and an increase in marketing activities, including the development of a company-wide marketing program and other efforts.

RESEARCH AND DEVELOPMENT

     Research and development costs for the three months ended June 30, 1998 were $391,000, an increase of $125,000, or 47%, as compared to the three months ended June 30, 1997. Research and development costs increased 54% in the first six months of 1998 to $828,000 from $537,000 in the first six months of 1997. The increases are due to the addition of R&D personnel, in both the U.S. and Europe.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses for the three months ended June 30, 1998 were $418,000, a decrease of $545,000, or 57%, compared to the three months ended June 30, 1997. General and administrative expenses decreased 45% in the first six months of 1998 to $994,000 from $1,802,000 in the first six months of 1997. The decreases were due to economies of scale being realized as a result of the combination of the operations of Lintel Security and VDS during 1997, as well as a favorable experience with regard to bad debt recovery and the recovery of legal fees associated with the Exchange Offer. In addition, the Company was preparing for the Exchange Offer during 1997, thus generating significant legal and accounting expenses.

INTEREST EXPENSE

     Interest expense for the three months ended June 30, 1998 was $670,000, compared to $282,000, an increase of 138% over the same period of 1997. Interest expense increased 91% in the first six months of 1998 to $880,000 from $460,000 in the first six months of 1997. The increases can be attributed to an increased borrowing base during 1998.

OPERATING INCOME (LOSS)

     The Company's operating income for the three months ended June 30, 1998 was $14,000, compared to an operating loss of $430,000 for the three months ended June 30, 1997. The Company had an operating loss of $491,000 for the first six months of 1998, as compared to $647,000 for the first six months of 1997, a decrease of 24%.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has financed its operations through a combination of the issuance of equity securities, private borrowings, short-term commercial borrowings, cash flow from operations, and loans from Mr. T. Kendall Hunt, its Chief Executive Officer and one of the stockholders of the Company's original corporate predecessor.

     The Company's cash and cash equivalents were $2,246,000 at June 30, 1998, which is an increase of approximately $348,000 from $1,898,000 at December 31, 1997. As of June 30, 1998, the Company had working capital of $1,425,000.

     Capital expenditures during the first six months of 1998 were $160,000 and consisted primarily of computer equipment and office furniture and fixtures.

     The Company intends to seek acquisitions of businesses, products and technologies that are complementary or additive to those of the Company. While from time to time the Company engages in discussions with respect to potential acquisitions, the Company has no present plans, commitments or agreements with respect to any such acquisitions as of the date of this Form 10-Q and currently does not have excess cash for use in making acquisitions. There can be no assurance that any such acquisitions will or will not be made.

     The Company believes that its current cash balances and anticipated cash generated form operations will be sufficient to meet its anticipated cash needs through December 31, 1998. Continuance of the Company's operations beyond December 31, 1998, however, will depend on the Company's ability to obtain adequate financing. In March 1998, the Company entered into a loan agreement in the amount of $3 million with Lernout & Hauspie Speech Products N.V. ("L&H"); the funding of this occurred in April 1998. The loan bears interest at the prime rate plus 1%, payable quarterly, and matures on January 4, 1999.

     The Company has previously entered into engagement letters with Banque Paribas S.A. and Generale Bank dated June 20, 1997 and June 26, 1997, respectively, for a possible future public offering. Further, the Company has had preliminary discussions regarding other possible debt or equity financing. There can be no assurance, however, that the Company will be successful in effecting a public offering or obtaining other additional financing.

1997 COMPARED TO 1996

     The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements for the years ended December 31, 1997 and 1996.

REVENUES

     The Company's consolidated revenues for the year ended December 31, 1997 were $12,302,000, an increase of $2,110,000, or 21%, as compared to the year ended December 31, 1996. VDS NV/SA contributed $9,518,000, or 77%, of total consolidated revenues, with VASCO NA contributing the remaining $2,784,000, or 23%. Revenues (and other operating results) attributable to VDS NV/SA for 1996 are included only from the time of acquisition of Lintel Security and of Digipass.

     VASCO NA's revenues were $2,784,000 for 1997, a decrease of $2,034,000, or 42%, as compared to 1996 and accounted for 23% of consolidated revenues in 1997. The decrease can be attributed, in part, to a temporary reduction in shipments to Concord-Eracom Nederland BV during 1997. Concord-Eracom Nederland BV represented approximately $4,200,000 in revenue for 1996, as compared to $2,000,000 in 1997.

However, during 1998 Concord-Eracom Nederland BV has placed an additional order with VASCO NA of approximately $1,250,000. VPS, the former technical and training unit which was sold in August of 1996, had revenues of $204,000 in 1996 and accounted for 4% of the Company's revenues in 1996.

COST OF GOODS SOLD

     The Company's consolidated cost of goods sold for the year ended December 31, 1997 was $6,287,000, an increase of $416,000, or 7%, as compared to the year ended December 31, 1996. This increase is primarily attributable to the inclusion of VDS NV/SA for the entire year 1997. VDS NV/SA's cost of goods sold was $4,929,000, accounting for 78% of the consolidated cost of goods sold.

     VASCO NA's cost of goods sold was $1,358,000 in 1997, representing a decrease of $1,135,000, or 46%, from 1996. This decrease is consistent with the 42% decrease in revenues for the same period and, as discussed above under "Revenues," is due to a temporary reduction in shipments to Concord-Eracom Nederland BV during 1997. However, the cost of goods sold for security products decreased as a percentage at a slightly quicker pace than revenues for security products. This is due to certain improvements in the manufacture of the products, as well as economies of scale being realized as the 1996 acquisitions of Lintel Security and Digipass were fully integrated.

GROSS PROFIT

     The Company's consolidated gross profit for the year ended December 31, 1997 was $6,015,000, an increase of $1,694,000, or 39%, over 1996. This represents a consolidated gross margin of 49%, as compared to 1996's consolidated gross margin of 42%. VDS NV/SA contributed $4,589,000 to the consolidated gross profit representing a gross margin of 48% as compared to 37% for the prior year. VASCO NA contributed $1,426,000 to the 1997 gross profit as compared to $2,325,000 for 1996, a decrease of $899,000 or 39%. This represented a gross margin of 51% as compared to 48% for the prior year. The increase in gross margin is due to certain improvements in the manufacture of the products, as well as economies of scale being realized as the 1996 acquisitions of Lintel Security and Digipass were fully integrated.

SALES AND MARKETING EXPENSES

     Consolidated sales and marketing expenses for the year ended December 31, 1997 were $3,381,000, an increase of $1,976,000, or 141%, over 1996. The increase can be attributed to the addition of VDS NV/SA for the full year 1997; increased sales efforts including, in part, increased travel costs; an increase in marketing activities, including print media campaigns and other efforts, and an increased presence at trade shows.

RESEARCH AND DEVELOPMENT

     Consolidated R&D costs for the year ended December 31, 1997 were $1,802,000, an increase of $1,228,000, or 214%, as compared to the year ended December 31, 1996. R&D costs represented 15% of consolidated revenues for 1997 as compared to 6% for 1996. The increase is due to the addition of R&D headcount, both in the U.S. and Europe, and to the acquisition of the VACMan product from Shiva Corporation and the related integration efforts surrounding it. R&D efforts are undertaken by both VASCO NA and VDS NV/SA on behalf of the consolidated group of companies. Whereas VASCO NA is primarily responsible for the development of software products, VDS NV/SA is responsible for hardware development. Consequently, management of the Company believes it is not meaningful to address R&D costs separately at the operating company level.

     The Company expensed, as cost of goods sold, $0 and $180,000 in 1997 and 1996, respectively, reflecting the amortization of capitalized development costs. As of December 31, 1997 and 1996, the Company did not carry any product development costs on its books as an asset. There were no product development costs capitalized in 1997 or 1996.

GENERAL AND ADMINISTRATIVE EXPENSES

     Consolidated general and administrative expenses for the year ended December 31, 1997 were $4,768,000, an increase of $1,120,000, or 31%, over 1996.
The majority of this increase can be attributed to the legal, accounting and printing costs associated with the preparation of the Exchange Offer held by the Company during the first quarter of 1998. In addition, the full-year impact of the Lintel Security and Digipass acquisitions and the amortization of intangibles associated with those acquisitions increased general and administrative expenses in 1997.

ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT

     During 1996, the Company expensed $7,351,000 pertaining to the in- process research and development acquired in the Lintel Security and Digipass acquisitions. Based upon independent appraisals, approximately 67% of the acquisition premium has been expensed in accordance with U.S. Generally Accepted Accounting Principles. As of December 31, 1997, there remains a net balance of $2,314,000 representing the intangible assets related to the acquisitions, which are carried on the Company's books and amortized over an additional 18-66 months. Amortization expenses amounted to $1,083,000 and $440,000 for the years ended December 31, 1997 and 1996, respectively.

OPERATING LOSS

     The Company's consolidated operating loss for the year ended December 31, 1997 was $3,935,000, compared to the consolidated operating loss of $8,658,000 for 1996. Of the 1997 loss, VASCO NA contributed a loss in the amount of $4,130,000 and VDS NV/SA contributed income in the amount of $195,000. The 1996 consolidated operating loss included a write-off of acquired in-process research and development in the amount of $7,351,000 and $440,000 of amortization expense relating to intangible assets in 1996. The 1996 operating loss, before the write- off and the amortization, was $867,000.

     The Company's 1997 operating loss, excluding the amortization of intangibles, was attributable to continued investment in R&D (primarily for Digipass 300), sales and marketing investments in North America, the expenses for development of corporate infrastructure, such as sales personnel and administrative staff and office equipment, and the legal, accounting and printing costs incurred during 1997 associated with the preparation of the Exchange Offer held by the Company during the first quarter of 1998.

INTEREST EXPENSE

     Consolidated interest expense in 1997 was $1,148,000 compared to $346,000 in 1996. The increase can be attributed to average borrowings in 1997 being substantially above those levels of the previous year. See "Liquidity and Capital Resources" below.

INCOME TAXES

     VASCO recorded tax expense for the year ended December 31, 1997 of $200,000 for VASCO NA and $407,000 for VDS NV/SA. The tax expense recorded for VASCO NA represents the revaluation (write-down) of deferred tax assets. As of December 31, 1997, VASCO reflected a net deferred tax asset of $83,000, which represented the amount that management deemed would more likely than not be realized. The net deferred tax asset was net of a valuation allowance of $831,000, which was established during 1996 and adjusted during 1997, considering the effects of reversing deferred tax liabilities, projected future earnings, which were revised substantially as a result of the acquisitions of Lintel Security and Digipass, and tax planning strategies.

     At December 31, 1997, the Company had net operating loss carryforwards of $4,722,000 and foreign net operating loss carryforwards approximating $1,025,000, which may be used to offset future taxable income of VASCO generated in the United States. The net operating loss carryforwards expire in various amounts beginning in 2002 and continuing through 2012.

DIVIDENDS AND ACCUMULATED DEFICIT

     The Company paid dividends of $82,000 and $108,000 during the years ended December 31, 1997 and 1996, respectively. These dividend payments were attributable to 9,000 shares of the Company's Series B Preferred Stock issued in 1994. During 1997, all 9,000 shares of VASCO Series B Preferred Stock were converted into Old VASCO's Common Stock. The Company began 1997 with an accumulated deficit of $9,903,000. As a result of the 1997 net loss, this deficit has increased to $15,902,000. The Company's 1997 increase in accumulated deficit can be attributed primarily to increased legal, accounting and printing costs incurred during 1997 associated with the Exchange Offer held by the Company during the first quarter of 1998, the amortization of intangibles related to the 1996 acquisitions of Lintel Security and Digipass, strategic marketing programs implemented during 1997 and a product acquisition.

1996 COMPARED TO 1995

     The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements for the years ended December 31, 1996 and 1995.

Revenues

     The Company's consolidated revenues for the year ended December 31, 1996 were $10,192,000, an increase of $6,497,000, or 176%, as compared to the year ended December 31, 1995. VDS NV/SA contributed $5,374,000, or 53%, of total consolidated revenues. Of the $5,374,000 total revenues contributed by VDS NV/SA, $5,180,000, or 96%, represent data security product revenues, with the remaining $194,000, or 4%, representing revenues from the IVR products. Revenues (and other operating results) attributable to VDS NV/SA are included only from the time of acquisition of Lintel Security and of Digipass.

     Taking into account Lintel Security and Digipass on a full year basis for each of 1995 and 1996, the Company's consolidated revenues on a pro forma basis were $11,623,000 and $13,654,000 for the years ended December 31, 1995 and 1996, respectively. This represents an increase of $2,031,000, or 17%.

     VDS NV/SA revenues were $4,818,000 for 1996, an increase of $1,118,000, or 30%, as compared to 1995 and accounted for 47% of consolidated revenues in 1996. Security product sales increased $2,157,000 to $4,614,000 in 1996, representing a 88% increase over 1995. Conversely, VPS, the former technical and training unit which was sold in August of 1996, had revenues of $204,000 in 1996, representing a decrease of $1,034,000, or 84%, for the comparable period in 1995. VPS accounted for just 4% of the Company's revenues in 1996, down from 33% in 1995.

Cost of Goods Sold

     Consolidated cost of goods sold for the year ended December 31, 1996 was $5,871,000, an increase of $2,984,000, or 103%, as compared to the year ended December 31, 1995. This increase is primarily attributable to the acquisition of VDS NV/SA in 1996 and offset to some extent by a decrease in VASCO NA's combined cost of goods sold. VDS NV/SA cost of goods sold was $3,378,000, accounting for 58% of the consolidated cost of goods sold.

     The Company's consolidated cost of sales on a pro forma basis, i.e., including Lintel Security and Digipass for the entire year, were $7,422,000 and $7,460,000 for the years ended December 31, 1995 and 1996, respectively. This represents an increase of $38,000.

     VASCO NA's cost of goods sold was $2,493,000 in 1996, representing a decrease of $394,000, or 14%, from 1995. This decrease was primarily a result of a decrease of $814,000, attributable to VPS's operations prior to its disposal. This was partially offset by an increase in cost of goods sold related to security products of $420,000. VASCO NA's cost of goods sold for security products was $2,453,000 in 1996, as compared to $2,033,000 in 1995, representing an increase of 21%. The cost of goods sold for security products increased as a percentage less than revenues for security products. This is due to certain non-recurring costs related to capitalized development costs (approximately $350,000) and inventory write-downs (approximately $100,000) included in the cost of goods sold for 1995.

     The non-recurring charge for capitalized development costs in the fourth quarter of 1995 related to several PC security products that were not expected to generate future revenues. In addition, two authentication products were deemed to have a shorter useful life than originally estimated resulting in the acceleration of amortization expense as a result of the change in estimate. The useful lives were reduced due to technological advances in the market, as well as the Company's development activities with regard to its AKIII successor product.

     The non-recurring inventory write-downs resulted in the fourth quarter of 1995 from managements' review of discontinued products and various electronic components. As a result of this review, reserves were established to write-down the inventory to its estimated net realizable value.

Gross Profit

     The Company's consolidated gross profit for the year ended December 31, 1996 was $4,321,000, an increase of $3,513,000, or 435%, over 1995. This represents a consolidated gross margin of 42%, as compared to 1995's consolidated gross margin of 22%. VDS NV/SA contributed $1,996,000 to the consolidated gross profit representing a gross margin of 37%. VASCO NA contributed $2,325,000 to the 1996 gross profit as compared to $808,000 for 1995, an increase of $1,517,000 or 188%. Data security products accounted for 93% of VASCO NA's 1996 gross profit due to the reduction in VPS activity and the eventual disposition of VPS during the year. Data security products only accounted for 57% of gross profit during 1995, with VPS accounting for the remaining 43% of gross profit.

     Assuming that the Company had acquired Lintel Security and Digipass as of January 1, 1995, the Company's consolidated gross profit on a pro forma basis was $4,201,000 and $6,194,000 for the years ended December 31, 1995 and 1996, respectively. This represents an increase of $1,993,000, or 47%, and a gross margin of 36% and 45% for 1995 and 1996, respectively.

     VASCO NA's gross margin increased in 1996 to 46% from 22% in 1995. This is attributable to 1995 non-recurring costs related to capitalized development costs and write-down of certain inventory, and increased sales of higher margin security products as opposed to lower margin VPS services.

Sales and Marketing Expenses

     Consolidated sales and marketing expenses for the year ended December 31, 1996 were $1,405,000, an increase of $1,160,000, or 473%, over 1995. Of the total increase, $548,000, or 47%, can be attributed to the addition of VDS NV/SA. Sales and marketing expenses increased by $612,000, or 250%, for VASCO NA. The increase for VASCO NA can be attributed to increased sales efforts, including, in part, the addition of four sales people, and increased travel costs; an increase in marketing activities, including print media campaigns and other efforts, and an increased presence at trade shows.

Research and Development

     Consolidated R&D costs for the year ended December 31, 1996 were $575,000, an increase of $333,000, or 138%, as compared to the year ended December 31, 1995. R&D costs represented 6% of consolidated revenues for 1996, approximately the same percentage as 1995. R&D efforts are undertaken by both VASCO NA and VDS NV/SA on behalf of the consolidated group of companies. Whereas VASCO NA is primarily responsible for the development of software products, VDS NV/SA is responsible for hardware development. Consequently, management of the Company believes it is not meaningful to address R&D costs separately at the operating company level.

     The Company expensed, as cost of goods sold, $180,000 and $445,000 in 1996 and 1995, respectively, reflecting the amortization of capitalized development costs. In the fourth quarter of 1995 the Company accelerated the amortization of capitalized development costs to reflect an adjustment to the estimated economic life of certain products. The accelerated portion of 1995 amortization amounted to approximately $350,000.

     Net product development costs carried on the Company's books as an asset were $0 and $157,000 at December 31, 1996 and December 31, 1995, respectively. There were no product development costs capitalized in 1996 or 1995.

General and Administrative Expenses

     Consolidated general and administrative expenses for the year ended December 31, 1996 were $3,648,000, an increase of $2,793,000, or 326%, over
1995. Of the total increase, $1,426,000, or 51%, can be attributed to the addition of VDS NV/SA. General and administrative expenses increased by $1,367,000, or 160%, for VASCO NA. The increase for VASCO NA can be attributed to an increase in administrative infrastructure to support the efforts of other areas of the Company, as well as amortization of intangibles associated with the acquisitions of Lintel Security and Digipass.

Acquired In-process Research and Development

     The Company has expensed, as an operating expense, $7,351,000 pertaining to the in-process research and development acquired in the Lintel Security and Digipass acquisitions. Based upon independent appraisals, approximately 67% of the acquisition premium has been expensed in accordance with GAAP. As of December 31, 1996, there remains $3,372,000 of intangible assets related to the acquisitions which will be carried on the Company's books and be amortized over an additional 30 - 78 months. As noted above, $440,000 of the intangible assets were amortized to expense in 1996.

Operating Loss

     The Company's consolidated operating loss for the year ended December 31, 1996 was $8,658,000, compared to the consolidated operating loss of $534,000 for 1995. The 1996 consolidated operating loss included a write-off of acquired in-process research and development in the amount of $7,351,000 and the $440,000 of intangible assets amortized to expense in 1996. The operating loss, before the write-off and the amortization of intangibles expensed, was $867,000. Of this amount, VASCO NA contributed a loss of $911,000 and VDS NV/SA contributed net operating income of $44,000.

     The Company's 1996 operating loss, before the write-off of acquired in-process research and development and the amortization of intangibles expensed, was attributable to continued investment in R&D (primarily for Digipass 300), sales and marketing investments in North America, one-time professional fees associated with the acquisitions of Lintel Security and Digipass, the expenses for development of corporate infrastructure, such as sales personnel and administrative staff and office equipment, and, in general, the costs associated with consolidating and assimilating the Lintel Security and Digipass acquisitions.

     Taking into account the results of Lintel Security and Digipass for the full fiscal years, the Company's consolidated operating loss on a pro forma basis was $339,000 and $7,868,000 for the years ended December 31, 1995 and 1996, respectively. This represents an increase of $7,529,000. This increase is related principally to the write-off of in-process research and development acquired in conjunction with the acquisitions of Lintel Security and Digipass.

Interest Expense

     Consolidated interest expense in 1996 was $346,000 compared to $74,000 in 1995. The increase can be attributed to average borrowings in 1996 being substantially above those levels of the previous year. See "Liquidity and Capital Resources" below.

Net Loss Before Taxes

     As a result of the above factors, the Company reported a net loss before taxes of $9,047,000 for the year ended December 31, 1996. This compares to a net loss before taxes of $608,000 for the previous year. The pretax loss was $1,206,000 for VASCO NA, with VDS NV/SA posting pretax income of $21,000. The remainder of the loss, $7,862,000, was attributed to write-off of acquired in-process research and development of $7,351,000, the $440,000 of intangibles expensed and $71,000 for interest expense.

     The Company's consolidated net loss before taxes on a pro forma basis (including Lintel Security and Digipass for the full 1995 and 1996 fiscal year periods) was $380,000 and $8,397,000 for the years ended December 31, 1995 and 1996, respectively. This represents an increase of $8,017,000, due primarily to the write-off of in-process research and development described above, or 2110%.

Income Taxes

     The Company recorded tax expense for the year ended December 31, 1996 of $162,000 for VASCO NA and $32,000 for VDS NV/SA. The tax expense recorded for VASCO NA represents the revaluation (write-down) of deferred tax assets. As of December 31, 1996, the Company reflected a net deferred tax asset of $283,000, which represented the amount that management deemed would more likely than not be realized. The net deferred tax asset was net of a valuation allowance of $631,000, which was established during 1996, considering the effects of reversing deferred tax liabilities, projected future earnings, which were revised substantially as a result of the acquisitions of Lintel Security and Digipass, and tax planning strategies.

     The Company has net operating loss carryforwards of $1,626,000 as of December 31, 1996, which may be used to offset future taxable income of the Company generated in the United States. The net operating loss carryforwards expire in various amounts beginning in 2010 and continuing through 2011.

Dividends and Accumulated Deficit

     The Company paid dividends of $108,000 in each of 1996 and 1995. These dividend payments were attributable to 9,000 shares of the Company's Series B Preferred Stock issued in 1994. The Company began 1996 with an accumulated deficit of $554,000. As a result of the 1996 net loss, this deficit has increased to $9,903,000.

     The Company's 1996 loss before taxes, the resulting net loss after taxes, and the resulting increase in accumulated deficit, can be attributed primarily to the acquisitions of Lintel Security and Digipass and the write-off of acquired in-process research and development. The write-off of acquired in-process research and development accounted for 81% of the Company's 1996 loss before taxes.

                                     MERGER

INTRODUCTION

     The Board of Directors has approved the Merger pursuant to which each outstanding share of Old VASCO Common Stock (with the exception of the Old VASCO Common Stock owned by the Company) will be converted into one share of Common Stock.

BACKGROUND OF THE MERGER -- THE EXCHANGE OFFER

     On or about March 11, 1998, the Company completed the Exchange Offer pursuant to which the Company offered to exchange one share of Common Stock for each outstanding share of Old VASCO Common Stock. As a result of the Exchange Offer, the Company acquired 97.7% of Old VASCO Common Stock and, consequently, Old VASCO is now a subsidiary of the Company.

     The following is a brief summary of the events leading up to and resulting in the Exchange Offer.

     Certain historical corporate actions taken by Old VASCO and its predecessor entities were not in compliance with applicable corporate law or are not reflected in proper documentation (collectively these actions are referred to in this document as "Corporate Matters").

     The following is a brief summary of Old VASCO's history and the Corporate Matters. THE CORPORATE MATTERS, AS WELL AS AN EXTENSIVE DISCUSSION OF THE TYPES OF THEORIES OF CLAIMS, REMEDIES AND DEFENSES RELATED TO THE CORPORATE MATTERS WHICH HAVE BEEN IDENTIFIED BY OLD VASCO AND THE COMPANY ARE MORE FULLY DESCRIBED IN THE COMPANY'S REGISTRATION STATEMENT ON FORM S-4 (FILE NO. 33-35563) FILED WITH THE COMMISSION ON SEPTEMBER 12, 1997.

     Old  VASCO's   history  dates  back  to  May  1984,  when  VASCO  Corp.,  a predecessor, but distinct legal entity ("Original VASCO"), of Old VASCO was incorporated in the State of Delaware. In September 1986, Original VASCO reorganized with a publicly held Utah company, which later was combined with Old VASCO in 1990. The documentation and procedure surrounding these corporate transactions, as well as other corporate actions taken by Old VASCO and its predecessors, appear to have been irregular and not in full compliance with requisite corporate law. Included among the following are all of the known instances of material non-compliance:

       -- the failure by Original VASCO to document whether an amendment to its Certificate of Incorporation was duly authorized or to file a Certificate of Amendment with the Delaware Secretary of State to amend its Certificate of Incorporation in December 1984 to effect a three-for-one stock split, to increase the 50,000 authorized shares of its common stock to 150,000 authorized common shares, and to provide for 600,000 shares of non-voting common stock prior to purportedly effecting the stock split and issuing a number of such non-voting common shares which cannot be determined due to insufficient documentation concerning any purported issuance of such non-voting common shares;

       -- the failure of Original VASCO to document whether it afforded its stockholders, in connection with any issuances of Original VASCO capital stock subsequent to the initial issuance of 50,000 common shares in connection with the incorporation of Original VASCO in May 1984, the preemptive rights to purchase, upon the issuance or sale of Original VASCO stock (or securities convertible into Original VASCO stock), shares (or securities) in proportion to the amount of Original VASCO common stock then owned by such holder, subject to conditions and time limitations prescribed (and at a price determined as permitted by law), by Original VASCO's Board of Directors, as provided for in the Original VASCO Certificate of Incorporation;

       -- the failure by Original VASCO to document whether director and stockholder approval was obtained for an amendment to its Certificate of Incorporation increasing the number of authorized shares of common stock to 6,900,000 shares in September 1986;

       -- the failure to document the approval by Old VASCO's directors or stockholders of the September 1986 reorganization through the share exchange undertaken by Original VASCO and Ridge Point Enterprises, Inc. "Ridge Point"), a Utah corporation which concurrently changed its name to Vasco Corp. ("VASCO Utah"), the failure to document whether all stockholders of Original VASCO voluntarily exchanged their shares for shares of Ridge Point/VASCO Utah, and the failure to document the mechanics of the exchange of 6,900,000 common shares of Original VASCO for 12,800,000 common shares of Ridge Point/VASCO Utah;

       -- the failure to properly document any stockholder approval of the dissolution of Original VASCO and to document actions taken to dissolve, liquidate and wind-up Original VASCO in August 1987, and the failure to vest effectively title and ownership in VASCO Utah of Original VASCO's assets and to document the assumption by VASCO Utah of Original VASCO's liabilities;

       -- the purported issuance of 317,181 shares of preferred stock in November 1989 by VASCO Utah at a time when the issuance of preferred shares was not authorized by VASCO Utah's charter;

       -- the administrative dissolution of VASCO Utah in July 1990 prior to the intended merger transaction with Old VASCO and before the filing of a Certificate of Merger with the State of Delaware in August 1990;

       -- the failure of VASCO Utah to document whether it afforded its stockholders the appraisal rights provided for by Utah law in connection with the intended 1990 merger of VASCO Utah with Old VASCO;

       -- the purported issuance of 317,181 shares of preferred stock by Old VASCO in connection with the 1990 merger of VASCO Utah with Old VASCO when, although Old VASCO's Certificate of Incorporation authorized 500,000 shares of preferred stock, the rights, powers and preferences of such stock were not specified in Old VASCO's Certificate of Incorporation and its Certificate of Incorporation did not provide its Board of Directors the power to designate such rights, powers and preferences;

       -- the following procedural irregularities which call into question the validity of the intended 1990 merger of VASCO Utah and Old VASCO, as well as Old VASCO's title to the assets of VASCO Utah purportedly succeeded to by Old VASCO by virtue of the merger:

       (1) the incorporation of Old VASCO after the date of the 1990 plan of merger,

       (2) Old VASCO's approval of the plan of merger, including approval of the plan of merger prior to the incorporation of Old VASCO, the lack of documented stockholder approval as called for by the plan of merger and the effectiveness of the approval by Old VASCO's then Board of Directors,

       (3) the authorization and issuance of shares of common and preferred stock by Old VASCO pursuant to the merger,

       (4) the adoption of Old VASCO's initial bylaws, the appointment of Old VASCO's initial directors and the election of its initial officers,

       (5) the administrative dissolution of VASCO Utah in July 1990 prior to the filing of a Certificate of Merger with the State of Delaware in August 1990, and

       (6) the failure to file Articles of Merger with the State of Utah in connection with the intended merger of VASCO Utah and Old VASCO in August 1990; and

       -- beginning in 1985, the failure to: document approval by the board of directors and stockholders of Old VASCO and its predecessors of stock option plans; specify and authorize the number of shares of stock to be subject to such plans; reserve the number of shares subject to such plans; document the authorization for the grant of options pursuant to such plans and the issuance of shares upon exercise of such options; and design such plans in a manner that would ensure options granted thereunder would be treated as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.

     The Corporate Matters identified were brought to the attention of Old VASCO by its independent legal counsel, who, commencing in 1996, reviewed the historical corporate proceedings of Old VASCO and its predecessors.

     While the Corporate Matters did not hinder Old VASCO's business operations, they presented problems in obtaining legal opinions as to compliance with applicable corporate law governing prior reorganizations and certain prior issuances of Old VASCO's capital stock. The inability to obtain a legal opinion does not mean that the transactions were invalid but that a legal opinion as to their compliance with applicable corporate law could not be given. Opinions as to validity of the issuance of all outstanding shares might have been required in future financings, stock offerings or other transactions that could be beneficial to security holders. As a result, the Board of Directors of Old VASCO felt that the Corporate Matters may hinder or preclude the Old VASCO in its future efforts to raise capital. Therefore, the Board of Directors of Old VASCO decided that by conducting an exchange of the outstanding Old VASCO securities for securities of the Company, efforts to raise capital in the future by the Company would be facilitated.

     As part of the Exchange Offer, and in order to attempt to minimize any potential claims from the Corporate Matters, those Old VASCO security holders who participated in the Exchange Offer also executed a release and waiver of the Corporate Matter claims.

PRINCIPAL REASONS FOR THE MERGER

     The principal reason for the Merger is that the existence of Old VASCO is unnecessary following the completion of the Exchange Offer since the Company effectively succeeded to the business and operations of Old VASCO following the Exchange Offer. As a result, the continued existence of Old VASCO results in the unnecessary expense and administrative of maintaining the Old VASCO corporate body.

     In addition, there is still a small trading market for Old VASCO Common Stock which will be terminated as a result of the Merger. This should be beneficial in that it will remove any stockholder confusion regarding the existence of a trading market for the shares of both Old VASCO Common Stock and Common Stock.

PRINCIPAL BENEFITS AND DISADVANTAGES OF THE MERGER

     The Company's management believes that, subject to all of the factors set forth in this document under the heading "RISK FACTORS," the following are the principal benefits and disadvantages of participating in the Merger (as opposed to exercising appraisal rights), from the perspective of a holder of Old VASCO Common Stock:

BENEFITS

     Assuming the Company's listing application for the NNM is approved, it is likely that the shares of Common Stock will be more liquid than the shares of Old VASCO Common Stock presently outstanding.

     In addition, it is believed that the Exchange Offer served to reduce the impact of the Corporate Matters on the ability of the Company to undertake capital-raising efforts in the future. It is believed, therefore, that it will be easier for the Company to take advantage of future capital raising opportunities, which, in turn, is likely to benefit the Company stockholders.

DISADVANTAGES

     The Company's plans to raise capital in the future are likely to result in dilution of the interests of the holders of Common Stock. See "RISK FACTORS -- Risks Relating to Exchange Offer and the Company -- Potential Dilution," and "-- Factors Relating to Operations -- Additional Capital Needed."

CHANGES IN OLD VASCO'S CHARTER AND BYLAWS TO BE EFFECTED BY THE MERGER

     Both Old VASCO and the Company are Delaware corporations and are governed by the laws of the State of Delaware. The certificates of incorporation and bylaws of the two companies are substantially the same, except for (i) the authorization to issue up to 75,000,000 shares of Common Stock in the Company's Certificate of Incorporation, as amended, whereas Old VASCO's Restated and Amended


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



Certificate of Incorporation, as amended, authorizes the issuance of 50,000,000 shares of Old VASCO Common Stock, (ii) the fact that the Company does not have designated Series A Preferred Stock or Series B Preferred Stock since there are no longer any shares of Old VASCO Series A Preferred Stock or Series B Preferred Stock outstanding, (iii) the deletion from the Company's Certificate of Incorporation, as amended, of a general requirement that all dividends on preferred stock be paid before payment of dividends on common stock, which deletion will permit the creation of a class or series of preferred stock that could participate with common stock in dividend payments, and (iv) certain clarifying and conforming changes and certain changes included to reflect current Delaware law.

EFFECTS OF MERGER

     The Merger is expected to have minimal, if any, effect on the business and operations of the Company and its subsidiaries because the Company, as the owner of 97.7% of Old VASCO, is in control of, and conducts, all of the business of Old VASCO and its operating subsidiaries. After the Merger is completed, a layer of corporate structuring will be removed and the Company will simply be the direct, rather than the indirect, owner of the Old VASCO subsidiaries. The business and operations of the Company and its subsidiaries will remain the same.

     The main effect of the Merger is simply to terminate the existence of Old VASCO and remove the shares of Old VASCO Common Stock from the trading market.

     The persons who are officers and the persons who are directors of both companies are currently identical. Changes in the persons who are officers and directors of the Company may, however, occur after the completion of the Merger.

     At and after the effective date of the Merger, each certificate that previously represented shares of Old VASCO Common Stock will be deemed for all purposes to evidence the right to receive the number of shares of Common Stock into which those shares of Old VASCO Common Stock have been converted as a result of the Merger. IT WILL NOT BE NECESSARY FOR STOCKHOLDERS OF OLD VASCO TO HAVE THEIR STOCK CERTIFICATES EXCHANGED FOR STOCK CERTIFICATES REPRESENTING THE SHARES OF COMMON STOCK.

DISSENTERS' RIGHTS FOR APPRAISAL

     Sections 253 and 262 of the DGCL provide a procedure by which persons who are holders of the Old VASCO Common Stock may seek an appraisal of part or all of their shares of Old VASCO Common Stock in lieu of accepting one share of Common Stock in exchange for each share of Old VASCO Common Stock. In any such appraisal proceeding, the Delaware Court of Chancery would determine the fair value of the shares of Old VASCO Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid thereon. The Delaware Court of Chancery then would direct the Company, pursuant to Section 262 of the DGCL, to make payment of such fair value for the shares of Old VASCO Common Stock, together with a fair rate of interest, if any, to the stockholder entitled thereto.

     The enclosed Notice of Merger and Right of Appraisal (the "Notice") from Old VASCO affords the notice to the Old VASCO stockholders required by Sections 253(d)and 262(d)(2) of the DGCL. THE RIGHT OF APPRAISAL WILL BE LOST UNLESS IT IS PERFECTED BY FULL AND PRECISE SATISFACTION OF THE REQUIREMENTS OF SECTION 262 OF THE DGCL (A COPY OF WHICH IS ATTACHED HERETO AS ANNEX B). In deciding whether to accept the merger consideration of one share of Common Stock in exchange for one share of Old VASCO Common Stock, or whether to seek an appraisal of part of or all of their shares of Old VASCO Common Stock, each stockholder is urged to consider carefully the information set forth in this Prospectus and the Notice.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Set forth below is a discussion which summarizes the intended material federal income tax consequences of the Merger to holders of Old VASCO Common Stock under the Internal Revenue Code of 1986, as amended (the "Code"). The discussion is based on current law and on certain facts and circum-

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



stances relating to the Company and Old VASCO as of the date hereof. Assurance cannot be given that future legislative enactments, administrative pronouncements, or court decisions will not modify or rescind, possibly on a retroactive basis, the legal basis for statements or conclusions contained herein. Moreover, assurance cannot be given that facts or circumstances will not exist that would, if known to the Company, Old VASCO or its advisors, cause the Company to materially alter the statements or conclusions contained herein. The Company does not anticipate seeking or receiving a ruling from the Internal Revenue Service or any other taxing authority as to the tax effects of the Merger. This tax discussion does not deal with (i) all federal income tax considerations of the Merger, such as the tax consequences to the Company or Old VASCO, (ii) all of the tax considerations that may be relevant to particular stockholders of Old VASCO such as stockholders who are dealers in securities, foreign persons, tax-exempt entities or stockholders who received their stock in Old VASCO in connection with Old VASCO stock option plans, (iii) the impact of the alternative minimum tax or (iv) the impact of any "parachute payments." In addition, the discussion does not address any state, local or foreign tax considerations or any federal estate, gift, employment, excise or other non-income tax considerations.

     ALL OLD VASCO STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

     The Merger is intended to qualify as a reorganization within the meaning of
Section 368 of the Code. Provided that the Merger does so qualify under the Code, no gain or loss will be recognized by holders of Old VASCO Common Stock upon the receipt of Common Stock of the Company in the Merger, and no gain or loss will be recognized by the Company or Old VASCO upon consummation of the Merger. In addition, each former holder of Old VASCO Common Stock will have the same basis in the Common Stock of the Company received by such holder in the Merger as such holder had in the shares surrendered in the Merger, and such holder's holding period with respect to the Common Stock of the Company will include the period during which the holder held the corresponding Old VASCO Common Stock surrendered in exchange therefor, provided such shares were held by the holder as capital assets at the time of the Merger. To the extent that they hold their shares of Old VASCO Common Stock as capital assets, Old VASCO stockholders receiving cash (i) as a result of the exercise of dissenters' rights or (ii) in lieu of fractional shares of Common Stock of the Company will recognize capital gain, if any, on the exchange to the extent that the cash so received exceeds the basis allocable to such shares (provided that the receipt of cash is not "substantially equivalent to a dividend" by reason of such stockholders' pre-existing direct or constructive ownership of Old VASCO Common Stock, if any).

                                    BUSINESS

GENERAL

     The Company designs, develops, markets and supports open standards-based hardware and software security systems which manage and secure access to information assets. The Company's hardware products include time-synchronous response only, challenge/response and time-synchronous challenge/ response user authentication devices, some of which incorporate an electronic digital signature feature to guarantee the integrity of data transmissions. These devices are commonly referred to as security tokens.

     The Company's security tokens are based upon its core encryption technology, which utilizes two widely known and accepted algorithms, DES and RSA. The Company's Cryptech division produces high speed hardware and software encryption products used both internally for its security tokens and for original equipment manufacturers ("OEM") vendors requiring real time encryption services. In addition, the Company has introduced a smartcard security token that uses the challenge/response mode and the X.509 certificate authentication standard.

     The Company's security tokens are designed to be used with the VASCO Access Control Manager ("VACMan") server software or to be integrated directly into applications. Together, the Company's software and hardware products provide what it believes is an economical state-of-the-art authentication, authorization and accounting security system.

     As of July 31, 1998, the Company has over 2.2 million security token devices, its primary product line, in use. The Company's security products are sold primarily to value-added resellers and distributors, and to a lesser extent end-users.

     The Company has embarked upon an aggressive campaign to expand its distributor and reseller network. Distributors and resellers that have entered into agreements with the Company's operating subsidiaries include, among others, Concord-Eracom Nederland BV, Protect Data Norge AS, Sirnet AB, All Tech Data Systems, Inc., Clark Data Systems, Inc. and HUCOM, Inc.

     Representative end-users of the Company's products include ABN-AMRO Bank, Generale Bank, Artesia Bank N.V. (formerly Banque Paribas Belgigue S.A.), Rabobank, S-E Banken, Volvo Data North America, Inc., France Telecom, Manitoba Telephone and Andrew Corp.

INDUSTRY BACKGROUND

     THE DATA SECURITY INDUSTRY. The increasing use and reliance upon proprietary or confidential data by businesses, government and educational institutions that is accessible remotely by users, together with the growth in electronic commerce, has made data security a paramount concern. The Company believes that data security concerns will spur significant growth in the demand for both enterprise and consumer security solutions.

     ENTERPRISE SECURITY. With the advent of personal computers and distributed systems in the form of wide area networks ("WANs"), intranets which connect users in disparate facilities, local area networks ("LANs"), which connect users located in a single facility and the public network known as the Internet/ World Wide Web (the "Internet"), and other direct electronic links, many organizations have implemented applications to enable their work force and third parties, including vendors, suppliers and customers, to access and exchange data. As a result of the increased number of users having direct and remote access to enterprise networks and data, including a growing number of mobile computer users and telecommuters that perform some or all of their work from home or other remote locations, data has become increasingly vulnerable to unauthorized access.

     Unauthorized access can range from users who are authorized to access portions of an enterprise's computing resources accessing unauthorized portions, to hackers who have no legitimate access breaking into a network and stealing or corrupting data. The consequences of such unauthorized access, which can often go undetected, can range from theft of proprietary information or other assets to the alteration or destruction of stored data. As a result of unauthorized access stemming from the increased use of


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



enterprise-wide computing and remote access, network security has become a primary concern to most companies that use and rely on data. This increased attention to data security has stimulated demand for data security products. The Company believes that enterprises are seeking solutions which will continue to allow them to expand access to data while maintaining adequate security.

     CONSUMER SECURITY. In addition to the need for enterprise-wide security, the proliferation of PCs in both home and office, combined with widespread access to the Internet, have created significant opportunities for electronic commerce such as electronic bill payment, home banking and home shopping. All of these activities are primarily based on the use of the Internet. According to published reports, the growth in the number of Internet users worldwide is expected to increase from approximately 28 million in 1996 to approximately 175 million by the end of 2001.

     The public generally perceives that there is a risk involved in using credit cards to make purchases via the Internet and this perception has hampered the development of consumer-based electronic commerce. Accordingly, the Company believes that successful expansion of electronic commerce requires the implementation of improved security measures which accurately identify users and reliably encrypt data transmissions over the Internet.

PRODUCTS

     Current Data Security Solutions

     "Product Graphic"














     Data security and secured access to on-line commerce generally consist of five components:

      Encryption: Maintains data privacy by converting information into an unreadable pattern and allowing only authorized parties to decrypt the data. Encryption can also maintain data integrity by creating digital signatures for transmitted data, enabling the recipient to check whether the data was changed since or during transmission.

      Identification and Authentication: Serves as the foundation for other security mechanisms by verifying that a user is who he or she claims to be. Identification and authentication mechanisms are often employed with encryption tools to authenticate users, to determine the proper encryption key for encrypting/decrypting data, or to enable users to digitally "sign" or verify the integrity of transmitted data.

      Access Control: Includes firewalls, which limit a user's access to data to only that data which he or she is authorized to access, and authorization and accounting systems, which also limit access to data and keep track of a user's activities after access has been granted.

      Anti-Virus: Programs that scan for and, in many cases, remove destructive computer programs known as computer viruses that can become imbedded into programs residing on a computer.

      Administration and Management Tools: Set, implement and monitor security policies, the access to which is typically regulated by access control systems. These tools are extremely important to the overall effectiveness of a security system.

     The most effective security policies employ most, if not all, of these five components. However, most companies only implement a patchwork combination of these components, which can result in their security systems being compromised.

     Historically, the Company's primary products have been security tokens. Security tokens are an integral part of identification and authentication systems, which in turn serve as the foundation for each of the five components of data security outlined above. The Company has sought to leverage its identification and authentication expertise by expanding its product offerings to include the other components of data security, in each case incorporating the Company's security tokens. The Company has sought to expand its product offerings to reach its ultimate goal of supplying a full range of security products for integrated, enterprise-wide security solutions, which will meet the needs of the emerging data security market.

     IDENTIFICATION AND AUTHENTICATION. Identification and authentication systems provide the foundation for security systems by validating the identity of each user attempting to access information or data contained in a system, regardless of location. The most common use of an identification and authentication device is to authenticate local and remote users who have established a network connection to a company's computer network. Authentication is often done in conjunction with a firewall to authenticate internal users of stand-alone PCs on networks or to authenticate customers and suppliers who have been granted access to a restricted portion of the Company's data or other information.

     There are three basic methods used to authenticate a user. The first method identifies who the user is, utilizing a hard-to-forge physical attribute such as the user's fingerprints, voice patterns or eye retina patterns. In each case, the physical attribute, or biometric, must be capable of being scanned and converted to a digital document. While biometric devices offer a high level of authentication, they are susceptible to replay attacks. Replay attacks collect samples of a user's biometric "print" (i.e., voice, finger, retina) and then replay the "print" to access a target system. Furthermore, current technology requires additional hardware to acquire, or read, the biometric "print." The added hardware presents two challenges for biometric solutions: one is the cost and the second is installation and maintenance.

     The second authentication method is identifying what the user knows, usually a password known only to the specific user. Passwords, while easy to use, are also the least secure because they tend to be short and static, and are often transmitted without encryption ("clear text"). As a result, passwords are vulnerable to decoding or observation and subsequent use by unauthorized persons. Once a user's password has been compromised, the integrity of the entire computer network can be compromised.

     The third authentication method identifies what the user has, generally a physical device or token intended for use by that specific user. Tokens are small devices ranging from simple credit card-like devices to more complex devices capable of generating time-synchronized challenge/response access codes. Early examples of simple tokens include building access passes.

     Certain token-based systems require both possession of the token itself and a PIN to indicate that the token is being used by an authorized user. Such an approach, referred to as two-factor authentication, provides much greater security than single factor systems such as passwords or simple possession of a token. Early implementations of two-factor authentication include automatic teller machine ("ATM") cards. ATM cards require the user to possess the card and to know the PIN before engaging in the transaction. The Company believes that the use of the two-factor authentication system is the optimal solution for reliable computer and network security and has targeted its products toward this end.

     SECURITY TOKENS. A security token is a small, portable computing device designed to generate a one-time password. They are normally difficult to counterfeit and are assigned to an individual user. The user transmits a token-generated password, along with an assigned user ID, to a host or
authentication   server,    requesting   access,   generally   to   a   network.
Token-generated passwords are derived from a secret key or seed value. An authentication server on the network receives and decrypts the token password with a corresponding decryption key, validates the user, and (if validated) grants access. Currently available security tokens are event-based, time-synchronous, response only or challenge/response based.

     Event-based tokens have the same list of predetermined passwords as the authentication server. Passwords are generated by the token in a predetermined manner, which is expected by the server, and the passwords remain valid for indefinite periods of time. As a result of the passwords being generated from a predetermined list and their ease of calculation by unauthorized users, event-based tokens are the easiest to compromise.

     Time-synchronous tokens require the authentication server and the token to be password time-synchronous. When used, the token will calculate and display a password using a stored secret seed value and the current time of day. The server then determines whether the password received is correct for the time frame that it was used in. The principal drawbacks for time-synchronous tokens are extensive maintenance with respect to clock synchronization and the possibility of multiple uses within the specified time frame. Usually, steps are taken to limit the re-use of a password, however, when a time-synchronous token is defined to multiple authentication servers, a common practice, then there is a risk of a password being re-used to access other servers. Nevertheless, these devices provide a higher level of security than event-based tokens.

     Response only tokens use either an "event" or time to calculate the response only password. Response only tokens require the user to activate the token and read the password.

     Challenge/response tokens provide the highest level of security. The authentication server responds to a request for access by issuing a randomly generated challenge in the form of a numeric or alphanumeric sequence. The token, using its embedded seed value, or key, encrypts the challenge. The result is an encrypted response which the user then transmits back to the authentication server via the user's PC keyboard. The server in turn retrieves the key that has been assigned to that user and decrypts the user's response. Assuming a match exists, the server authenticates the user and grants access.

     As with time-synchronous tokens, challenge/response tokens do not transmit an encryption key. However, unlike time-synchronous tokens, passwords of challenge/response tokens are one-time passwords that can never be re-used. In addition, there is no opportunity to initiate a second, illegal session with a challenge/response token. Each attempt at access is accompanied by a new challenge and a correspondingly unique password response.

     Although challenge/response tokens generate true one-time passwords, it is possible to compromise the internal seed value of pure challenge/response tokens that only use the seed value and the challenge to calculate the response.

     Time synchronous challenge/response tokens can be used to add another variable in the calculation of the one-time password. In addition to the secret seed value and the challenge from the host server, the time of day can be used. Because there is a challenge, the time synchronization does not have to be nearly as exact as with time-synchronous tokens. When time is used as an input variable for challenge response tokens, it is impossible, with today's most advanced computers, to use dictionary attacks to compromise the token.

     SMARTCARDS. Smartcards are credit card sized devices that contain an embedded microprocessor, memory and secure operating system. Smartcards have been used in many applications, for example, as stored value cards, either for making general purchases or for specific applications such as prepaid calling cards, and as health care cards, which are used to store patient and provider information and records. Major smartcard chip and card manufacturers include Gemplus SA, Schlumberger Ltd., Philips Electronics N.V., Siemens A.G. and Groupe Francois Charles Oberthur (FCO). These vendors, together with cryptographic vendors, have worked to make smartcard standards compatible with cryptographic standards to offer a security solution with authentication and digital signature capabilities.

THE COMPANY'S SOLUTION

     The  following   illustrates  a  sample  configuration  of  a  network  and components of a security system:

     "Security System Graphic"

     To date, most approaches to network security have been limited in scope and have failed to address critical aspects of data security. The Company believes that the computer security industry is moving away from incremental or point solutions to enterprise-wide, fully integrated solutions. The Company believes that an effective enterprise-wide solution must address and assimilate issues relating to the following: ease of use and administration, reliability, interoperability with heterogeneous enterprise environments and existing customer applications, and scaleability. The Company also believes that, in order to capitalize on this growing market need for enterprise-wide security solutions, network security products must embody both hardware and software components and provide an industry-accepted, open standards-based solution.

     Accordingly, the Company has adopted the following approach to data security:

       (i) In designing its products, it has sought to incorporate all industry-accepted, open, non-proprietary, remote access protocols, such as RADIUS and TACACS+. This permits interoperability between the Company's security token products and leading remote access servers.

       (ii) It has incorporated the two most widely known and accepted algorithms - the DES and RSA algorithms - into its products and has sought to refine its offering of single-function, multi-function, challenge/response, response only and digital signature security token products. The Company believes that its combination of software and hardware products provide security with added speed, cryptographic functionality, reliability and flexibility not attainable with software-only programs. Its products provide two-factor authentication requiring the authorized user to possess both the token and the appropriate PIN.

       (iii) In addition to providing identification and authentication features in its security products, the Company has included accounting and auditing features that allow customers to track and analyze all user access and attempted access to network systems. This permits easier customer implementation and monitoring of corporate security policies.

       (iv) The Company has designed its security systems to support various platforms - such as Windows NT and Unix - thereby allowing customers to ensure the same security for remote users as is provided to office-based users.

       (v) The Company has sought to design products that are easy to use and competitively priced. It also is increasing its customer support capabilities to ensure the smooth installation and maintenance of its systems.

     As a result of this approach, the Company believes that it has positioned itself to market a new generation of open standards-based hardware and software security systems, including those designed to provide security to Internet users, and it intends to continue to grow to provide a full range of identification and authentication and other security products. See "The Company's Strategy" below.

     SECURITY TOKEN PRODUCTS. Generally, the Company's challenge/response tokens work as follows: when a user logs onto a computer or enters a program or network with a user ID, the computer generates a numeric or alphanumeric challenge and displays both the challenge and a flashing bar pattern on the terminal screen. The user holds a token up to the flashing pattern on the screen, and the token reads and interprets the pattern and then displays a unique, or one-time, password on its liquid crystal display. The user then enters this password on the computer keyboard and, if a match exists, access to the computer, program or network is granted. If the terminal screen is not able to display a flashing bar pattern, the user can enter the numeric or alphanumeric challenge into the keypad on the token. PIN protected, break-in attempts to unlock the key are tracked by the token internally. After a pre-programmed number of invalid attempts, the token will be locked out of the system for a specified period of time.

     Some  of  the  Company's   products  also  are  able  to  perform  "digital
signatures" for applications which require proof that a transaction was authorized. A combination of numbers from the transaction are entered into a token which produces an encrypted number that only that specific token, and the information from the transaction, could have created. This number is then entered as part of the transaction, acting as a digital signature authorizing the transaction.

     The Company's security tokens include AccessKey II and AuthentiCard, each an optical, hand-held challenge/response security token with a liquid crystal display and numeric keypad that generates a unique password each time it is used, and Digipass 500, a time-synchronous response only token that generates a one-time password, to authenticate users of PCs and networks and to verify data transmissions by electronic signature. During the first quarter of 1998, the Company began full production and shipping of its Digipass 300, which is an optical, hand-held multiple-mode security token capable of operating in time-synchronous response only, challenge/response and time synchronous challenge/ response modes and of performing digital signature functions.

     Smartcards are also emerging as viable security devices. The Company currently offers a smartcard product, VACMan/CryptaPak, that combines two authentication standards on one smartcard. VACMan/ CryptaPak is a standards based smartcard solution that secures Internet applications based on the X.509 authentication standard and also secures remote dial-in access based on the RADIUS authentication standard. It includes a smartcard, smartcard reader and software that enables Netscape Communications Corporation's Communicator to authenticate users via the X.509 certificate standard and software that enables remote dial-in users to be authenticated via the RADIUS authentication standard. See "The Company's Security Products" below.

     ENCRYPTION PRODUCTS. Hardware encryption product offerings from the Company include DES and RSA microprocessor chips that perform algorithmic functions for use in, among other things, ATMs, fax machines, modems and security servers. The Company's DES and RSA chips are also the central component of its PC DES/RSA Cards, which are printed circuit boards that enable software applications to provide encryption security. The Company also has acquired a software encryption application, Point 'n Crypt, which resides on a PC workstation and enables the user to encrypt or decrypt Windows files or folders. See "The Company's Security Products" below.

     ACCESS CONTROL PRODUCTS. The Company has, through a strategic relationship, developed the VACMan access control system, which centralizes security services in a single location, supports all of the Company's token devices, and is based on industry standard protocols to maximize interoperability. VACMan also incorporates authorization and accounting features. See "The Company's Security Products" below.

THE COMPANY'S STRATEGY

     The Company's objective is to establish itself as a single source data security solutions vendor and to become a leader in the data security market. The Company's growth is largely dependent on the successful implementation of its business strategy. There can be no assurance that the Company will be able to successfully implement its business strategy or that, if implemented, such strategy will be successful. See -- "Factors That May Affect Future Results" below. Key elements of the Company's strategy for achieving this objective are listed below:

     INCREASE NAME RECOGNITION. The Company intends to increase the name recognition of its products. It believes that by establishing itself as a brand name, it will obtain a key competitive advantage. The Company believes that the market for data security products is confused by multiple technologies and conflicting claims and that end-users will ultimately be more comfortable buying a well-known product. The Company intends to increase its name recognition by emphasizing sales to well-known visible end-users, expanding its distribution network, increasing its presence at technology trade shows and other increased marketing activities such as print media campaigns.

     EXPAND PRODUCT LINE. The Company plans to continue to broaden its line of security products to meet its customers' needs and to establish itself as a single source security solutions vendor. The Company intends to accomplish this by continuing to develop identification and authentication expertise, as well as by seeking strategic relationships and acquiring complementary assets or businesses.

     EXPAND GLOBAL PRESENCE. The implementation of data security products for electronic banking in the European market has become widespread and as a result, the market for the Company's products has grown more quickly in Europe than in North America. Sales by the Company's European subsidiary, VDS NV/SA, and its U.S. subsidiary, VDSI, represented 77% and 23%, respectively, of the Company's total revenue for the year ended December 31, 1997. Nevertheless, sales to U.S. customers represented just 8% of the Company's sales for the year ended December 31, 1997. The Company believes that there are significant opportunities for its products in the developing North American market and further believes it is well positioned to take advantage of this growing market. The Company intends to maintain and expand its leadership role in the identification, authentication, authorization and accounting markets in Europe and to leverage its European expertise to introduce and promote the Company's identification, authentication, authorization and accounting products to the North American and other global markets. Enterprises that allow remote access to proprietary databases or information, or need to ensure secure data transmission for purposes of electronic commerce (including via the Internet), are potential customers for the Company's security products. The Company intends to pursue these potential customers through its growing network of distributors and resellers. See "Expand Marketing Channels" below.

     EXPAND MARKETING CHANNELS. The Company intends to recruit and support a network of value added resellers worldwide that specialize in both vertical (banking, financial, health, telecommunications and government) markets and horizontal (remote access and Internet application) markets. By undertaking these activities, the Company intends to address and fulfill the requirements of the growing remote access market that is in need of advanced identification, authentication, authorization and accounting products. Some of the distributors and resellers that have entered into agreements to distribute the Company's products in various strategic markets include:


          EUROPE                  NORTH AND SOUTH AMERICA              ASIA
-----------------------------   -------------------------------   ---------------

Concord-Eracom Nederland BV     All Tech Data Systems, Inc.       Horizon Systems
 (Netherlands)                   (Midwestern United States)        (Hong Kong)

Protect Data Norge AS           Clark Data Systems, Inc.          HUCOM, Inc.
 (Scandinavia)                   (Southwestern United States)      (Japan)

Secureware                      Excelsys, SA
      (France)                      (Chile)

Sirnet AB                       LatinWare Ltda.
 (Scandinavia)                   (Colombia)


     DEVELOP STRATEGIC RELATIONSHIPS. To accomplish its strategic goals, the Company has established and is developing strategic relationships with other vendors of complementary security products and may seek to acquire complementary assets or businesses. Also, the Company has identified vendors of security or remote access products that relied solely on static passwords that the Company believes its products can enhance.

     The Company also has entered into co-development agreements with certain companies to gain access to technology critical to the acceptance and adoption of the Company's technology and products. As an example, the Company entered into a co-development agreement with SHIVA Corp., a leader in remote access communications equipment, pursuant to which the Company licensed from SHIVA Corp. a generic security server. The resulting product, VACMan, enables the Company's technology and products to be inserted into virtually any organization that allows remote dial-in access to its computer networks. In addition, the Company entered into an original equipment manufacturer agreement with Netscape Communications Corporation ("Netscape") to bundle Netscape technology and products with the Company's products

SECURITY PRODUCTS

     The Company's family of hardware products include time-synchronous response only, challenge/ response and time-synchronous challenge/response user authentication token devices or security tokens. As of July 31, 1998, the Company has over 2.0 million security tokens (AccessKey II, AuthentiCard and Digipass 500) in use. In addition, the Company offers a smartcard security token that uses the challenge/ response mode and the X.509 certificate authentication standard. The Company also designs, develops and markets encryption chips and encryption boards through a division called Cryptech. The primary customers of the Cryptech products are OEMs of telecommunications equipment that require real time encryption.

     All the Company's security tokens are used with its software authentication server, VACMan, to provide a complete identification, authentication, authorization and accounting security system. VACMan supports each of the Company's security devices and permits users to centralize their security systems in a single server or network of servers. It is designed for small, medium and large enterprises and Internet service providers, and it provides a centralized and flexible solution for managing network access. VACMan is scaleable for large remote access systems and a single server can support numerous distributed network access servers.

     The Company also offers numerous additional products to extend the security services of VACMan/ Server to platforms and/or applications that do not yet support the RADIUS protocol. Examples of such products are VACMan/Client NT, VACMan/Client Enterprise (Netscape Web server), VACMan/Client IIS (Microsoft Web Server), and VACMan/Client Solaris. In addition the Company offers workstation software to enhance network connections when using advanced products like Digipass 300, AuthentiCard, AccessKey II or VACMan/CryptaPak. These products have unique workstation requirements to generate a terminal flash pattern for the security tokens and to communicate to a smartcard reader attached to the workstation in the case of VACMan/CryptaPak.

     The Company also provides a software development kit ("SDK") that can be used by other vendors or by clients to build RADIUS support into their products or applications. This SDK enables them to perform one integration project and gain support for all RADIUS compliant security servers. The SDKs are written in the C programming language and can be used in numerous operating system environments such as MVS, VMS, UNIX, Windows, NetWare and DOS. The SDKs enable the Company's strategic partners to integrate the Company's products into their own product offerings.

     The following chart describes each of the Company's principal products:

HARDWARE                   FEATURES
--------                   --------

Digipass 300         --     Multiple  mode  token   capable  of   operating   in
                              time-synchronous responseonly, challenge/response, and time-synchronous challenge response

                     --     Utilizes DES algorithm

                     --     Operates optically and/or numerically

                     --     PIN protection and token lock/unlock feature

                     --     Digital signature function

                     --     Storage  of  multiple   secret  keys  for  up  to  3
                              tokens/applications in one

Digipass 500         --     Time-synchronous,   response  only  token  generates
                              one-time password

                     --     Utilizes DES algorithm

                     --     PIN protection feature

                     --     Digital signature function

                     --     Storage  of  multiple   secret  keys  for  up  to  8
                              tokens/applications in one

AuthentiCard         --     Time-synchronous, challenge/response token generates
                              one-time password with each use

                     --     Utilizes DES algorithm

                     --     Operates optically or numerically

                     --     PIN protection and token lock/unlock feature

                     --     Programmable user messages

AccessKey II         --     Time-synchronous, challenge/response token generates
                              one-time password with each use by application of patented technology

                     --     Optical interface reads flashing pattern on computer
                              screen   from  which  token   generates   one-time
                              password

DES and RSA
 Microprocessors     --     Incorporate DES or RSA algorithms

                     --     Cryptographic functionality

                     --     Potential  uses  include  ATMs,  wireless  telephone
                              networks, modems, fax

                            machines, PCs, servers

PC DES/RSA  Card     --     Printed circuit boards incorporating VASCO's DES/RSA
                             microprocessor  chips

                     --     Can  be  integrated  into   applications   requiring
                             encryption security or used as development and evaluation tool for DES/RSA microprocessor chips

                     --     Development  package  includes   technical  manuals,
                              layouts and documented programming source code for DOS, Windows, Windows NT, OS/2 and SCO/UNIX

VACMan/
CryptaPak
(including smart-
card)                --     Hardware and software package

                     --     Includes  smartcard  token,   smartcard  reader  and
                              enabling software

                     --     Provides challenge/response and X.509 authentication
                              based identification and authentication

SOFTWARE                    FEATURES
--------                    --------

VACMan Suite         --     Centralizes   security   services   (authentication,
                              authorization and accounting) into a single set of security servers to manage network access

                     --     Supports all VASCO tokens

                     --     Bundled with Netscape Directory Server

                     --     Open standards  based,  supports  RADIUS and TACACS+
                              industry standard protocols and offers numerous additional RADIUS client products to extend the security services of VACMan/Server to a broad rangeof platforms

                     --     Utilizes either ODBC (Other Data Base Compatibility)
                              compliant relational databases for administration and reporting, or an LDAP (Lightweight Directory Access Protocol) compliant directory server

                     --     Scaleable for large remote access systems

                     --     Interoperability  with a majority  of remote  access
                              servers including SHIVA, Ascend Communications, Cisco Systems and US Robotics (3COM)

VACMan/Point 'n
 Crypt               --     Encryption software application

                     --     Resides on PC workstation

                     --     Encrypts and decrypts Windows files or folders

                     --     When  used  with  VASCO's  VACMan/CryptaPak,  user's
                              encryption   key  can  be  stored  on  the  user's
                              smartcard

VACMan/AVAST         --     Full-scale anti-virus product;  can detect macro and
                              polymorphic viruses

                     --     Faster,  more  accurate  and  reliable  detection of
                              viruses

                     --     Resident   scanner   enabling   protection   against
                              viruses, even under Windows NT

                     --     Ability to send warning messages by way of Microsoft
                              Network

                     --     Ability to run any applications  while the system or
                              main application starts

                     --     On screen display of scanning results


     VASCO, AccessKey, VACMan Server and VACMan/CryptaPak are trademarks of the Company, applications for which are pending in the United States. In addition, AuthentiCard and Digipass are trademarks registered in Belgium.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     The Company relies on a combination of patent, copyright, trademark and trade secret laws, as well as employee and third-party non-disclosure agreements to protect its proprietary rights. In particular, the Company holds several patents in the United States and a corresponding patent in certain European countries, which cover certain aspects of its technology. The majority of its patents cover the Company's

AccessKey II, Digipass 300, Digipass 500 and AuthentiCard tokens. The U.S. patents expire between 2003 and 2010; the European patent expires in 2008. The Company believes these patents to be valuable property rights and relies on the strength of its patents and trade secret law to protect its intellectual property rights. To the extent that the Company believes its patents are being infringed upon, it intends to assert vigorously its patent protection rights, including but not limited to, pursuing all available legal remedies.

     While the Company believes that its patents are material to its future success, there can be no assurance that the Company's present or future patents, if any, will provide a competitive advantage. It also may be possible for others to develop products with similar or improved functionality that will not infringe upon the Company's intellectual property rights. Furthermore, to the extent that the Company believes that its proprietary rights are being violated, and regardless of its desire to do so, it may not have adequate financial resources to engage in litigation against the party or parties who may infringe on its proprietary technology.

RESEARCH AND DEVELOPMENT

     The Company's research and development efforts are concentrated on product enhancement, new technology development and related new product introductions. The Company employs 13 full-time engineers and, from time to time, independent engineering firms to conduct non-strategic R&D efforts on its behalf. For the fiscal years ended December 31, 1995, 1996 and 1997, the Company expended $242,000, $575,000, and $1,802,000, respectively, on R&D, representing approximately 6.5%, 5.6%, and 14.6% of consolidated revenues for 1995, 1996 and 1997, respectively.

     While management is committed to enhancing its current product offerings, and introducing new products, there can be no assurance that the Company's R&D activities will be successful. Furthermore, there can be no assurance that the Company will have the financial resources required to identify and develop new technologies and bring new products to market in a timely and cost effective manner, or that any such products will be commercially successful if and when they are introduced.

PRODUCTION

     The Company's security hardware products are manufactured by third parties pursuant to purchase orders issued by the Company. Its hardware products are comprised primarily of commercially available electronic components which are purchased globally. The Company's software products are controlled in-house by Company personnel and can be produced either in-house or by several outside sources in North America and in Europe. At July 31, 1998, the Company had firm purchase orders from customers for an aggregate of 335,000 AccessKey II, AuthentiCard, Digipass 300 and Digipass 500 security token units, exclusive of the units shipped under those orders as of that date.

     With the exception of the AccessKey II token, the Company's security tokens utilize commercially available programmable microprocessors, or chips. The Company uses two microprocessors, made by Samsung and Epson, for the various hardware products produced other than the AccessKey II token. The Samsung microprocessors are purchased from Samsung Semiconductor in Belgium, and the Epson microprocessors are purchased from Alcom Electronics NV/SA, also located in Belgium. The microprocessors are the only components of the Company's security tokens that are not commodity items readily available on the open market. While there is an inherent risk associated with each supplier of microprocessors, the Company believes having two sources reduces the overall risk.

     AccessKey II uses a custom-designed and fabricated microprocessor which is currently available from a single source, Micronix Integrated Systems, in the United States. The Company does not have a long-term contract with Micronix, but rather submits blanket purchase orders for the AccessKey II microprocessor. The Company expects AccessKey II production to be reduced during 1998 as production of Digipass 300 increases, which employs a widely available microprocessor.

     Orders of microprocessors and some other components generally require a lead time of 12-16 weeks. The Company attempts to maintain a sufficient inventory of all parts to handle short term spikes in orders. Large orders that would significantly deplete the Company's inventory are typically required to be placed with more than 12 weeks of lead time, allowing the Company to attempt to make appropriate arrangements with its suppliers.

     The Company purchases the majority of its product components and arranges for shipment to third parties for assembly and testing in accordance with design specifications. The Company's three security token products are assembled exclusively by two independent companies, each of which is based in Hong Kong. Purchases from one of the companies are made on a purchase order by purchase order basis. Purchases from the other company are under a contract that extends to January 21, 1999, with automatic one-year renewals and subject to termination on six months notice. Each of these companies assembles the Company's security tokens at facilities in mainland China. One of the companies also maintains manufacturing capacity in Hong Kong. Equipment designed to test product at the point of assembly is supplied by the Company and periodic visits are made by Company personnel for purposes of quality assurance, assembly process review and supplier relations.

     There can be no assurance that the Company will not experience interruptions in the supply of either the component parts that are used in its products or fully-assembled token devices in general. In the event that the flow of components or finished product was interrupted there could be a considerable delay in finding suitable replacement sources for those components, as well as in replacement assembly subcontractors with the result that the Company's business and results of operations could be adversely affected. See "RISK FACTORS -- Factors Relating to Operations -- Dependence on Single Source Suppliers."

COMPETITION

     The market for computer and network security solutions is very competitive and, like most technology-driven markets, is subject to rapid change and constantly evolving products and services. The industry is comprised of many companies offering hardware, software and services that range from simple locking mechanisms to sophisticated encryption technologies. The Company believes that competition in this market is likely to intensify as a result of increasing demand for security products. The Company's competition comes from a number of sources, including (i) software operating systems suppliers and application software vendors that incorporate a single-factor static password security system into their products, and (ii) token-based password generator vendors promoting response only and/or challenge/ response technology, such as ActivCard, Inc., AXENT Technologies, Inc. CRYPTOCard, Inc., Leemah DataCom Security Corporation, Racal-Guardata, Inc., Secure Computing Corp., and Security Dynamics Technologies, Inc.

     In some cases, these vendors also support the Company's products and those of its competitors. The Company also may face competition in the future from these and other parties that develop computer and network security products based upon approaches similar to or different from those employed by the Company. There can be no assurance, however, that the market for computer and network security products will not ultimately be dominated by approaches other than the approach marketed by the Company.

     The Company believes that the principal competitive factors affecting the market for computer and network security products include name recognition, technical features, ease of use, quality/reliability, level of security, customer service and support, distribution channels and price. Although the Company believes that its products currently compete favorably with respect to such factors, other than name recognition in certain markets, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other competitive resources.

     Many of the Company's present and potential competitors have significantly greater financial, technical, marketing, purchasing and other resources than the Company, and as a result, may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of products, or to deliver competitive products at a lower end user price. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. If this were to occur, the financial condition or results of operations of the Company could be materially adversely effected.

     The Company's products are designed to allow authorized users access to a computing environment, in some cases using patented technology as a replacement for the static password. Although certain Company security token technologies are patented, there are other organizations that offer token-type password generators incorporating challenge-response or response only approaches that employ different technological solutions and compete with the Company for market share. See "RISK FACTORS -- Factors Relating to Operations -- Competition."

SALES AND MARKETING

     The Company's computer and network security products are marketed primarily through an indirect sales channel and distribution network and, to a lesser extent, directly to end-users. The Company markets its products primarily in North America and Europe through a combination of value-added resellers, original equipment manufacturers, independent distributors and direct sales efforts. A sales staff of 12 coordinates sales through the distribution network and makes direct sales calls either alone or with sales personnel of vendors of computer systems. The sales staff also provides product education seminars to sales personnel of vendors and distributors with whom the Company has working relations and to potential end-users of the Company's products.

     In January of 1997, the Company introduced the VASCO Advantage Reseller ("VAR") program. The goal of this program is to expand the Company's marketing channels by engaging companies already proficient in reselling computer network products and security solutions to distribute the Company's products.

     The Company works with these value added resellers, resellers, OEM's and distributors (collectively referred to as "Resellers") through its United States and European operating subsidiaries, VDSI and VDS NV/SA. VDSI, which is primarily responsible for North America, South America and Japan, started in 1997 with one Reseller. Since January 1, 1997, arrangements have been made with 51 additional Resellers, for a total of 52. VDS NV/SA, which is generally responsible for developing sales in the remainder of the world, had an existing base of 17 Resellers prior to the announcement of the VAR program. Since January 1, 1997, VDS NV/SA has engaged an additional 37 Resellers, for a total of 54.

     The Company's international sales and operations are subject to risks such as the imposition of government controls, new or changed export license requirements, restrictions on the export of critical technology, trade restrictions and changes in tariffs. While the Company believes its products are designed to meet the regulatory standards of foreign markets, any inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on the Company's financial condition or results of operations.

     The Company's products are subject to export restrictions and controls as administered by the National Security Agency, the Department of State and the Department of Commerce. Encryption products are eligible for export depending upon the level of encryption technology incorporated into the product. U.S. export laws also prohibit the export of encryption products to a number of specified hostile countries. Until recently, the Company did not need to obtain U.S. export licenses for its products. However, two new encryption products, VACMan/CryptaPak and VACMan/Point'n Crypt, introduced to the Company product line in August 1997, require a License Exception (i.e., authorization to export, under stated conditions, subject to Export Administration Regulations). The
Company believes it is able to obtain License Exceptions for both its VACMan/CryptaPak and VACMan/Point'n Crypt products for sales to international banking and financial institutions.

     There can be no assurance, however, that the list of products and countries for which export approval is required, and the regulatory policies with respect thereto will not be revised from time to time. The inability of the Company to obtain required approvals under these regulations could materially adversely affect the ability of the Company to make international sales of the products under U.S. export control.

     The Company's core authentication products, AccessKey II, Digipass 300, and Digipass 500 do not, nor are they likely to, fall under U.S. encryption export control regulations. Although all of the Company's authentication products utilize encryption technologies, the products cannot read and encrypt client data. Thus, they are not subject to the U.S. encryption export control regulations.

     Similarly, VDS NV/SA, the Belgian operating subsidiary of the Company, is subject to export licensing requirements under Belgian law. The inability of VDS NV/SA to obtain required approvals or licenses under Belgian law also could have a material adverse effect on the Company's financial condition or results of operations.

     The Belgian export of VDS NV/SA's cryptographic products, consisting of DES and RSA microprocessors and PC/DES and RSA cards (including software development kit(s)), is subject to European Community regulations. VDS NV/SA's cryptographic products are considered to be "goods of dual use" under those regulations, i.e., goods that can be used for both civil and military purposes. As such, a national individual export license is required for their export, except to Luxembourg and the Netherlands. Only the VDS NV/SA products that perform encryption of data for confidentiality reasons require an individual export license, and VDS NV/SA has obtained such licenses for the export of these products.

     VDS NV/SA, as owner and exporter of the cryptographic products, must apply to the Belgian Ministry of Economic Affairs for an export license for each company to which it exports such products. An export license is valid for one customer for one year from the date of issue. It can be reused for several consecutive deliveries to that customer until the total export quantity, as indicated on the license, has been exhausted. If the quantity is not completely exported during the one year license period, the license can be renewed once for another year. VDS NV/SA applies for such licenses for customers that wish to purchase cryptographic products.

CUSTOMERS AND MARKETS

     Customers for the Company's security products include, to some extent, businesses that purchase products directly from the Company for use by their employees, clients or vendors, but the majority are value-added resellers or distributors of related security products or services who in turn sell to other businesses.

     To date, virtually all of the Company's security products have been sold in Europe. Sales to one European distributor, Sirnet/Protect Data, accounted for 23% of the Company's consolidated revenues in 1997. Additionally, Rabo Bank and Concord-Eracom Nederland NV each accounted for approximately 16% of the Company's total revenues.

     The Company is aware of the risks associated with this degree of customer concentration and expects to further minimize its reliance on these customers in 1998 and beyond. There can be no assurance, however, that the Company's efforts to minimize this risk will ultimately be successful or that the Company can sustain comparable sales volume with these customers. Furthermore, the loss of these customers' business, or an inability to maintain reasonable profit margins on these sales, may have an adverse effect on the Company. See "RISK FACTORS -- Factors Relating to Operations -- Dependence on Major Customers" and "-- Risks of International Operations."

EMPLOYEES

     As of July 31, 1998, the Company employed 42 full-time employees and 3 full-time consultants. Of these, 25 were located in North America and 20 were located in Europe. Of the 45 total, 23 were involved in sales, marketing and customer support, 12 in product production, research and development and 10 in administration.

PROPERTY

     The Company's corporate offices and North American administrative, sales and marketing, research and development and support facilities are located in the United States in an office complex in Oakbrook Terrace, Illinois, a western suburb of Chicago. These facilities are leased through November 15, 1999, and consist of approximately 10,000 square feet. The Company recently moved from leased quarters covering approximately 5,100 square feet located in Lombard, Illinois, a western suburb of Chicago. The Company believes that the new Oakbrook Terrace facilities will be adequate for its present growth plans.

     The Company's European administrative, sales and marketing, research and development and support facilities are located in Belgium in an industrial park in a southwestern suburb of Brussels. These facilities consist of approximately 10,000 square feet of office space which are occupied under a lease expiring in July of 1999. The Company believes that these facilities are adequate through the term of the current lease. nsiderations

     Many existing computer systems and software products are coded to accept only two digits entries in the date code field with respect to year. With the 21st century less than two years away, the date code field must be adjusted to allow for a four digit year. The Company believes that its internal systems are Year 2000 compliant, but the Company will need to take the required steps to make its existing products compliant. The total estimated cost of this exercise is $150,000, with an anticipated completion date of December 31, 1998. There can be no assurance, however, that the Company will meet its anticipated completion date or that the total cost will not exceed $150,000. The Company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to upgrade their current software systems for Year 2000 compliance. This, in turn, could result in reduced funds available to be spent on other technology applications, such as those offered by the Company, which could have a material adverse effect on the Company's business and results of operations.

LITIGATION

     Although the Company has not yet been served as of the date hereof, it has been informed that a lawsuit been filed against it by Security Dynamics Technologies, Inc. alleging patent infringement. The Company believes that it is protected by its patents and that this lawsuit is without merit.

                                   MANAGEMENT

DIRECTORS AND OFFICERS OF THE COMPANY

     The executive officers and Directors of the Company and key personnel of its subsidiaries, and their respective ages as of July 31, 1998, are as follows:


NAME                      AGE    POSITION
----                      ---    --------
T. Kendall Hunt           55     Chief Executive Officer, President, Chairman of
                                 the Board and Director
Forrest D. Laidley        54     Secretary and Director
Robert E. Anderson        49     Director (1)(2)
Michael A. Mulshine       59     Director (1)(2)
Michael P. Cullinane      48     Director (1)(2)
Mario R. Houthooft        45     Director, Managing Director (3)
Gregory T. Apple          32     Vice President - Finance and Administration


KEY PERSONNEL OF THE COMPANY

NAME                     AGE     POSITION
----                     ---     --------
John C. Haggard           39     Chief Technology Officer


KEY PERSONNEL OF VDSI

NAME                     AGE     POSITION
----                     ---     --------
Richard M. Vaden, Jr.     41     Vice President - Business Development and Sales
Hyon C. Im                36     Vice President - Research and Development

KEY PERSONNEL OF VDS NV/SA

NAME                     AGE     POSITION
----                     ---     --------
Frank Hoornaert           36     Technical Manager
Jan Valcke                43     Direct Sales Manager (4)
----------
(1) Member of the Audit Committee of the Company's Board of Directors.

(2) Member of the Compensation Committee of the Company's Board of Directors.

(3) Mr. Houthooft is not an employee of VDS NV/SA, but serves as an officer of VDS NV/SA and performs services pursuant to a consulting agreement with VDS NV/SA. See "-- Consulting Arrangements -- Mario Houthooft Consulting Agreement" below.

(4) Mr. Valcke is not an employee of VDS NV/SA, but serves as a consultant.

     T. KENDALL "KEN" HUNT -- Mr. Hunt is Chairman of the Board, Chief Executive Officer and President of the Company. He has been a director of the Company since July 1997. He also serves, since 1990, as a Director, the Chairman of the Board and President of Old VASCO and prior thereto served in similar capacities during certain periods from 1984 with Old VASCO's predecessors.

     FORREST D. LAIDLEY -- Mr. Laidley is Secretary of the Company. He has been a director of the Company since July 1997. He also serves, since 1990, as a Director, Secretary and General Counsel of Old VASCO. He has been involved with Old VASCO and its predecessors for certain periods in these capacities since 1984. He is currently and has been a partner in the law firm of Laidley & Porter (and predecessor firm) in Libertyville, Illinois since 1985. He serves on the Advisory Council on Main Street Libertyville and is a director of Harris Bank Libertyville, an Illinois chartered banking institution, and Carmel High School, Mundelein, Illinois.

     ROBERT E. ANDERSON -- Mr. Anderson has been a director of the Company since July 1997. Mr. Anderson is a member of the Company's Compensation and Audit Committees. He also serves, since 1990, as a director of Old VASCO and as Chairman of its Audit Committee. In addition, he served, from 1990 to 1997, as Chairman of its Compensation Committee. Mr. Anderson was involved with VASCO Corp. and its predecessors since 1984 as a consultant and served as Executive Vice President and Chief Financial Officer of one of VASCO Corp.'s predecessors between 1987 and 1989. Since 1994 he has been an independent consultant.

     MICHAEL A. MULSHINE -- Mr. Mulshine has been a director of the Company since July 1997. He also serves, since 1992, as a director of Old VASCO. He is a member of the Company's Audit Committee and the Company's Compensation
Committee. He is, and since 1997 has been, a principal of Osprey Partners, a management consulting firm. Since 1985 he has been a director and Secretary of Scangraphics, Inc. a provider of Geographic Information Systems database management software products and a leader in large format color scanning and image processing technology. Additionally, Mr. Mulshine is a director of Production Systems, Inc., a software engineering company specializing in the technology of modeling and simulation, and a director of Inresco, Inc., a manufacturer of high-performance circuit protection devices.

     MICHAEL P. CULLINANE -- Mr. Cullinane has been a director of the Company since April 10, 1998. He is the Chairman of the Company's Compensation Committee and a member of the Company's Audit Committee. Mr. Cullinane has served as Executive Vice President, Chief Financial Officer and treasurer of
PLATINUM technology, inc. since 1988. PLATINUM technology provides software products and consulting services that help Global 10,000 IT organizations manage and improve their IT infrastructure, which consists of data, systems, and applications. Mr. Cullinane is a director of PLATINUM Entertainment, Inc.

     MARIO R. HOUTHOOFT -- Mr. Houthooft serves, since January 1, 1997, as Managing Director of VDS NV/SA pursuant to a consulting agreement. Mr. Houthooft was elected to the Board of Directors of the Company as of April 10, 1998. From 1992 until joining VDS NV/SA, he served in various management positions with Lintel Security. Prior thereto, he was with Cryptech Company from 1986 where he served in various positions.

     GREGORY  T.  APPLE -- Mr.  Apple is Vice  President  and  Treasurer  of the
Company. He also serves, since 1996, as Vice President of Finance and Administration of Old VASCO. His responsibilities encompass all accounting and administrative aspects of the Company and its subsidiaries. Before joining Old VASCO in 1996, he was employed as Controller and Vice President of Finance of a privately held software company, Napersoft, Inc., from 1993 until 1996, with essentially similar responsibilities. From 1988 until joining Napersoft, he was an auditor for KPMG Peat Marwick LLP.

CONSULTING ARRANGEMENT

     Mario Houthooft Consulting Agreement. Mr. Houthooft was one of the two principals of Lintel NV, the company that sold certain assets relating to data security products to Lintel Security, which was then acquired by Old VASCO. Mr. Houthooft's services as Managing Director of VDS NV/SA are rendered pursuant to a management agreement by and between VDS NV/SA and LINK BVBA, the company that employs Mr. Houthooft. The management agreement has an indefinite term, although it is terminable by either party upon six months notice, or without prior notice upon payment of a specified amount. Mr. Houthooft is to devote at least forty-five hours per week to his VDS NV/SA duties pursuant to the agreement, which also contains confidentiality obligations and precludes Mr. Houthooft from soliciting VDS NV/SA employees or engaging in competing businesses during the term of the agreement. The agreement further provides that Mr. Houthooft will not render services to a competitor or start a competing business in Belgium, the Netherlands and Luxembourg for a one month period following termination of the agreement. In addition to these restrictions, Mr. Houthooft is subject to a covenant not to compete contained in the Lintel Security acquisition agreements pursuant to which Mr. Houthooft agreed not to compete, directly or indirectly, with Old VASCO (or any of its affiliates) in the manufacture and sale of computer security products through December 31, 2001.

     Term of Office of Directors and Officers. Each Director holds office for a one-year term and until his respective successor has been duly elected and qualified. Executive officers of the Company are elected by and serve at the discretion of the Board of Directors of the Company.

BOARD COMMITTEES

     The Board of Directors of the Company currently maintains two standing committees, the Audit Committee and the Compensation Committee. The Audit Committee, currently comprised of directors Robert E. Anderson, Michael P. Cullinane, and Michael A. Mulshine, recommends to the Board of Directors the engagement of the Company's independent accountants, reviews with such accountants the plan, scope and results of their audit of the consolidated financial statements and reviews the independence of such accountants. The Compensation Committee, currently comprised of the same directors as the Audit Committee, reviews and makes recommendations to the Board of Directors regarding all forms of compensation to be provided to the executive officers and directors of, and consultants to, the Company and its subsidiaries.

COMPENSATION OF DIRECTORS

     Directors of the Company are reimbursed for expenses incurred in connection with their attendance at periodic Board meetings. Directors receive no cash compensation for their services; however, non-employee directors are eligible to receive stock option grants from time to time. In 1998 the non-employee directors of the Company, Messrs. Laidley, Anderson, Cullinane and Mulshine, each received options to purchase 8,000 shares of Common Stock, at an exercise price of $5.5625 per share, pursuant to the Company's Stock Option Program.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee is comprised of Messrs. Anderson, Cullinane and Mulshine. Mr. Anderson served as the Company's Chief Financial Officer and Executive Vice President from 1987 through 1989 and served the Company as a consultant from January 1996 through March 1997.

     Forrest D. Laidley serves as Director and Secretary of the Company. Mr. Laidley is also a partner in the law firm of Laidley & Porter which has performed various legal services for the Company since its inception. Mr. Laidley and his partners have made equity investments in the Company from time to time through various private placements and are currently stockholders and warrant holders. Mr. Laidley's firm is currently performing legal services for the Company. Mr. Laidley's services currently are and during 1997 were on a noncompensation basis, although his firm is compensated for services rendered to the Company by attorneys other than Mr. Laidley. Mr. Laidley's firm was paid approximately $55,000 in 1997, $47,000 of which was for services rendered in 1996.

     From January 1996 until March 1997, pursuant to an oral arrangement, Robert Anderson served as a consultant to the Company. Pursuant to this arrangement, Mr. Anderson was compensated in the amount of $50,000 in 1996 and $15,000 in 1997. The oral arrangement between the Company and Mr. Anderson called for compensation in the amount of $5,000 per month, and is no longer in effect.

     On June  2,  1992  the  Company  entered  into an  Investment  Banking  and
Management Consulting Agreement with Osprey Partners ("Osprey"), pursuant to which, among other things, the Company agreed to appoint Michael A. Mulshine as a member of the Company's Board of Directors. Mr. Mulshine, a Director of the Company, is a principal of Osprey. In 1993 and 1994 Osprey provided services to the Company in connection with obtaining financing for the Company and, pursuant to the Agreement, Osprey was paid fees aggregating $60,000 during 1993, 1994 and 1995. The Agreement also granted Osprey a warrant to purchase 400,000 shares of the Company's common stock at a price of $.25 per share. On January 20, 1996 the Company exercised its election to terminate the Agreement and deemed that 200,000 of the 400,000 shares of Common Stock underlying the warrant were earned and vested as of that date. Osprey may exercise its right to purchase such 200,000 shares of common stock at $.25 per share anytime before June 1, 1999.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company and its subsidiaries, including Old VASCO, in all capacities during the year ended December 31, 1997 for the Company's Chief Executive Officer and President and the Chief Technology Officer, who are the only executive officers of the Company and its subsidiaries whose salary and bonus for such year exceeded $100,000 (collectively, Messrs. Hunt and Haggard are referred to herein as the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                            ANNUAL COMPENSATION             AWARDS
                                       ------------------------------   -------------
                                                                          SECURITIES
                                                                          UNDERLYING      ALL OTHER
                                                                         OPTIONS/SARS    COMPENSATION
         NAME AND PRINCIPAL             YEAR       SALARY      BONUS         (#)             ($)
------------------------------------   ------   -----------   -------   -------------   -------------
T. Kendall Hunt ....................   1997      $150,000       0          125,000            0
 President and Executive Chairman of   1996       116,457       0                0            0
 the Board and Director of the Com-
   pany ............................   1995        71,700       0                0            0
John C. Haggard ....................   1997      $125,000       0           40,000            0
 Chief Technology ..................   1996       105,750       0           40,000            0
 Officer of the Company ............   1995        64,167       0          157,500            0


                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth all options granted to the Named Executive Officers during 1997. The options granted were by Old VASCO for shares of Old VASCO common stock. However, pursuant to the Exchange Offer the Old VASCO options have been exchanged for Company options and the shares underlying the options are for Common Stock.

                                                                                    POTENTIAL REALIZABLE
                                                                                           VALUE
                                                                                      AT ASSUMED ANNUAL
                                                                                            RATES
                                               PERCENT OF                              OF STOCK PRICE
                                                  TOTAL                               APPRECIATION FOR
                               NUMBER OF         OPTIONS                                   OPTION
                               SECURITIES      GRANTED TO    EXERCISE                     TERM (2)
                               UNDERLYING       EMPLOYEES     PRICE     EXPIRATION  --------------------
           NAME             OPTIONS GRANTED  IN FISCAL YEAR    ($/SH)     DATE (1)     5% ($)    10% ($)
-------------------------  ----------------- -------------- ---------  -----------  ---------  --------
T. Kendall Hunt .........       125,000            24.4%       4.000     6/16/07    314,447    796,871
John C. Haggard .........        40,000             7.8        4.375     1/31/07    110,057    278,905

----------
(1) The options vest as follows: 25% at the time of the grant, and 25% on each subsequent anniversary of the grant.

(2) The potential realizable value amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using five percent and ten percent appreciation rates as required to be used in this table by the Securities and Exchange Commission, compounded annually, and are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or termination of the options following termination of employment. Therefore, the actual values realized may be greater or less than the potential realizable values set forth in the table.

                            YEAR-END OPTION VALUES

     The following table sets forth the aggregate value as of December 31, 1997 of unexercised stock options held by the Named Executive Officers. The Named Executive Officers did not exercise any stock options during 1997 and the relevant columns have therefore been omitted. The stock options in 1997 represented VASCO Corp. stock options. Pursuant to the Exchange Offer the stock options were exchanged for stock options of the Company and the underlying shares are for shares of the Company's Common Stock.

                                 NUMBER OF SECURITIES            VALUE (1) UNEXERCISED OF
                                UNDERLYING UNEXERCISED                 IN-THE-MONEY
                              OPTIONS AT FISCAL YEAR-END      OPTIONS AT FISCAL YEAR-END ($)
                            -------------------------------   ------------------------------
           NAME              EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------   -------------   ---------------   -------------   --------------
T. Kendall Hunt .........       31,250          93,750            31,250           93,750
John C. Haggard .........      148,125          89,375           588,150          222,750

----------
(1) Market value of underlying securities is based on the average of the bid and asked price per share ($5.00) of VASCO Corp. common stock as reported on the OTC BB on December 31, 1997 minus the exercise price.

(2) Options vest as follows: 25% at the time of the grant, and 25% on each subsequent anniversary of the grant. Options indicated as exercisable are those options which were vested as of December 31, 1997. All options which had not vested as of December 31, 1997 are indicated to be unexercisable.

EMPLOYMENT AGREEMENTS

     Messrs.  Hunt,  Haggard,  Im,  Vaden  and  Apple  have  each  entered  into
Employment Agreements with the Company (the "Employment Agreements"), each effective July 1, 1998. With the exception of the specific job titles and responsibilities applicable to each individual covered by an Employment
Agreement as well as each individual's annual base salary, each of the Employment Agreements contains substantially similar terms and conditions.

     The Employment Agreements do not provide for a specific term of employment. Rather, the Employment Agreements provide that the employees may be terminated upon death or Disability (as defined in the Employment Agreements), for Cause (as defined in the Employment Agreements), or without cause. In the event an employee is terminated without cause, the employee is entitled to certain severance benefits. The Employment Agreements contain provisions restricting the ability of the employees to compete against the Company in the event their employment with the Company is terminated.

     The Employment Agreements provide each of the employees with a base salary which is subject to review in accordance with the Company's normal practice for executive salary review from time to time in effect. In addition, each employee is entitled to receive an annual bonus as determined by the Company's
Compensation Committee, in accordance with the Company's Executive Incentive Compensation Plan..

     In the event an employee is terminated by the Company upon a "Change of Control" (as defined in the Employment Agreements, each employee is entitled to certain severance benefits consisting of continued salary payments for a set period of time.

STOCK PERFORMANCE CHART

     The graph below compares the cumulative total stockholder return on the Common Stock for the period from March 31, 1998 through August 31, 1998 with the cumulative total return on (1) Standard and Poor's SmallCap 600 Index and (ii) Hambrecht & Quist's Growth Index. The comparison assumes the investment of $100 on March 31, 1998 in the Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends. Prior to March 1998, the Common Stock was not registered under the Exchange Act.

                                                     MARCH  ,    MARCH 31,     AUGUST 31,
                                                       1998         1998          1998
                                                    ---------   -----------   ------------
VASCO Data Security International, Inc. .........      100          --            --
S&P SmallCap 600 Index& .........................      100          --            --
Hambrecht & Quist Growth Index ..................      100          --            --

----------
* [Partial returns are not available for the S&P MidCap Computer Software Index and the S&P SmallCap 600 Index and therefor returns for these two indices were measured from .]

                            DESCRIPTION OF SECURITIES

     The Company's authorized capital stock consists of 75,000,000 share of common stock, par value $.001 per share, and 500,000 shares of preferred stock, par value $.01 per share. No shares of preferred stock are designated or have been issued, and as of September 28, 1998, there were 20,336,057 shares of Common Stock, are issued and outstanding.

COMMON STOCK

     The holders of Common Stock will be entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. There is no cumulative voting with respect to the election of directors. As a result, subject to the rights of holders of any series of the Company preferred stock that may be designated in the future, holders of more than 50% of the outstanding shares of Common Stock can elect all of the directors. Subject to the rights of any outstanding shares of any series of preferred stock then outstanding, the holders of Common Stock will be entitled to such dividends as may be declared at the discretion of the Company Board of Directors out of funds legally available therefor. Holders of Common Stock will be entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

     The holders of Common Stock will have no preemptive or other subscription rights to purchase shares of the Company. Shares of Common Stock will not be subject to any redemption provisions and will not be convertible into any other securities of the Company. All shares of Common Stock will be, when issued pursuant to the Merger, fully paid and nonassessable.

PREFERRED SHARES

     The preferred stock authorized in the Company's Certificate of Incorporation, as amended, may be issued from time to time by the Company Board of Directors as shares of one or more series. Subject to the provisions of the Company's Certificate of Incorporation, as amended, and limitations imposed by law, the Company Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case subject to the rights of the holders of any series of preferred stock then outstanding, but without any further action or vote by the holders of Common Stock.

     One of the effects of undesignated preferred stock may be to enable the Company is Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to afford time to the Board of Directors to determine whether such change in control is in the best interests of the Company and all its shareholders. The issuance of shares of preferred stock pursuant to the Board of Directors' authority described herein may adversely affect the rights of the holders of Common Stock. For example, preferred stock issued by the Company may rank prior to the Common Stock as to dividend rights, liqui-dation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

OPTIONS

     The purpose of the Company 1997 Stock Option Plan is to promote the long-term success of the Company and its subsidiaries for the benefit of the Company's stockholders by encouraging officers and employees of the Company and its subsidiaries to have meaningful investments in the Company so that, as stockholders themselves, those individuals will be more likely to represent the views and interests of other stockholders and by providing incentives to such officers and employees for continued service. The Company believes that the possibility of participation under the Company 1997 Stock Option Plan will provide this group of officers and employees an incentive to perform more effectively and will assist the Company and its subsidiaries in attracting and retaining people of outstanding training, experience and ability. The Company 1997 Stock Option Plan also allows for the grant of stock options to directors of, and consultants and advisors to, the Company and its subsidiaries.

     The Company 1997 Stock Option Plan was adopted by Old VASCO, the Company's sole stockholder at the time of such approval. The Company 1997 Stock Option Plan will remain in effect until terminated by the Company Board of Directors or a committee appointed by the Company Board of Directors to administer the plan (the "Committee"), which has exclusive authority to make awards under the Company 1997 Stock Option Plan and all interpretations and determinations affecting the Company 1997 Stock Option Plan. Participation in the Company 1997 Stock Option Plan is limited to officers, directors, employees, consultants and advisers of the Company and its subsidiaries who are selected from time to time by the Committee. Participants in the Company 1997 Stock Option Plan may also participate in other incentive plans of the Company. The Company 1997 Stock Option Plan provides for the grant of either ISOs or non-qualified stock options for tax purposes.

     5,000,000 shares of Common Stock are available for issuance under the Company 1997 Stock Option Plan, subject to adjustment by the Committee under certain circumstances. Such shares may consist in whole or in part of authorized and unissued shares of Common Stock, or treasury shares.

     As of July 31, 1998, there were 1,443,500 options outstanding for an aggregate of 1,443,500 shares of Common Stock with exercise prices ranging between $0.1875 and $6.00 per share, of which options for 1,062,500 shares were fully vested and exercisable. See "CERTAIN INFORMATION CONCERNING THE COMPANY -- the Company Equity Equivalent Securities -- the Company Stock Options."

WARRANTS

     As of July 31, 1998, there were outstanding warrants to purchase an aggregate of 1,004,034 shares of Common Stock with exercise prices ranging from $0.25 to $10.00. See "CERTAIN INFORMATION CONCERNING THE COMPANY -- the Company Equity Equivalent Securities -- the Company Warrants."

CONVERTIBLE NOTES

     GENERALE BANK. The Company presently has outstanding five notes which are held by Generale Bank, a bank based in Belgium, and represent indebtedness in the aggregate principal amount of $2.5 million. Each of these notes is in the principal amount of $500,000, bears interest, payable quarterly, at the rate of 3.25% per annum, and matures on October 31, 1998, at which time 116% of the principal amount becomes due and payable. In the event the Company completes a public offering prior to September 30, 1998, the holder of a note has the option to require the note to be repaid at 100% of the principal amount thereof, at the holder's election, in cash or in common shares (valued at the public offering price) and additional special interest is payable in the amount of $125,000. The notes are convertible from the date a public offering of stock occurs until the close of business on the maturity date of the notes at a conversion price equal to the price per share at which the shares are sold in the public offering. If the notes have neither been repaid nor converted prior to the September 30, 1998 maturity date, and remain unpaid on October 31, 1998, then beginning on November 1, 1998 until such time as the note is repaid in full, in the event a public offering has not been completed the bank may convert the principal amount into shares of Common Stock
(i) at a conversion price equal to a historical 20 day trading price in the United States if the stock is listed or quoted on the Nasdaq, Easdaq or another national U.S. stock exchange, plus the payment of $250,000 in special interest, payable in cash or shares at the option of the bank, or (ii) if the shares are not so listed, at a conversion price of $1.00. These notes are not prepayable.

     ARTESIA BANK N.V. Effective August, 1997, VDSE entered into a convertible loan agreement with Artesia Bank N.V. (formerly known as Banque Paribas Belgique S.A.) in the principal amount of $3.4 million. The principal amount is convertible into shares of Common Stock. This loan bears interest at the rate of 3.25%, payable annually, and matures on September 30, 2002. The loan is convertible, commencing on the earlier of January 1, 1999 or the date of a public offering of the Company shares on the Easdaq and/or Nasdaq and terminating on August 31, 2002, at a conversion price equal to the per share public offering price, provided, however, that if no such offering has occurred prior to January 1, 1999, and thereafter no public offering has occurred, the conversion price is the average closing market price for shares of Common Stock on the OTC BB for the 20 trading days prior to the date of the notice of conversion, less 10%. In the event a public offering is completed, the holder of the note may at its option require the principal amount of the note to be repaid in cash, in which case additional special interest is payable as follows:
$510,000 if repayment is between July 1, 1998 and December 31, 1998 (both dates inclusive), and $680,000 if repayment is on January 1, 1999 or later.

     The Company has two additional convertible notes outstanding. The first is a convertible note in the aggregate principal amount of $5 million matures on May 29, 2001 and bears interest at an annual rate of 9%. Interest on the note is payable quarterly, and at the option of the holder interest payments are to be made either in cash or in a number of shares of Common Stock determined on the basis of an average market price. The Company Conversion Option of this note provides that the note is convertible in whole or in part at any time, at the option of the holder, into shares of Common Stock at a conversion price of $12.00 per share. The note by its terms is not prepayable; however, the Company and the holder of this note have amended the note to provide that, if during the term of the note the Company receives funds of $30,000,000 or more from a public offering of its common stock, the holder shall have the right to require the Company to pay in cash all amounts due and owing pursuant to the note within 30 days of receipt by the Company of notice from the holder of the exercise of this right.

     The second convertible note in the aggregate principal amount of $3 million matures on January 4, 1999 and bears interest at an annual rate of 9.5%. Interest on the note is payable quarterly. The conversion option of this note provides that the note is convertible in whole or in part at any time, at the option of the holder, into shares of Common Stock at a conversion price of $5.6813 per share.

REGISTRATION AND OTHER ARRANGEMENTS

     The Company has entered into agreements with a number of holders of the Company securities giving them registration rights under certain circumstances.

     The registration rights agreement between the Company and Kyoto Securities, Ltd. (the "Kyoto Agreement") provides that, before June 1, 2001, each time the Company proposes to file a registration statement for the public sale of shares of Common Stock, the Company must allow the holder to include in the registration statement Common Stock held by the holder. The Company may offer some or none of the Common Stock if, in the opinion of the managing underwriter, the sale of the Common Stock would be materially detrimental to the success of the offering. The holder must agree to offer its shares on the same terms and conditions as the shares being offered by the Company.

     The registration agreement by and between the Company, VDSE, Mario Houthooft and Guy Denudt provides that each of Mario Houthooft and Guy Denudt may include up to 27,143 shares of Common Stock in a the Company registration statement (except those filed on Form S-4 or Form S-8). The managing underwriter must determine that inclusion of Mr. Denudt's and Mr. Houthooft's shares will not interfere with the successful marketing of the issuance.

     REGISTRATION RIGHTS AGREEMENTS WITH HOLDERS OF THE COMPANY WARRANTS. Under the Registration Rights Agreement, the Company must also include the shares of Common Stock underlying the Company warrants in a registration statement if the investors elect to register such shares. For a description of the Registration Rights Agreement, see "-- Registration Rights Agreements with Holders of Common Stock" above.

     The Kyoto Agreement provides that the holder may include in a registration statement the shares of Common Stock underlying the Company warrants held by the holder under the agreement in a registration statement filed before June 1, 2001. The Company may offer some or none of the shares of Common Stock underlying the Company warrants if, in the opinion of the managing underwriter, the sale of the Common Stock would be materially detrimental to the success of the offering.

     The warrants held by Osprey Partners, a management consulting firm, Mario Houthooft, and others, provide that the shares of Common Stock underlying the warrants have piggy back registration rights and must be included in the next registration statement to be filed with the Securities and Exchange Commission. Michael A. Mulshine, a Director of the Company, is a principal of Osprey Partners.

     REGISTRATION RIGHTS AGREEMENTS WITH HOLDERS OF THE COMPANY CONVERSION OPTIONS. VDSE entered a convertible loan agreement with Artesia Bank N.V., giving the bank the option to convert its loan into shares of Common Stock. Artesia Bank N.V. can exercise its conversion right on or after a "Share Offering" by the Company on Easdaq or Nasdaq. The loan is to be converted into shares of Common Stock listed on Nasdaq or Easdaq. The conversion rate is at a price per share equal to the offering price. The conversion rights extend to a public offering made by a new company set up by the Company for the purpose of the public offering.

     The Kyoto Agreement also grants the Company Conversion Options under a convertible note. If the Company registers shares of Common Stock at a price of not less than $15 per share with gross proceeds of $5 million or more, the Company's obligations under the convertible note are automatically converted into shares of Common Stock at the conversion price then applicable. As noted above, the Company may offer some or none of the shares of Common Stock if, in the opinion of the managing underwriter, the sale of the Common Stock would be materially detrimental to the success of the offering. For a description of the Kyoto Agreement, see "-- Registration Rights Agreements with Holders of Common Stock" above.

     OTHER ARRANGEMENTS. The Company entered into an agreement with Old VASCO that provided for the Company's assumption, upon consummation of the Exchange Offer, of certain of Old VASCO's obligations under a financing agreement with Generale Bank for a $2.5 million loan and with respect to a registration rights agreement with certain holders of Old VASCO Equity Equivalent Securities, as well as for the substitution of Common Stock for Old VASCO Common Stock that may be issued after the Exchange Offer pursuant to the Old VASCO Equity Equivalent Securities and other agreements of Old VASCO.

     The Company has entered into agreements comparable to those entered into by Old VASCO with certain of its security holders to provide for registration rights with respect to the shares of Old VASCO Common Stock that such holders owned and converted pursuant to the Exchange Offer. The Company entered into registration rights agreements with such holders containing provisions substantially the same as those of the respective registration rights agreements entered into by Old VASCO that were not performed prior to the completion of the Exchange Offer.

     DIVIDENDS. Neither Old VASCO nor the Company currently pays cash dividends on Old VASCO Common Stock or Common Stock (as the case may be), and the Company anticipates that it will not pay dividends in the foreseeable future.

                                 LEGAL MATTERS

     The legality of the Common Stock to be issued in the Merger will be passed upon for the Company by Schnader Harrison Segal & Lewis LLP.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule of the Company as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 appearing in this Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their reports thereon appearing elsewhere herein. Such consolidated financial statements and related financial statement schedule are included herein in reliance on such reports given on the authority of said firm as experts in auditing and accounting.

                    VASCO DATA SECURITY INTERNATIONAL, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS





Independent Auditors' Report .............................................   F-2
Consolidated Balance Sheets ..............................................   F-3
Consolidated Statements of Operations ....................................   F-4
Consolidated Statements of Stockholders' Equity (Deficit) ................   F-5
Consolidated Statements of Cash Flows ....................................   F-6
Notes to Consolidated Financial Statements ...............................   F-7

                         INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
VASCO Data Security International, Inc.:

     We have audited the accompanying consolidated balance sheets of VASCO Data Security International, Inc. and subsidiaries (the "Company") as of December 31, 1996 and 1997 and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VASCO Data Security International, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                        /s/ KPMG Peat Marwick LLP

Chicago, Illinois
March 13, 1998

                    VASCO DATA SECURITY INTERNATIONAL, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                      DECEMBER 31,
                                                                           ----------------------------------       JUNE 30,
                                                                                 1996              1997               1998
                                                                           ---------------   ----------------   ----------------
                                                                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS:
 Cash ..................................................................    $  1,813,593      $   1,897,666      $   2,245,602
 Accounts receivable, net of allowance for doubtful accounts of
   $452,000, $429,000 and $69,000 in 1996, 1997 and 1998, respec-
   tively ..............................................................       3,242,618          2,458,451          2,185,590
 Inventories, net ......................................................       2,182,743          1,001,294          1,554,531
 Prepaid expenses ......................................................         471,902             86,426            660,160
 Notes receivable ......................................................         225,141                 --                 --
 Deferred income taxes .................................................         283,000             83,000             83,000
 Other current assets ..................................................         399,963            221,572            341,084
                                                                            ------------      -------------      -------------
   Total current assets ................................................       8,618,960          5,748,409          7,069,967
Property and equipment:
 Furniture and fixtures ................................................         143,560            488,338            554,383
 Office equipment ......................................................         592,965            322,434            414,800
                                                                            ------------      -------------      -------------
                                                                                 736,525            810,772            969,183
 Accumulated depreciation ..............................................        (360,079)          (497,381)          (586,145)
                                                                            ------------      -------------      -------------
                                                                                 376,446            313,391            383,038
 Goodwill, net of accumulated amortization of $59,000, $198,000
   and $263,000 in 1996, 1997 and 1998, respectively....................         819,041            704,124            639,667
 Other assets ..........................................................       2,553,108          1,609,901          1,269,756
                                                                            ------------      -------------      -------------
Total assets ...........................................................    $ 12,367,555      $   8,375,825      $   9,362,428
                                                                            ============      =============      =============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Current maturities of long-debt .......................................    $     91,160      $   3,185,400      $   2,633,163
 Accounts payable ......................................................       1,945,644          1,083,965            716,408
 Customer deposits .....................................................       1,022,195            426,914            429,356
 Other accrued expenses ................................................         658,084          1,606,810          1,865,706
                                                                            ------------      -------------      -------------
   Total current liabilities ...........................................       3,717,083          6,303,089          5,644,633
Long-term debt, including stockholder notes of $5,713,750 in 1996
 and 1997 and $5,000,000 in 1998........................................       9,113,750          8,442,946         11,470,524
Common stock subject to redemption .....................................         741,894            494,668                 --
STOCKHOLDERS' EQUITY (DEFICIT):
 Preferred stock, 8% cumulative series A convertible,  $.01 par value -- 317,181 shares authorized;  117,171 shares issued and outstanding in 1996; -0- shares issued and outstanding in 1997
   and 1998 ............................................................           1,172                 --                 --
 Preferred stock, 12% cumulative series B convertible, $.01 par value
   -- 9,500 shares authorized; 9,000 shares issued and outstanding
   in 1996; -0- shares issued and outstanding in 1997 and 1998 .........              90                 --                 --
 Common stock, $.001 par value -- 50,000,000 shares authorized;
   18,453,332  shares issued and outstanding in 1996;  20,132,968  shares issued and outstanding in 1997; 20,331,057 shares issued
   and outstanding in 1998 .............................................          18,454             20,133             20,331
 Additional paid-in capital ............................................       8,783,425          9,186,726          9,796,543
 Accumulated deficit ...................................................      (9,903,257)       (15,901,575)       (17,504,393)
 Accumulated other comprehensive income -- Cumulative transla-
   tion adjustment .....................................................        (105,056)          (170,162)           (65,210)
                                                                            ------------      -------------      -------------
Total stockholders' equity (deficit) ...................................      (1,205,172)        (6,864,878)        (7,752,729)
                                                                            ------------      -------------      -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT) ...................    $ 12,367,555      $   8,375,825      $   9,362,428
                                                                            ============      =============      =============

                    VASCO DATA SECURITY INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------------
                                                             1995           1996            1997
                                                        ------------- --------------- ----------------
Revenue:
 Data security products ...............................  $ 2,457,587   $  9,988,885     $ 12,302,185
 Training and consulting ..............................    1,237,546        203,600               --
                                                         -----------   ------------     ------------
   Total revenues .....................................    3,695,133     10,192,485       12,302,185
Cost of goods sold: ...................................
 Data security products ...............................    2,033,186      5,678,223        6,286,688
 Training and consulting ..............................      854,217        193,245               --
                                                         -----------   ------------     ------------
   Total cost of goods sold ...........................    2,887,403      5,871,468        6,286,688
                                                         -----------   ------------     ------------
Gross profit ..........................................      807,730      4,321,017        6,015,497
                                                         -----------   ------------     ------------
Operating costs:
 Sales and marketing ..................................      245,212      1,405,453        3,380,777
 Research and development .............................      242,002        574,766        1,801,575
 General and administrative ...........................      854,979      3,647,760        4,768,378
 Acquired in-process research and development .........           --      7,350,992               --
                                                         -----------   ------------     ------------
   Total operating costs ..............................    1,342,193     12,978,971        9,950,730
                                                         -----------   ------------     ------------
Operating loss ........................................     (534,463)    (8,657,954)      (3,935,233)
Interest expense ......................................      (73,576)      (346,248)      (1,148,183)
Other expense, net ....................................           --        (42,407)        (226,423)
                                                         -----------   ------------     ------------
Loss before income taxes ..............................     (608,039)    (9,046,609)      (5,309,839)
Provision (benefit) for income taxes ..................     (251,000)       194,000          606,579
                                                         -----------   ------------     ------------
Net loss ..............................................     (357,039)    (9,240,609)      (5,916,418)
 Preferred stock dividends ............................     (108,254)      (108,160)         (81,900)
                                                         -----------   ------------     ------------
Net loss available to common stockholders .............  $  (465,293)  $ (9,348,769)    $ (5,998,318)
                                                         ===========   ============     ============
Basic loss per common share ...........................  $     (0.03)  $      (0.53)    $      (0.31)
                                                         ===========   ============     ============
Shares used to compute basic loss per common share.....   14,817,264     17,533,369       19,105,684
                                                         ===========   ============     ============

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                        --------------------------------
                                                              1997            1998
                                                        --------------- ----------------
                                                                  (UNAUDITED)
Revenue:
 Data security products ...............................  $  6,591,694     $  6,137,729
 Training and consulting ..............................            --               --
                                                         ------------     ------------
   Total revenues .....................................     6,591,694        6,137,729
Cost of goods sold: ...................................
 Data security products ...............................     3,296,091        2,877,416
 Training and consulting ..............................            --               --
                                                         ------------     ------------
   Total cost of goods sold ...........................     3,296,091        2,877,416
                                                         ------------     ------------
Gross profit ..........................................     3,295,603        3,260,313
                                                         ------------     ------------
Operating costs:
 Sales and marketing ..................................     1,603,009        1,929,140
 Research and development .............................       537,338          827,966
 General and administrative ...........................     1,802,343          993,942
 Acquired in-process research and development .........            --               --
                                                         ------------     ------------
   Total operating costs ..............................     3,942,690        3,751,048
                                                         ------------     ------------
Operating loss ........................................      (647,087)        (490,735)
Interest expense ......................................      (460,137)        (879,585)
Other expense, net ....................................       (72,750)        (101,155)
                                                         ------------     ------------
Loss before income taxes ..............................    (1,179,974)      (1,471,475)
Provision (benefit) for income taxes ..................        57,171          131,343
                                                         ------------     ------------
Net loss ..............................................    (1,237,145)      (1,602,818)
 Preferred stock dividends ............................       (54,000)              --
                                                         ------------     ------------
Net loss available to common stockholders .............  $ (1,291,145)    $ (1,602,818)
                                                         ============     ============
Basic loss per common share ...........................  $      (0.07)    $      (0.08)
                                                         ============     ============
Shares used to compute basic loss per common share.....    18,495,858       20,363,002
                                                         ============     ============

          See accompanying notes to consolidated financial statements.

                    VASCO DATA SECURITY INTERNATIONAL, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                              SERIES B PREFERRED
                                                    SERIES A PREFERRED STOCK        STOCK
                                                    ------------------------ --------------------
                    DESCRIPTION                         SHARES      AMOUNT      SHARES    AMOUNT
--------------------------------------------------- ------------- ---------- ----------- --------
BALANCE AT 12/31/94 ...............................     317,181    $  3,172      9,000    $  90
 Net loss .........................................          --          --         --       --
 Cash dividends paid on preferred B ...............          --          --         --       --
 Dividends payable on pref. A upon conver-
 sion .............................................          --          --         --       --
 Issuance of treasury stock .......................          --          --         --       --
 Stock compensation ...............................          --          --         --       --
 Exercise of stock options ........................          --          --         --       --
 Common stock subject to redemption ...............          --          --         --       --
                                                        -------    --------      -----    -----
BALANCE AT 12/31/95 ...............................     317,181       3,172      9,000       90
 Net loss .........................................          --          --         --       --
 Cash dividends paid on preferred B ...............          --          --         --       --
 Dividends payable on pref. A upon conver-
 sion .............................................          --          --         --       --
 Exercise of stock options ........................          --          --         --       --
 Issuance of common stock .........................          --          --         --       --
 Issuance of common stock in connection with
 Lintel acquisition ...............................          --          --         --       --
 Conversion of Series A preferred stock ...........    (200,000)     (2,000)        --       --
 Cumulative translation adjustment ................          --          --         --       --
 Common stock subject to redemption ...............          --          --         --       --
                                                       --------    --------      -----    -----
BALANCE AT 12/31/96 ...............................     117,181       1,172      9,000       90
 Net loss .........................................          --          --         --       --
 Cash dividends paid on preferred B ...............          --          --         --       --
 Exercise of stock options ........................          --          --         --       --
 Cancellation of common stock .....................          --          --         --       --
 Issuance of common stock .........................          --          --         --       --
 Conversion of Series A preferred stock ...........    (117,181)     (1,172)        --       --
 Conversion of Series B preferred stock ...........          --          --     (9,000)     (90)
 Repurchase of common stock .......................          --          --         --       --
 Legal fees associated with sale of stock .........          --          --         --       --
 Cumulative translation adjustment ................          --          --         --       --
                                                       --------    --------     ------    -----
BALANCE AT 12/31/97 ...............................          --    $     --         --    $  --
1998 ACTIVITY (UNAUDITED):
 Net loss .........................................          --          --         --       --
 Exercise of stock options ........................          --          --         --       --
 Exercise of stock warrants .......................          --          --         --       --
 Cumulative translation adjustment ................          --          --         --       --
 Reclass of put option ............................          --          --         --       --
 Effect of Exchange Offer .........................          --          --         --       --
                                                       --------    --------     ------    -----
BALANCE AT 6/30/98 ................................          --    $     --         --    $  --
                                                       ========    ========     ======    =====

                                                           COMMON STOCK
                                                    ---------------------------                     ACCUMULATED
                    DESCRIPTION                         SHARES        AMOUNT          APIC            DEFICIT
--------------------------------------------------- -------------- ------------ --------------- ------------------
BALANCE AT 12/31/94 ...............................   15,693,575     $ 15,694     $ 1,394,588     $      (89,195)
 Net loss .........................................           --           --              --           (357,039)
 Cash dividends paid on preferred B ...............           --           --              --           (108,000)
 Dividends payable on pref. A upon conver-
 sion .............................................           --           --              --               (254)
 Issuance of treasury stock .......................           --           --         159,688                 --
 Stock compensation ...............................       50,000           50          66,708                 --
 Exercise of stock options ........................       50,000           50          78,244                 --
 Common stock subject to redemption ...............           --           --        (190,694)                --
                                                      ----------     --------     -----------     --------------
BALANCE AT 12/31/95 ...............................   15,793,575       15,794       1,508,534           (554,488)
 Net loss .........................................           --           --              --         (9,240,609)
 Cash dividends paid on preferred B ...............           --           --              --           (108,000)
 Dividends payable on pref. A upon conver-
 sion .............................................           --           --              --               (160)
 Exercise of stock options ........................       24,000           24           5,215                 --
 Issuance of common stock .........................    1,161,773        1,162       4,252,240                 --
 Issuance of common stock in connection with
 Lintel acquisition ...............................      140,651          141       3,387,769                 --
 Conversion of Series A preferred stock ...........    1,333,333        1,333             667                 --
 Cumulative translation adjustment ................           --           --              --                 --
 Common stock subject to redemption ...............           --           --        (371,000)                --
                                                      ----------     --------     -----------     --------------
BALANCE AT 12/31/96 ...............................   18,453,332       18,454       8,783,425         (9,903,257)
 Net loss .........................................           --           --              --         (5,916,418)
 Cash dividends paid on preferred B ...............           --           --              --            (81,900)
 Exercise of stock options ........................      189,375          189          42,281                 --
 Cancellation of common stock .....................      (16,489)         (17)             --                 --
 Issuance of common stock .........................       83,714           83         418,079                 --
 Conversion of Series A preferred stock ...........      778,383          779             391                 --
 Conversion of Series B preferred stock ...........      644,653          645            (555)                --
 Repurchase of common stock .......................           --           --              --                 --
 Legal fees associated with sale of stock .........           --           --         (56,895)                --
 Cumulative translation adjustment ................           --           --              --                 --
                                                      ----------     --------     -----------     --------------
BALANCE AT 12/31/97 ...............................   20,132,968     $ 20,133     $ 9,186,726     $  (15,901,575)
1998 ACTIVITY (UNAUDITED):
 Net loss .........................................           --           --              --         (1,602,818)
 Exercise of stock options ........................      653,257          653         114,694                 --
 Exercise of stock warrants .......................       14,472           15             (15)                --
 Cumulative translation adjustment ................           --           --              --                 --
 Reclass of put option ............................           --           --         494,668                 --
 Effect of Exchange Offer .........................     (469,640)        (470)            470                 --
                                                      ----------     --------     -----------     --------------
BALANCE AT 6/30/98 ................................   20,331,057     $ 20,331     $ 9,796,543     $  (17,504,393)
                                                      ==========     ========     ===========     ==============

                                                                            TREASURY STOCK
                                                        CUMULATIVE    ---------------------------
                    DESCRIPTION                      TRANSLATION ADJ.     SHARES        AMOUNT          TOTAL
--------------------------------------------------- ----------------- ------------- ------------- -----------------
BALANCE AT 12/31/94 ...............................    $        --      1,201,250    $  (40,650)    $   1,283,699
 Net loss .........................................             --             --            --          (357,039)
 Cash dividends paid on preferred B ...............             --             --            --          (108,000)
 Dividends payable on pref. A upon conver-
 sion .............................................             --             --            --              (254)
 Issuance of treasury stock .......................             --       (217,352)        7,349           167,037
 Stock compensation ...............................             --       (250,975)        8,486            75,244
 Exercise of stock options ........................             --       (445,000)       17,706            96,000
 Common stock subject to redemption ...............             --             --            --          (190,694)
                                                       -----------      ---------    ----------     -------------
BALANCE AT 12/31/95 ...............................             --        287,923        (7,109)          965,993
 Net loss .........................................             --             --            --        (9,240,609)
 Cash dividends paid on preferred B ...............             --             --            --          (108,000)
 Dividends payable on pref. A upon conver-
 sion .............................................             --             --            --              (160)
 Exercise of stock options ........................             --             --            --             5,239
 Issuance of common stock .........................             --             --            --         4,253,402
 Issuance of common stock in connection with
 Lintel acquisition ...............................             --       (287,923)        7,109         3,395,019
 Conversion of Series A preferred stock ...........             --             --            --                --
 Cumulative translation adjustment ................       (105,056)            --            --          (105,056)
 Common stock subject to redemption ...............             --             --            --          (371,000)
                                                       -----------      ---------    ----------     -------------
BALANCE AT 12/31/96 ...............................       (105,056)            --            --        (1,205,172)
 Net loss .........................................             --             --            --        (5,916,418)
 Cash dividends paid on preferred B ...............             --             --            --           (81,900)
 Exercise of stock options ........................             --             --            --            42,470
 Cancellation of common stock .....................             --             --            --               (17)
 Issuance of common stock .........................             --        (32,504)      227,528           645,690
 Conversion of Series A preferred stock ...........             --         (2,824)       19,768            19,766
 Conversion of Series B preferred stock ...........             --             --            --                --
 Repurchase of common stock .......................             --         35,328      (247,296)         (247,296)
 Legal fees associated with sale of stock .........             --             --            --           (56,895)
 Cumulative translation adjustment ................        (65,106)            --            --           (65,106)
                                                       -----------      ---------    ----------     -------------
BALANCE AT 12/31/97 ...............................    $  (170,162)            --    $       --     $  (6,864,878)
1998 ACTIVITY (UNAUDITED):
 Net loss .........................................             --             --            --        (1,602,818)
 Exercise of stock options ........................             --             --            --           115,347
 Exercise of stock warrants .......................             --             --            --                --
 Cumulative translation adjustment ................        104,952             --            --           104,952
 Reclass of put option ............................             --             --            --           494,668
 Effect of Exchange Offer .........................             --             --            --                --
                                                       -----------      ---------    ----------     -------------
BALANCE AT 6/30/98 ................................    $   (65,210)            --    $       --     $  (7,752,729)
                                                       ===========      =========    ==========     =============

          See accompanying notes to consolidated financial statements.

                    VASCO DATA SECURITY INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------------
                                                                   1995            1996             1997
                                                              -------------- ---------------- ----------------
Cash flows from operating activities:
 Net loss ...................................................   $ (357,039)    $ (9,240,609)    $ (5,916,418)
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
   Acquired in-process research and development .............           --        7,350,992               --
   Depreciation and amortization ............................      483,545          728,734        1,248,807
   Interest paid in shares of common stock ..................           --          118,750          418,196
   Deferred income taxes ....................................     (251,000)         162,000          200,000
   Compensation expense .....................................       75,244               --               --
   Changes in current assets and current liabilities:
     Accounts receivable, net ...............................      168,858       (1,067,374)         784,167
     Inventories, net .......................................       53,302          578,143        1,181,449
     Other current assets ...................................      (48,640)        (279,940)         563,867
     Accounts payable .......................................      (23,911)         459,068         (861,679)
     Customer deposits ......................................           --        1,022,195         (595,281)
     Other accrued expenses .................................      (41,660)      (1,728,397)         948,726
                                                                ----------     ------------     ------------
Net cash provided by (used in) operations ...................       58,699       (1,896,438)      (2,028,166)
                                                                ----------     ------------     ------------
Cash flows from investing activities:
 Acquisition of Lintel/Digipass .............................           --       (4,461,144)              --
 Additions to property and equipment ........................      (93,749)        (283,142)        (127,646)
                                                                ----------     ------------     ------------
Net cash used in investing activities .......................      (93,749)      (4,744,286)        (127,646)
                                                                ----------     ------------     ------------
Cash flows from financing activities:
 Series B preferred stock dividends .........................     (108,000)        (108,000)         (81,900)
 Net proceeds from issuance of common stock .................      443,237        4,133,605          (56,895)
 Proceeds from exercise of stock options ....................           --            5,238           42,470
 Redemption of common stock .................................           --               --         (247,261)
 Proceeds from issuance of debt .............................      810,986        4,986,096        2,716,141
 Repayment of debt ..........................................     (404,697)      (1,202,178)         (67,564)
                                                                ----------     ------------     ------------
Net cash provided by financing activities ...................      741,526        7,814,761        2,304,991
Effect of exchange rate changes on cash .....................           --         (105,056)         (65,106)
                                                                ----------     ------------     ------------
Net increase in cash ........................................      706,476        1,068,981           84,073
Cash, beginning of period ...................................       38,136          744,612        1,813,593
                                                                ----------     ------------     ------------
Cash, end of period .........................................   $  744,612     $  1,813,593     $  1,897,666
                                                                ==========     ============     ============
Supplemental disclosure of cash flow information:
Interest paid ...............................................   $   67,087     $     51,929     $     53,865
Income taxes paid ...........................................   $       --     $    120,319     $    415,480
Supplemental disclosure of noncash investing and financing
 activities:
 Fair value of assets acquired from Lintel/Digipass .........                  $ 12,003,644
 Cash paid ..................................................                    (4,461,144)
                                                                               ------------
 Notes payable, common stock and warrants issued ............                  $  7,542,500
                                                                               ============
 Common stock issued upon conversion of Series A
  preferred stock ...........................................   $       --     $      2,000     $      1,172
                                                                ==========     ============     ============
 Common stock issued upon conversion of Series B
  preferred stock ...........................................   $       --     $         --     $         90
                                                                ==========     ============     ============

                                                                      SIX MONTHS ENDED
                                                                          JUNE 30,
                                                              ---------------------------------
                                                                    1997             1998
                                                              ---------------- ----------------
                                                                         (UNAUDITED)
Cash flows from operating activities:
 Net loss ...................................................   $ (1,237,145)    $ (1,602,818)
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
   Acquired in-process research and development .............             --               --
   Depreciation and amortization ............................        528,939          494,719
   Interest paid in shares of common stock ..................        193,196               --
   Deferred income taxes ....................................             --               --
   Compensation expense .....................................             --               --
   Changes in current assets and current liabilities:
     Accounts receivable, net ...............................        470,472          272,861
     Inventories, net .......................................        305,836         (553,237)
     Other current assets ...................................         85,422         (693,246)
     Accounts payable .......................................     (1,084,972)        (367,557)
     Customer deposits ......................................       (564,158)           2,442
     Other accrued expenses .................................        123,050          258,897
                                                                ------------     ------------
Net cash provided by (used in) operations ...................     (1,179,360)      (2,187,939)
                                                                ------------     ------------
Cash flows from investing activities:
 Acquisition of Lintel/Digipass .............................             --               --
 Additions to property and equipment ........................        (39,870)        (159,765)
                                                                ------------     ------------
Net cash used in investing activities .......................        (39,870)        (159,765)
                                                                ------------     ------------
Cash flows from financing activities:
 Series B preferred stock dividends .........................        (54,000)              --
 Net proceeds from issuance of common stock .................        (56,895)         115,347
 Proceeds from exercise of stock options ....................         28,938               --
 Redemption of common stock .................................       (247,261)              --
 Proceeds from issuance of debt .............................      2,716,141        3,027,578
 Repayment of debt ..........................................        (32,126)        (552,237)
                                                                ------------     ------------
Net cash provided by financing activities ...................      2,354,797        2,590,688
Effect of exchange rate changes on cash .....................        (86,470)         104,952
                                                                ------------     ------------
Net increase in cash ........................................      1,049,097          347,936
Cash, beginning of period ...................................      1,813,593        1,897,666
                                                                ------------     ------------
Cash, end of period .........................................   $  2,862,690     $  2,245,602
                                                                ============     ============
Supplemental disclosure of cash flow information:
Interest paid ...............................................   $    106,411     $    175,901
Income taxes paid ...........................................   $         --     $    133,014
Supplemental disclosure of noncash investing and financ-
 ing activities:
 Fair value of assets acquired from Lintel/Digipass .........
 Cash paid ..................................................
 Notes payable, common stock and warrants issued ............
 Common stock issued upon conversion of Series A
  preferred stock ...........................................   $         --     $         --
                                                                ============     ============
 Common stock issued upon conversion of Series B
  preferred stock ...........................................   $         --     $         --
                                                                ============     ============


          See accompanying notes to consolidated financial statements.

                    VASCO DATA SECURITY INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Exchange Offer

     VASCO Data Security International, Inc. ("VDSI, Inc." or the "Company") was organized in 1997 as a subsidiary of VASCO Corp., a Delaware corporation ("VASCO Corp."). Pursuant an exchange offer ("Exchange Offer") by VDSI Inc. for securities of VASCO Corp. that was completed March 11, 1998, VDSI Inc. acquired 97.7% of the common stock of VASCO Corp. Consequently, VASCO Corp. became a subsidiary of VDSI Inc., with the remaining 2.3% of VASCO Corp. shareholders representing a minority interest. The impact of the minority interest is not material to the Company's consolidated financial statements. The accompanying consolidated financial statements have been restated to account for the Exchange Offer as a transaction between entities under common control in a manner similar to a pooling of interests. The assets and liabilities of VASCO Corp. were recorded by VDSI Inc. at their historical carrying values.

Nature of Operations

     VDSI, Inc. and its subsidiaries offer a variety of computer security products and services. The Company's patented and proprietary hardware and software products provide computer security, Advanced Authentication Technology and RSA/DES encryption for financial institutions, industry and government. The primary market for these products is Europe.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

     The consolidated financial statements include the accounts of VDSI, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

     Revenues from the sale of computer security hardware and imbedded software are recorded upon shipment. No significant Company obligations exist with regard to delivery or customer acceptance following shipment.

Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets ranging from three to seven years. Additions and improvements are capitalized, while expenditures for maintenance and repairs are charged to operations as incurred. The cost and accumulated depreciation of property sold or retired are removed from the respective accounts and the resultant gains or losses, if any, are included in current operations.

Software Costs

     The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86. Research and development costs, prior to the establishment of technological feasibility, determined based upon the creation of a working model, are expensed as

                    VASCO DATA SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

incurred. The Company's policy is to amortize capitalized costs by the greater of (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product, generally two to five years, including the period being reported on. Unamortized capitalized costs determined to be in excess of the net realizable value of a product are expensed at the date of such determination.

     The Company  expensed  $444,795,  $180,275  and $0 in 1995,  1996 and 1997,
respectively, for the amortization of capitalized software costs.

Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Fair Value of Financial Instruments and Long-Lived Assets

     The following disclosures of the estimated fair value of financial instrument are made in accordance with the requirements of SFAS No. 107, "Disclosures and Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. The fair values of the Company's financial instruments were not materially different from their carrying amounts at December 31, 1996 and 1997, except for notes payable and long-term debt, for which the fair value is not determinable.

     On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," under which the Company has reviewed long-lived assets and certain intangible assets and determined that their carrying values as of December 31, 1997 are recoverable in future periods.

Stock-Based Compensation

     On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize the compensation expense associated with the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees," and provide pro forma net income and earnings per share disclosures as if the fair value method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion 25 and provide the pro forma disclosures of SFAS No. 123.

Foreign Currency Translation and Transactions

     The financial position and results of operations of the Company's foreign subsidiaries are measured using the local currency as the functional currency. Accordingly, assets and liabilities are translated into U.S. dollars using current exchange rates as of the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year. Translation adjustments arising from differences in exchange rates are included as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations.

                    VASCO DATA SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Goodwill

     Goodwill is amortized on a straight-line basis over the expected period to be benefited, which is seven years. Adjustments to the carrying value of goodwill are made if the sum of expected future undiscounted net cash flows from the business acquired is less than the book value of goodwill.

Loss Per Common Share

     In the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings Per Share," which established new methods for computing and presenting earnings per share ("EPS") and replaced the presentation of primary and fully-diluted EPS with basic ("Basic") and diluted EPS. Basic earnings per share is based on the weighted average number of shares outstanding and excludes the dilutive effect of unexercised common stock equivalents. Diluted earnings per share is based on the weighted average number of shares outstanding and includes the dilutive effect of unexercised common stock equivalents. Because the Company reported a net loss for the years ended December 31, 1995, 1996 and 1997, per share amounts have been presented under the basic method only.

     Had the Company reported net earnings for the years ended December 31, 1995, 1996 and 1997, the weighted average number of shares outstanding would have potentially been diluted by the following common equivalent securities (not assuming the effects of applying the treasury stock method to outstanding stock options or the if-converted method to convertible securities):

                                                  1995          1996          1997
                                              -----------   -----------   ------------
Stock options .............................    1,425,382     1,661,632     1,945,257
Warrants ..................................      200,000       928,578     1,056,922
Convertible notes (June 1996) .............           --       518,595       518,595
Convertible notes (July 1997)* ............           --            --       657,895
Convertible notes (August 1997)* ..........           --            --       893,632
                                               ---------     ---------     ---------
                                               1,625,382     3,108,805     5,072,301
                                               =========     =========     =========

----------
* Due to the contingent nature of the conversion feature of these notes, a 20-day average market price was used to calculate the diluted number of shares.

     Additionally, net earnings applicable to common stockholders for the years ended December 31, 1996 and 1997 would have been increased by interest expense related to the convertible notes of $265,450 and $980,250, respectively.

Interim Financial Statements

     The accompanying unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of the interim periods. All such adjustments are of a normal recurring nature. The interim results are not necessarily indicative of those for the full year.

NOTE 2 -- ACQUISITIONS

     Effective March 1, 1996, the Company acquired a 15% interest in Lintel NV (Lintel). On June 1, 1996, the Company acquired the remaining 85% of Lintel. Lintel, located in Brussels, Belgium, was a developer of security technologies for personal computers, computer networks and telecommunications systems, using cryptographic algorithms such as DES and RSA. The results of Lintel's operations are included in the Company's consolidated statement of operations from March 1, 1996 with minority interest being reflected in other expense in the consolidated statement of operation for the period from March 1, 1996 to June 1, 1996. The purchase price was $4,432,000, consisting of $289,482 in cash, $747,500

                    VASCO DATA SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

in 8% convertible notes payable due May 30, 1998 and convertible to common stock at a rate of $7.00 per share, 428,574 shares of Common Stock valued at $7.00 per share, and 100,000 purchase warrants for Common Stock at an exercise price of $7.00. The warrants were recorded at their fair value on the date of grant.

     The acquisition of Lintel was accounted for as a purchase and, accordingly, the acquired assets have been recorded at their estimated fair values at the date of the acquisition. Acquired in-process research and development in the amount of $2,900,000 was expensed during 1996 in conjunction with the acquisition, based upon an independent third-party valuation. Goodwill related to this transaction was $387,000, which is being amortized over a period of seven years.

     Effective July 1, 1996, the Company acquired Digipass s.a. (Digipass). Digipass, located in Belgium, was a developer of security technologies for personal computers, computer networks and telecommunications systems using the DES cryptographic algorithm. Prior to the Company's acquisition of Digipass, the assets of the interactive voice response (IVR) business of Digiline SA were transferred to Digipass. Digipass' IVR products are used primarily in telebanking applications and in corporate authentication and access control technology. The purchase price was $8,200,000, with $4,800,000 being paid at the effective date of acquisition, and the balance of $3,400,000 in the form of a note, which was paid in August 1997.

     The acquisition of Digipass was accounted for as a purchase and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at the date of the acquisition. Acquired in-process research and development in the amount of $4,451,000 was expensed during 1996, based upon an independent third-party valuation. Goodwill related to this transaction was $491,000, which is being amortized over a period of seven years. The results of operations for Digipass have been included in the consolidated statement of operations subsequent to July 1, 1996.

     Other assets, resulting from the acquisitions of Lintel and Digipass, are comprised of the following at December 31, 1997 and 1996 (net of accumulated amortization):

                                                             DECEMBER 31,
                                                     -----------------------------
                                                         1996            1997
                                                    -------------   -------------
       Software and hardware technology .........    $1,540,417      $  988,417
       Workforce ................................       514,167         200,388
       Customer lists ...........................       498,524         421,096
                                                     ----------      ----------
                                                     $2,553,108      $1,609,901
                                                     ==========      ==========

     Software and hardware technology is being amortized over a period of three to four years while workforce and customer lists are being amortized over a period of seven years. Amortization of these assets was $374,892 and $943,207 for the years ended December 31, 1996 and 1997, respectively. Included in the 1997 amortization is a write-down in the amount of $234,493 related to the workforce of Digipass, due to attrition realized during the year.

     The following unaudited pro forma summary presents the Company's results of operations as if the acquisitions has occurred at the beginning of 1996. This summary is provided for informational purposes only. If does not necessarily reflect the actual results that would have occurred had the acquisitions been made as of those dates or of results that may occur in the future.

                                             FOR THE YEAR ENDED DECEMBER 31,
                                             -------------------------------
                                                  1995             1996
                                             --------------   --------------
       Total revenues ....................    $ 11,622,809     $ 13,654,420
       Net loss ..........................      (1,738,359)      (9,507,076)
       Net loss per common share .........           (0.12)           (0.53)

                    VASCO DATA SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 3 -- INVENTORIES

     Inventories,  consisting  principally of hardware and component  parts, are
stated  at  the  lower  of  cost  or  market.   Cost  is  determined  using  the
first-in-first-out (FIFO) method.

     Inventories are comprised of the following:

                                                        DECEMBER 31,
                                               -------------------------------
                                                     1996             1997
                                               ---------------   -------------
Component parts ............................     $   338,325      $  569,922
Work-in-process and finished goods .........       1,998,286         595,133
Obsolescence reserves ......................        (153,868)       (163,761)
                                                 -----------      ----------
                                                 $ 2,182,743      $1,001,294
                                                 ===========      ==========

     The Company uses multiple suppliers for the microprocessors used in the production of hardware products, as well as for the assembly of the products. The microprocessors are the only components of the Company's hardware devices that would be considered non-commodity items and may not be readily available on the open market. There is, however, an inherent risk associated with each supplier of microprocessors. In order to increase orders of microprocessors, a lead time of 12 weeks is typically needed. The Company maintains a sufficient inventory of all component parts to handle short-term spikes in order quantities.

NOTE 4 -- OTHER ACCRUED EXPENSES

     Other accrued expenses are comprised of the following:

                                            DECEMBER 31,
                                     ---------------------------
                                         1996           1997
                                     -----------   -------------
       Accrued expenses ..........    $330,919      $  553,683
       Accrued interest ..........     126,966         657,799
       Accrued payroll ...........          --         171,231
       Accrued dividends .........     196,977         168,509
       Other .....................       3,222          55,588
                                      --------      ----------
                                      $658,084      $1,606,810
                                      ========      ==========


NOTE 5 -- INCOME TAXES

     At December  31, 1997,  the Company has net  operating  loss  carryforwards approximating $4,722,000 and foreign net operating loss carryforwards approximating $1,025,000. Such losses are available to offset future taxable income at VDSI, Inc. and its U.S. subsidiary and expire in varying amounts beginning in 2002 and continuing through 2012. In addition, if certain substantial changes in the Company's ownership should occur, there would be an annual limitation on the amount of the carryforwards which could be utilized. In fiscal 1995, the Company had no current tax provision due to the utilization of approximately $66,000 of loss carryforward benefits.

                    VASCO DATA SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

   Pretaxloss  from   continuing   operations   was   taxed  in  the   following
         jurisdictions:

                                 FOR THE YEAR ENDED DECEMBER 31,
                     -------------------------------------------------------
                           1995               1996                1997
                     ---------------   -----------------   -----------------
Domestic .........     $  (608,039)      $  (1,205,853)      $  (4,655,220)
Foreign ..........              --          (7,840,756)           (654,619)
                       -----------       -------------       -------------
 Total ...........     $  (608,039)      $  (9,046,609)      $  (5,309,839)
                       ===========       =============       =============

     The provision for income taxes consists of the following:

                            FOR THE YEAR ENDED DECEMBER 31,
                     ---------------------------------------------
                           1995            1996           1997
                     ---------------   ------------   ------------
Current:
 Federal .........     $        --      $      --      $      --
 State ...........              --             --             --
 Foreign .........              --         31,670        406,579

Deferred:
 Federal .........     $  (219,846)     $ 142,182      $ 175,176
 State ...........         (31,154)        20,148         24,824
 Foreign .........              --             --             --
                       -----------      ---------      ---------
 Total ...........     $  (251,000)     $ 194,000      $ 606,579
                       ===========      =========      =========


     The differences between income taxes computed using the statutory federal income tax rate of 34% and the provisions (benefits) for income taxes reported in the consolidated statements of operations are as follows:

                                                                    FOR THE YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------------------
                                                               1995              1996               1997
                                                          --------------   ----------------   ----------------
Expected tax benefit at the statutory rate ............     $ (121,393)      $ (3,075,847)      $ (1,805,345)
Increase (decrease) in income taxes resulting from:
 State tax expense, net of federal benefit ............        (29,319)           (56,414)          (144,937)
 Foreign taxes at rates other than 34% ................             --            163,107            149,549
 Change in valuation allowance ........................             --            631,000          1,779,000
 Nondeductible acquired in-process technology .........             --          2,499,337                 --
 Nondeductible expenses ...............................        (85,340)             2,831            622,257
 Other, net ...........................................        (14,948)            29,986              6,055
                                                            ----------       ------------       ------------
                                                            $ (251,000)      $    194,000       $    606,579
                                                            ==========       ============       ============


                    VASCO DATA SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

   The deferred income tax balances are comprised of the following:

                                                              DECEMBER 31,
                                                     -------------------------------
                                                          1996             1997
                                                     -------------   ---------------
Deferred tax assets:
 U.S. net operating loss carryforward ............    $  631,000      $  1,833,000
 Foreign net operating loss carryforward .........            --           412,000
 Inventory .......................................        60,000            44,000
 Accounts receivable .............................       175,000           149,000
 Fixed assets ....................................        44,000            30,000
 Other ...........................................         4,000            25,000
                                                      ----------      ------------
Total gross deferred income tax assets ...........       914,000         2,493,000
Less valuation allowance .........................      (631,000)       (2,410,000)
                                                      ----------      ------------
Net deferred income taxes ........................    $  283,000      $     83,000
                                                      ==========      ============

     The net change in the total valuation allowance for the years ended December 31, 1996 and 1997 was an increase of $631,000 and $1,779,000, respectively. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which these temporary differences become deductible. This assessment was performed considering the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. The Company has determined that it is more likely than not that $83,000 of deferred tax assets will be realized. The remaining valuation allowance of $2,410,000 is maintained on deferred tax assets which the Company has not determined to be more likely than not realizable as of December 31, 1997. This valuation allowance will be reviewed on a regular basis and adjustments made as appropriate.

NOTE 6 -- DEBT

     Debt consists of the following:

                                                                                      DECEMBER 31,
                                                                            --------------------------------
                                                                                 1996              1997
                                                                            --------------   ---------------
Convertible stockholder note, interest payable at 9% ....................    $ 5,000,000      $  5,000,000
Convertible stockholders' notes, interest payable at 8% .................        713,750           636,921
Note related to Digipass acquisition, interest payable at 5.33% .........      3,400,000                --
Convertible note, interest payable at 3.25% .............................             --         3,400,000
Convertible note, interest payable at 3.25% .............................             --         2,500,000
Installment notes payable ...............................................         88,578            91,425
Installment notes payable, secured by certain equipment .................          2,582                --
                                                                             -----------      ------------
                                                                               9,204,910        11,628,346
Less current maturities .................................................        (91,160)       (3,185,400)
                                                                             -----------      ------------
Long-term debt ..........................................................    $ 9,113,750      $  8,442,946
                                                                             ===========      ============

     In June 1997, the Company entered into a new financing agreement with a European bank. The new agreement provides for $2.5 million in financing, matures on September 30, 1998, bears interest at a rate of 3.25% annually and is convertible into common stock of the Company at the option of the bank, at conversion prices as specified in the agreement. In the event the Company completes a public offering prior to September 30, 1998, the holder of a note has the option within seven days after the completion of a public offering to require the note to be repaid at 100% of the principal amount thereof in cash or

                    VASCO DATA SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

in common stock (valued at the public offering price), at the holder's election, together with all accrued and unpaid interest to the date of repayment plus additional special interest payable in cash as follows: $88,235 if repayment is between January 1, 1998 and March 31, 1998 and $125,000 if repayment is between April 1, 1998 and September 30, 1998.

     In August 1997, the Company renegotiated the guarantee related to the final payment for the 1996 acquisition of Digipass into a term loan in the amount of $3.4 million. The note matures on September 30, 2002 and bears interest at a rate of 3.25% annually. In the event a public offering is completed, the lender may at its option require the principal amount of the loan to be repaid in cash, in which case additional special interest is payable as follows: $340,000 if repayment is on or before June 30, 1998, $510,000 if repayment is between July 1, 1998 and December 31, 1998 and $680,000 if repayment is on January 1, 1999 or later. In addition, the note is convertible into common stock of the Company at the option of the bank, at a conversion prices as specified in the agreement.

     During 1996, the Company acquired two companies located in Europe (see Note
2). To facilitate the first acquisition, Lintel, one component of the purchase price was represented by two convertible notes, each payable in the amount of $373,750 ($747,500 total) due May 30, 1998. The notes are convertible at the holders' option at a rate of $7.00 per share of common stock. During 1996 and 1997, these notes were paid down by $33,750 and $76,829, respectively. Each of these notes bears an interest rate of 8%, with interest payments made on a quarterly basis. At the holders' option, the interest may be paid either in cash or in common stock of the Company. In calculating the shares of common stock to be issued in lieu of cash interest, the average closing price for Common Stock for the previous 20 trading days is used.

     During 1996, the Company continued to raise capital privately, including a private placement consisting of the issuance of 666,666 shares of common stock and a $5,000,000 convertible note due May 29, 2001. The note bears interest at 9%, with interest payable to the holder on a quarterly basis. The holder may, at its option, elect to receive interest payments in cash or common stock. In calculating the shares of common stock to be issued in lieu of cash interest, the average closing price for Common Stock for the previous 20 trading days is used.

     Aggregate maturities of debt at December 31, 1997 are as follows:

            1998 ........................   $ 3,185,400
            1999 ........................        20,223
            2000 ........................        22,723
            2001 ........................     5,000,000
            2002 and thereafter .........     3,400,000
                                            -----------
            Total .......................   $11,628,346
                                            ===========

     Interest expense to stockholders was $12,900, $265,565 and $507,100 for the years ended December 31, 1995, 1996 and 1997, respectively.

NOTE 7 -- STOCKHOLDERS' EQUITY

Preferred Stock

     The Company has the authority to issue 500,000 shares of preferred stock of which 317,181 have been designated Series A, 8% convertible preferred stock and 9,500 have been designated Series B, 12% convertible preferred stock. The remaining 173,319 shares are undesignated.

     The Series A, 8% convertible preferred stock (Series A Shares) consists of 317,181 shares that carry a cumulative dividend, payable upon conversion, of 8% per annum. During 1996, 200,000 Series A Shares were converted into 1,333,333 shares of common stock; the remaining 117,181 Series A Shares were converted into 781,207 shares of common stock during 1997.

                    VASCO DATA SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     The Series B, 12% convertible preferred stock (Series B Shares) consists of 9,000 shares that carry a cumulative dividend, payable monthly, of 12% per annum based on a liquidation value of $100 per share. On September 17, 1997, all 9,000 Series B Shares were converted into 644,653 shares of common stock.

Common Stock

     During 1995, the Company privately placed 108,676 equity units, each consisting of two shares of common stock reissued from treasury with one warrant to purchase one share of common stock at $6.00. Included in the 108,676 equity units are 53,000 equity units subject to redemption, at the option of the holder, at a price of $7.00 per share, or $14.00 per equity unit. In March 1997, 17,664 of these equity units (representing 35,328 shares of common stock and 17,664 warrants) were redeemed at $14.00 per equity unit, with 70,667 warrants to purchase one share of common stock at $5.19 being issued to the holders of the redeemed units.

     In July 1997, the Company reissued 2,824 shares of common stock from treasury and 778,383 original issue shares in conjunction with the conversion of the 117,181 Series A Shares (see Preferred Stock above). Additionally, in September 1997, the Company issued 644,653 shares of common stock in conjunction with the conversion of the 9,000 Series B Shares (see Preferred Stock above).

     Additional common stock transactions during 1997 were as follows: 189,375 shares of common stock were issued as a result of the exercise of options under the Company's incentive stock option plan (see Note 8) for total proceeds of $42,470; 16,489 shares of common stock that had been issued in December 1996 were subsequently canceled; and 116,218 shares of common stock were issued in lieu of interest related to the $5,000,000 convertible note placed during 1996 (see Note 6).

     During 1996, the Company reissued 287,923 shares of treasury stock, issued 140,651 shares of common stock and 100,000 warrants to purchase one share of common stock at $7.00 as a part of the acquisition of Lintel (see Note 2). The warrants were recorded at their fair value on the date of grant. In addition, the Company continued to raise money through private placements of its common stock. In the first quarter of 1996, the Company privately placed 167,482 shares of common stock and 83,741 warrants to purchase one share of common stock at $6.00, generating $284,720 in net proceeds. The warrants are exercisable at the option of the holder, however, the Company maintains the right to require exercise of the warrants 30 days prior to a public offering of the Company's stock.

     During the second quarter of 1996, the Company placed 666,666 shares of common stock with 137,777 warrants to purchase one share of common stock at $4.50. Total issue fees and costs of $170,000 have been netted against $3,000,000 of proceeds from the placement in the Company's financial statements. In addition, 55,555 shares of common stock and 8,889 warrants to purchase one share of common stock at $4.50 were issued as commissions related to the placement.

     The Company raised additional funds in 1996 in a private placement of 237,060 shares of common stock with 35,329 warrants to purchase one share of common stock at $4.50. Total issue fees and costs of $47,885 have been netted against the $1,066,770 in total proceeds from the placement in the Company's financial statements. In addition, 16,489 shares of common stock were issued as commissions related to the placement, but were canceled in 1997.

     Additional common stock transactions during 1996 were as follows: 1,333,333 shares of common stock were issued pursuant to the conversion of 200,000 shares of Series A preferred stock; 24,000 shares of common stock were issued as a result of the exercise of options under the Company's incentive stock option plan (see Note 8) for total proceeds of $5,238; and 20,021 shares of common stock were issued in lieu of an interest payment in the amount of $118,750 related to the private debt placement that occurred during 1996 (see Note 6).

                    VASCO DATA SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 8 -- STOCK OPTION PLAN

     The Company's 1987 Stock Option Plan, as amended, (Option Plan) is designed and intended as a performance incentive. The Option Plan is administered by the Compensation Committee as appointed by the Board of Directors of the Company (Compensation Committee).

     The Option Plan permits the grant of options to employees of the Company to purchase shares of common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (Code). All options granted to employees are for a period of ten years, are granted at a price equal to the fair market value of the common stock on the date of the grant and are vested 25% on the date of grant and an additional 25% on each subsequent anniversary of the grant.

     The Option Plan further permits the grant of options to directors, consultants and other key persons (non-employees) to purchase shares of common stock not intended to qualify as incentive stock options under the Code. All options granted to non-employees are for a period of ten years, are granted at a price equal to the fair market value of the common stock on the date of the grant, and may contain vesting requirements and/or restrictions as determined by the Compensation Committee at the time of grant. These options are vested 50% six months from the date of grant and the remaining 50% on the first anniversary of the date of grant.

     During 1996, the Compensation Committee increased the shares authorized under the Option Plan by 500,000 to 3,000,000.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for the Option Plan. Had compensation cost for the Option Plan been determined consistent with SFAS No. 123, the Company's net loss available to common stockholders and net loss per common share would have been the pro forma amounts indicated below:

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------
                                                 1995              1996               1997
                                            --------------   ----------------   ----------------
Net loss available to common stockholders
 As reported ............................     $ (465,293)      $ (9,348,769)      $ (5,998,318)
 Pro forma ..............................       (472,846)        (9,542,493)        (6,271,420)
Net loss per common share
 As reported ............................     $    (0.03)      $      (0.53)      $      (0.31)
 Pro forma ..............................          (0.03)             (0.54)             (0.33)


     For purposes of calculating the compensation cost consistent with SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 1995, 1996 and 1997: dividend yield of 0%; expected volatility of 50%; risk free interest rates ranging from 6.29% to 6.80%; and expected lives of five years.

                    VASCO DATA SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

   The following is a summary of activity under the Option Plan:

                                                              WEIGHTED                     WEIGHTED
                                                OPTIONS        AVERAGE       OPTIONS       AVERAGE
                                              OUTSTANDING       PRICE      EXERCISABLE      PRICE
                                             -------------   ----------   -------------   ---------
Outstanding at December 31, 1994 .........     1,848,257    $ 0.20         1,761,382      $ 0.19
Granted ..................................       411,000      0.20
Exercised ................................      (495,000)     0.18
Forfeited ................................      (338,875)     0.18
                                               ---------    -------
Outstanding at December 31, 1995 .........     1,425,382      0.20         1,232,257        0.20
Granted ..................................       335,000      4.65
Exercised ................................       (24,000)     0.23
Forfeited ................................       (74,750)     2.14
                                               ---------    -------
Outstanding at December 31, 1996 .........     1,661,632      1.01         1,299,757        0.57
Granted ..................................       512,500      4.18
Exercised ................................      (189,375)     0.22
Forfeited ................................       (39,500)     3.91
                                               ---------    -------
Outstanding at December 31, 1997 .........     1,945,257    $ 1.85         1,460,629      $ 1.29
                                               =========    =======        =========      ======

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                    OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                           ------------------------------------ -----------------------
                                          WEIGHTED
                                          AVERAGE     WEIGHTED                WEIGHTED
                                         REMAINING     AVERAGE                AVERAGE
                              NUMBER    CONTRACTUAL   EXERCISE     NUMBER     EXERCISE
 RANGE OF EXERCISE PRICES   OF SHARES       LIFE        PRICE    OF SHARES     PRICE
-------------------------- ----------- ------------- ---------- ----------- -----------
$3.00 -- 6.00.............    774,500   8.68 years   $  4.36       365,497  $  4.55
$0.125 -- 0.375...........  1,170,757   3.09 years   $  0.20     1,095,132  $  0.20

NOTE 9 -- EMPLOYEE BENEFIT PLAN

     The Company maintains a contributory profit sharing plan established pursuant to the provisions of Section 401(k) of the Internal Revenue Code which provides benefits for eligible employees of the Company. The Company made no contributions to the plan during the years ended December 31, 1995, 1996 and 1997.

NOTE 10 -- GEOGRAPHIC AND CUSTOMER INFORMATION

     During 1995, 1996 and 1997, sales to one customer (a reseller of the Company's product) aggregated approximately $2,259,000, $4,297,000 and $1,994,000 respectively, representing 61%, 44% and 16% of the total revenues, respectively. Accounts receivable from this customer represented 31% and 40% of the Company's gross accounts receivable balance at December 31, 1996 and 1997, respectively. United States sales to unaffiliated customers includes export sales from the Company's United States operations to unaffiliated customers in the Netherlands of approximately $2,318,000, $4,297,000 and $1,994,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                    VASCO DATA SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

   Information regarding geographic areas for the year ended December 31, 1995 is as follows:

                                              UNITED STATES     BELGIUM     ELIMINATIONS        TOTAL
                                             ---------------   ---------   --------------   -------------
Sales to unaffiliated customers ..........     $3,695,000         $--            $--         $3,695,000
Operating income (loss) ..................       (534,000)         --             --           (534,000)
Identifiable assets ......................      2,414,000          --             --          2,414,000

     Information regarding geographic areas for the year ended December 31, 1996 is as follows:

                                              UNITED STATES        BELGIUM        ELIMINATIONS         TOTAL
                                             ---------------   ---------------   --------------   ---------------
Sales to unaffiliated customers ..........   $4,758,000        $5,434,000        $       --       $ 10,192,000
Operating income (loss) ..................   (2,919,000)       (5,739,000)               --        (8,658,000)
Identifiable assets ......................   12,738,000         8,756,000        (9,126,000)       12,368,000

     Information regarding geographic areas for the year ended December 31, 1997 is as follows:

                                              UNITED STATES       BELGIUM       ELIMINATIONS         TOTAL
                                             ---------------   -------------   --------------   --------------
Sales to unaffiliated customers ..........    $  2,974,000      $9,566,000      $   (238,000)    $ 12,302,000
Operating income (loss) ..................      (3,988,000)         53,000                --       (3,935,000)
Identifiable assets ......................      10,653,000       5,689,000        (7,966,000)       8,376,000

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

     The Company leases office space and equipment under operating lease agreements expiring at various times through 2000.

     Future minimum rental payments required under noncancelable leases are as follows:

                                      YEAR                         AMOUNT
                                      ----                         ------
     1998 ..................................................    $226,421
     1999 ..................................................     139,304
     2000 ..................................................         539


     Rent expense under operating leases aggregated approximately $60,000, $158,000 and $213,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     During a period of time extending from the mid-1980s to the mid-1990s the Company engaged in certain matters that were not in compliance with requisite corporate law. There have been no lawsuits asserted or filed against the Company related to these matters. Management cannot assess the likelihood that a lawsuit would be filed nor can management estimate a potential range of loss.

     The Company is subject to legal proceedings and claims which have arisen in the ordinary course of its business and have not been finally adjudicated. These actions, when ultimately concluded and determined, will not, in the opinion of management, have a material adverse impact on the financial position, results of operations and liquidity of the Company.

                    VASCO DATA SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 12 -- SUBSEQUENT EVENTS (UNAUDITED)

     Loan Agreement/License Agreement. On March 31, 1998, the Company entered into two agreements with Lernout & Hauspie Speech Products N.V. ("L&H"), consisting of a loan agreement and a license agreement. The loan agreement, in the amount of $3 million, bears interest at the prime rate plus 1%, payable quarterly, and matures on January 4, 1999. This loan is convertible at the option of the holder into shares of common stock based upon the average closing price of VASCO Corp.'s common stock for the 10 trading days prior to March 11, 1998, the date the Exchange Offer closed. This loan was funded in April 1998.

     The license agreement with L&H is for the use of L&H's speech recognition and speech verification technology for data security, telecom and physical access applications. This license agreement includes a prepayment of royalties by the Company in the amount of $600,000, payable no later than June 30, 1998 and an additional prepayment in the amount of $200,000, payable no later than March 31, 1999. L&H is an international leader in the development of advanced speech technology for various commercial applications and products.

                         INDEPENDENT AUDITORS' REPORT


The Stockholders and Board of Directors of
VASCO Data Security International, Inc.:

     Under date of March 13, 1998, we reported on the consolidated balance sheets of VASCO Data Security International, Inc. and subsidiaries (the
"Company") as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements and our report thereon are included herein. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

     In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                        /s/ KPMG Peat Marwick LLP

Chicago, Illinois
March 13, 1998

                                  SCHEDULE II
                    VASCO DATA SECURITY INTERNATIONAL, INC.

                       VALUATION AND QUALIFYING ACCOUNTS


    ALLOWANCE FOR DOUBTFUL ACCOUNTS       BEGINNING     BAD DEBT       ACCOUNTS        ENDING
     FOR TRADE ACCOUNTS RECEIVABLE         BALANCE       EXPENSE     WRITTEN OFF      BALANCE
--------------------------------------   -----------   ----------   -------------   -----------
Year ended December 31, 1995 .........    $ 96,000      $165,000     $  (79,000)     $182,000
Year ended December 31, 1996 .........     182,000       346,000        (76,000)      452,000
Year ended December 31, 1997 .........     452,000        97,000       (120,000)      429,000




                                          BEGINNING    OBSOLESCENCE      INVENTORY        ENDING
   RESERVE FOR OBSOLETE INVENTORIES        BALANCE       EXPENSE        WRITTEN OFF      BALANCE
--------------------------------------   ----------- --------------   -------------   -----------
Year ended December 31, 1995 .........    $ 15,000       $ 99,000      $      --      $114,000
Year ended December 31, 1996 .........     114,000         40,000             --       154,000
Year ended December 31, 1997 .........     154,000        101,000       (91,000)       164,000

                                                                        ANNEX A

                      CERTIFICATE OF OWNERSHIP AND MERGER
                           MERGING VASCO CORP. INTO

                    VASCO DATA SECURITY INTERNATIONAL, INC.

     VASCO Data Security International, Inc., a Delaware corporation (the "Corporation") hereby CERTIFIES AS FOLLOWS:

     FIRST: The Corporation was incorporated on the 15th day of July, 1997, pursuant to the Delaware General Corporation Law (the "DGCL"), the provisions of which permit the merger of a subsidiary corporation organized and existing under the laws of the State of Delaware into a parent corporation organized and existing under the laws of the State of Delaware.

     SECOND: The Corporation owns at least ninety percent (90%) of the outstanding shares of the common stock, $.001 par value per share, of VASCO Corp., a Delaware corporation ("Oldco"), incorporated on the 22nd day of May, 1984, pursuant to the DGCL, and having no class of stock outstanding other than said common stock.

     THIRD: The Corporation, by the following resolutions of its Board of Directors, duly adopted by the unanimous written consent of the members thereof, filed with the minutes of the Board, pursuant to Section 141 of the DGCL on _______________, 1998, determined to, and effective upon the filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware does, merge into itself Oldco:

       WHEREAS, the Corporation is the legal and beneficial owner of at least ninety percent (90%), of the outstanding shares of common stock ("Oldco Common Stock"), $.001 par value per share, of VASCO Corp., a Delaware corporation ("Oldco"); and

       WHEREAS, Oldco Common Stock is the only issued and outstanding class of stock of Oldco; and

       WHEREAS, the Corporation desires to merge Oldco into itself pursuant to the provisions of Section 253 of the Delaware General Corporation Law.

       NOW, THEREFORE, BE IT RESOLVED, that effective upon the filing of an appropriate Certificate of Ownership and Merger embodying these resolutions with the Secretary of State of the State of Delaware, Oldco shall be merged with and into the Corporation and the Corporation will assume all of the obligations of Oldco.

       RESOLVED, FURTHER, that the terms and conditions of the merger are as follows: Upon the proposed merger becoming effective, each outstanding share of Oldco Common Stock held of record by stockholders other than the Corporation shall cease to be outstanding, and such stockholders of record shall receive from the Corporation, as the surviving corporation in the merger, one share of common stock, par value $.001 per share, of the Corporation, in exchange for each share of Oldco Common Stock; each outstanding share of Oldco Common Stock owned by the Corporation shall cease to be outstanding, without any payment being made in respect thereof.

       RESOLVED, FURTHER, that the Corporation, as the surviving corporation in the merger, shall notify each stockholder of record of Oldco within twenty
   (20) days after the effective date of the merger.

       RESOLVED FURTHER, that the President or any Vice President of the Corporation be and each is hereby authorized to make and execute, and the Secretary or any Assistant Secretary be and each hereby is authorized to attest, a Certificate of Ownership and Merger setting forth a copy of these resolutions providing for the merger of Oldco with and into the Corporation, and the date of adoption hereof, and to cause the same to be filed with the Secretary of State of the State of Delaware, and to do all things necessary or appropriate to effect said merger.

     IN WITNESS WHEREOF, VASCO Data Security International, Inc. has caused this Certificate to be signed by its authorized office, this ________ day of __________, 1998.

ATTEST:                                   VASCO DATA SECURITY
                                           INTERNATIONAL, INC.


-------------------------------------      -------------------------------------
                                          T. Kendall Hunt, President and Chief
                                          Executive Officer

                                                                        ANNEX B

Section 262 Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264
of this title:

       (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

       (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

       (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification is permitted only for expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification for expenses where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Article V of the Bylaws of Registrant provides that Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an "Indemnitee") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the written request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of Article V, the Registrant shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     Article SIXTH of Registrant's Certificate of Incorporation provides that a director of Registrant shall not be liable to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law. Any amendment, modification or repeal of Article SIXTH shall not adversely affect any right or protection of a director of Registrant in respect of any act or omission occurring prior to such amendment, modification or repeal.

     Registrant has a binder for directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers of Registrant and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act of 1933, as amended, for acts or omissions by such persons while acting as directors or officers of Registrant and/or its subsidiaries as the case may be.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


    EXHIBIT
     NUMBER                        DESCRIPTION
     ------                        -----------

         +3.1   Certificate of Incorporation of Registrant, as amended.
         +3.2   Bylaws of Registrant, as amended and restated.
          4.1   Intentionally Omitted.
         +4.2   Specimen of Registrant's Common Stock Certificate.
          4.3   Intentionally Omitted.
         +4.4   Form of Letter of Transmittal and Release.
         +4.5   Form of Registrant's Warrant Agreement.
         +4.6   Form of Registrant's Option Agreement.
         +4.7   Form of Registrant's Convertible Note Agreement.
         +5.1   Opinion of Schnader Harrison Segal & Lewis LLP.
        +10.1   Netscape Communications Corporation OEM Software Order Form dated March 18, 1997 between VASCO Data Security, Inc. and Netscape Communications Corporation.**
        +10.2   License Agreement between VASCO Data Security, Inc. and SHIVA Corporation effective
                June 5, 1997.**
        +10.3   Heads of  Agreement  between  VASCO Corp.,  VASCO Data  Security
                Europe S.A., Digiline International  Luxembourg,  Digiline S.A.,
                Digipass S.A., Dominique Colard and Tops S.A.
                dated May 13, 1996.
        +10.4   Agreement  relating to  additional  terms and  conditions to the
                Heads of Agreement dated July 9, 1996,  among the parties listed in Exhibit 10.3.
        +10.5   Agreement between VASCO Corp., VASCO Data Security Europe SA/NV, Mario Houthooft
                and Guy Denudt dated March 1, 1996.
        +10.6   Asset Purchase  Agreement  dated as of March 1996 by and between
                Lintel Security SA/NV and Lintel SA/NV,  Mario Houthooft and Guy
                Denudt.
        +10.7   Management  Agreement  dated  January 31, 1997 between LINK BVBA and VASCO Data  Security  NV/SA  (concerning  services  of Mario
                Houthooft).
        +10.8   Sublease Agreement by and between VASCO Corp. and APL Land Transport Services, Inc.
                dated as of August 29, 1997.
        +10.9   Office  Lease by and between  VASCO Corp.  and LaSalle  National
                Bank, not personally, but as Trustee under Trust Agreement dated
                September 1, 1997,  and known as Trust Number 53107,  dated July
                22, 1985.
       +10.10   Lease Agreement by and between TOPS sa and Digipass sa effective July 1, 1996.
       +10.11   Lease Agreement by and between Perkins Commercial Management Company, Inc. and
                VASCO Data Security, Inc. dated November 21, 1995.
       +10.12   Asset Purchase Agreement by and between VASCO Corp. and Wizdom Systems, Inc. dated
                August 20, 1996.
       +10.13   1997 VASCO Data Security International, Inc. Stock Option Plan, as amended.
       +10.14   Distributor Agreement between VASCO Data Security, Inc. and Hucom, Inc. dated June 3,
                1997.**
       +10.15   Non-Exclusive Distributor Agreement by and between VASCO Data Security, Inc. and
                Concord-Eracom Nederland BV dated May 1, 1994.**
       +10.16   Banque Paribas Belgique S. A. Convertible Loan Agreement for $3.4 million.
       +10.17   Pledge Agreement dated July 15, 1997 by and between T. Kendall Hunt and Banque Paribas
                Belgique S.A.
       +10.18   Engagement Letter between Banque Paribas S.A. and VASCO Corp. dated June 20, 1997, as amended.
       +10.19   Financing Agreement between Generale Bank and VASCO Corp. dated as of June 27, 1997.
       +10.20   Letter Agreement between Generale Bank and VASCO Corp. dated June 26, 1997.



     EXHIBIT
      NUMBER                         DESCRIPTION
      ------                         -----------
       +10.21   Form of Warrant dated June 16, 1997 (with Schedule).
       +10.22   Form of Warrant dated October 31, 1995 (with Schedule).
       +10.23   Form of Warrant dated March 7, 1997 (with Schedule).
       +10.24   Form of Warrant dated August 13, 1996 (with Schedule).
       +10.25   Form of Warrant dated June 27, 1996 (with Schedule).
       +10.26   Form of Warrant dated June 27, 1996 (with Schedule).
       +10.27   Convertible  Note  in the  principal  amount  of  $500,000.00, payable  to  Generale  de  Banque  dated  July 1,  1997  (with
                Schedule).
       +10.28   Agreement by and between VASCO Data Security NV/SA and S.I. Electronics Limited effec-
                tive January 21, 1997.**
       +10.29   Agreement effective May 1, 1993 by and between Digipass s.a. and Digiline s.a.r.l.
       +10.30   VASCO Data Security, Inc. purchase order issued to National Electronic & Watch Co. LTD.
                **
       +10.31   VASCO Data Security, Inc. purchase order issued to Micronix Integrated Systems.**
       +10.32   Agreement between Registrant and VASCO Corp. dated as of August 25, 1997.
       +10.33   Convertible Note dated June 1, 1996 made payable to Mario Houthooft in the principal amount of $373,750.00.
       +10.34   Convertible Note dated June 1, 1996 made payable to Guy Denudt in the principal amount of $ 373,750.00.
       +10.35   Osprey  Partners  Warrant (and  Statement of Rights to Warrant
                and Form of Exercise) issued June 1, 1992.
       +10.36   Registration  Rights  Agreement  dated as of October  19, 1995 between certain purchasing shareholders and VASCO Corp.
       +10.37   First Amendment to Registration Rights Agreement dated July 1, 1996.
       +10.38   Second Amendment to Registration Rights Agreement dated March 7, 1997.
       +10.39   Purchase Agreement by and between VASCO Corp. and Kyoto Securities Ltd.
       +10.40   Convertible Note dated May 28, 1996 payable to Kyoto Securities, Ltd. in principal amount of
                $5 million.
       +10.41   Amendment to Purchase Agreement and Convertible Note by and between VASCO Corp.
                and Kyoto Securities, Ltd.
       +10.42   Executive Incentive Compensation Plan.
       +10.43   Letter for Credit granted by Generale de Banque to Digipass SA dated January 27, 1997.
      ++10.44   License Agreement dated as of March 25, 1998 by and between VASCO Data Security Inter-
                national, Inc., for itself and its subsidiaries, and Lernout & Hauspie Speech Products N.V.
      ++10.45   Loan Agreement dated as of March 31, 1998 by and between Lernout & Hauspie Speech
                Products N.V. and VASCO Data Security International, Inc.
      ++10.46   Convertible Note dated April 1, 1998 payable to Lernout & Hauspie Speech Products N.V. in the principal amount of $3 million.
        21      Subsidiaries of Registrant.
        23.1    Consent of Independent Auditors.
        23.2    Consent of Schnader Harrison Segal & Lewis LLP (included in Exhibit 5).


----------
 + Incorporated by reference to the Registrant's  Registration Statement on Form
   S-4, as amended (Registration No. 333-35563), originally filed with the Securities and Exchange Commission September 12, 1997.

++ Incorporated by reference to the Registrant's Annual Report on Form 10-K, originally filed with the Securities and Exchange Commission on May 5, 1998.

 * To be filed by amendment.

** Confidential treatment has been granted for the omitted portions of this document.

ITEM 22. UNDERTAKINGS

       (a) The undersigned Registrant hereby undertakes

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

           (ii) To reflect in the prospectus any facts or events arising after the Effective Time of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  The   undersigned   Registrant   hereby   undertakes  to  remove  from
registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The undersigned Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and

   Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oakbrook Terrace, State of Illinois, on ___________, 1998.

                                        VASCO  Data Security International, Inc.

                                        By:
                                              ---------------------------------
                                                      T. Kendall Hunt,
                                                Chairman of the Board, Chief
                                               Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on the _____ day of ______________, 1998 by the following persons in the capacities indicated.


               SIGNATURE                                         TITLE
               ---------                                         -----
                                          Chairman of the Board, Chief Executive Officer,
-------------------------------------       President and Director
             T. Kendall Hunt


                                          Vice President and Treasurer (Principal Financial
-------------------------------------       Officer and Principal Accounting Officer)
             Gregory T. Apple


                                          Secretary and Director
-------------------------------------
            Forrest D. Laidley


                                          Director
-------------------------------------
           Robert E. Anderson


                                          Director
-------------------------------------
           Michael A. Mulshine


                                          Director
-------------------------------------
           Michael P. Cullinane


                                         Director
-------------------------------------
            Mario R. Houthooft
